Exhibit 2

EXECUTION VERSION

Dated  14 October 2023

Term Credit Facility Agreement

between

Axian Telecom

as Company

The Standard Bank of South Africa Limited (acting through its Corporate and Investment Banking Division)

as Mandated Lead Arranger

and

The Standard Bank of South Africa Limited (acting through its Corporate and Investment Banking Division)

as Agent and Documentation Bank

and

Madison Pacific Trust Limited

as Security Agent

and others

White & Case LLP
ICD Brookfield Place, Al Mustaqbal Street
Dubai International Financial Centre
P.O. Box 9705 Dubaï
United Arab Emirates

37.	Remedies and Waivers	128
38.	Amendments and Waivers	128
39.	Confidential Information	135
40.	Confidentiality of Funding Rates	139
41.	Disclosure of Lender details by Agent	140
42.	Contractual Recognition of Bail In	141
43.	Supported QFCs	142
44.	Counterparts	143
45.	Governing Law	143
46.	Enforcement	143
47.	Waiver of Immunity	144

This term credit facility agreement (this “Agreement”) is dated 14 October 2023 and made

Between:

(1)	Axian Telecom, a private company limited by shares incorporated under the laws of Mauritius, under registration number C46569 C1/GBL and having its registered office at 6th Floor, Tower A, 1 Cybercity, Ebène, Republic of Mauritius (the “Company”);

(2)	The Subsidiaries of the Company listed in Part 1 (The Original Obligors) of Schedule 1 (The Original Parties) as original guarantors (together with the Company, the “Original Guarantors”);

(3)	The Standard Bank of South Africa Limited (acting through its Corporate and Investment Banking Division) as mandated lead arranger (the “Mandated Lead Arranger”);

(4)	FirstRand Bank Limited (acting through its Rand Merchant Bank division), Standard

Chartered Bank, Dubai International Financial Centre Branch, regulated by the Dubai Financial Services Authority and The Mauritius Commercial Bank Limited as lead arrangers (the “Lead Arrangers”, and together with the Mandated Lead Arranger, the “Arrangers”);

(5)	The Standard Bank of South Africa Limited (acting through its Corporate and Investment Banking Division) as documentation bank (the “Documentation Bank”);

(6)	The financial institutions listed in Part 2 (The Original Lenders) of Schedule 1 (The Original Parties) as lenders (the “Original Lenders”);

(7)	The Standard Bank of South Africa Limited (acting through its Corporate and Investment Banking Division) as agent of the other Finance Parties (the “Agent”); and

(8)	Madison Pacific Trust Limited as security agent for the Secured Parties (the “Security Agent”).

It is agreed as follows:

Section 1

Interpretation

1.	Definitions and Interpretation

1.1	Definitions

In this Agreement: “Acceptable Bank” means:

(a)	a bank or financial institution which has a rating for its long-term unsecured and non-credit-enhanced debt obligations of BBB- or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or Baa3 or higher by Moody’s Investors Service Limited or a comparable rating from an internationally recognised credit rating agency;

(b)	the Original Lenders and their Affiliates;

(c)	any other bank or financial institution approved by the Agent; or

(d)	any Permitted Transferee.

“Accession Deed” means a document substantially in the form set out in Schedule 6 (Form of Accession Deed).

“Accordion Increase” has the meaning given to such term in Clause 2.3 (Accordion Increase).

“Accordion Increase Confirmation” means a notice substantially in the form set out in Schedule 20 (Form of Accordion Increase Confirmation) delivered by the Accordion Increase Lender(s) to the Agent in accordance with Clause 2.3 (Accordion Increase).

“Accordion Increase Establishment Date” means the date on which an Accordion Increase becomes effective pursuant to paragraph (ix) of Clause 2.3 (Form of Accordion Increase Confirmation).

“Accordion Increase Lender” has the meaning given to such term in Clause 2.3(a)(i) (Accordion Increase).

“Accordion Increase Request” means a notice substantially in the form set out in Schedule 19 (Form of Accordion Increase Request) delivered by the Company to the Agent in accordance with paragraph 2.3(a)(i) (Accordion Increase).

“Accounting Principles” means:

(a)	in relation to the Company, Towerco of Africa Ltd, Axian Financial Services Ltd, Axian Support Services Ltd, Discovery Place Ltd, Stellar-IX Data Centers Ltd, Meta Market Ltd and Honora Holdings Ltd, the generally accepted accounting principles in Mauritius;

(b)	in relation to Silver Links Ltd, the generally accepted accounting principles in the DIFC;

(c)	in relation to Telma and Towerco Of Madagascar, the generally accepted accounting principles in Madagascar;

(d)	in relation to Agou Holding, the generally accepted accounting principles in Togo;

(e)	in relation to Honora Tanzania, the generally accepted accounting principles in Tanzania; and

(f)	in relation to any other member of the Group, the generally accepted accounting principles in its jurisdiction of incorporation,

in each case, including (if applicable) IFRS and, for the avoidance of doubt, the implementation of IFRS 16 (Leases) and any successor standard thereto (or any equivalent measure under such generally accepted accounting principles).

“Accounting Reference Date” means, in respect any Person, the last day of its Financial Year.

“Additional Business Day” means any day specified as such in the Reference Rate Terms.

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 27 (Changes to the Obligors).

“Affiliate” has the meaning given to that term in Schedule 18 (Certain New York Law Definitions).

“Agou Holding” means Agou Holding SAS, a simplified joint stock company (société par actions simplifiée) incorporated under the laws of Togo, registered under identification number TG-LOM 2019 B 2694.

“Agou Holding Senior Notes Proceeds Loan” means the loan made pursuant to the Agou Holding Senior Notes Proceeds Loan Agreement.

“Agou Holding Senior Notes Proceeds Loan Agreement” means the XOF 22.4 billion note proceeds loan agreement dated 4 April 2022 between Agou Holding, as borrower, and the Company, as lender.

“All In Pricing” means the aggregate of all in profit rate including margin and any fees, discounts or commissions (with such fees or commissions being amortised on a straight-line basis over three years) payable in respect of the relevant Accordion Increase.

“Annual Financial Statements” has the meaning given to that term in Clause 21 (Information Undertakings).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or any member of the Group from time to time concerning or relating to bribery or corruption.

“Article 55 BRRD” means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“Assigned Rights” means all of the Company’s rights, title, interest and benefits in, to and in respect of each Proceeds Loan Agreement.

“Assignment Agreement” means an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.

“Auditors” means any firm of independent accountants appointed by the Company as its auditors from time to time.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means the period from and including the Closing Date to and including the date falling 24 months after the date of this Agreement.

“Available Commitment” means a Lender’s Commitment under the Facility minus (subject as set out below):

(a)	the amount of its participation in any outstanding Loans; and

(b)	in relation to any proposed Utilisation, the amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date.

For the purposes of calculating a Lender’s Available Commitment in relation to any proposed Utilisation, that Lender’s participation in any Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date shall not be deducted from that Lender’s Commitment.

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment.

“Bail-In Action” means the exercise of any Write-down and Conversion Powers.

“Bail-In Legislation” means:

(a)	in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;

(b)	in relation to the United Kingdom, the UK Bail-In Legislation; and

(c)	in relation to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

“Base Case Model” means the financial model including profit and loss, balance sheet and cashflow projections in agreed form relating to the Group together with the written business plan in agreed form, each prepared by the Company.

“Beneficial Owner” has the meaning given to that term in Schedule 18 (Certain New York Law Definitions).

“Blocking Regulations” means EU Regulation (EC) 2271/96, section 7 of the German Foreign Trade Ordinance (Außenwirtschaftsverordnung) and any substantively similar regulation or statute that is in force from time to time in the European Union (and/or any of its member states), the United Kingdom or any other Relevant Jurisdiction.

“Board of Directors” has the meaning given to that term in Schedule 18 (Certain New York Law Definitions).

“Break Costs” means any amount specified as such in the Reference Rate Terms.

“Budget” means:

(a)	the Base Case Model in agreed form to be delivered by the Company to the Agent pursuant to Clause 4.1 (Initial Conditions Precedent); and

(b)	in relation to any other period, any budget delivered by the Company to the Agent in respect of that period pursuant to Clause 21.5 (Budget).

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Hong Kong, Johannesburg, New York, Paris, Dubai International Financial Centre and Mauritius and (in relation to: (i) any date for payment or purchase of an amount relating to a Loan or Unpaid Sum; or (ii) the determination of the first day or the last day of an Interest Period for a Loan or Unpaid Sum, or otherwise in relation to the determination of the length of such an Interest Period) which is an Additional Business Day relating to that Loan or Unpaid Sum.

“Capital Stock” has the meaning given to that term in Schedule 18 (Certain New York Law Definitions).

“Cash” has the meaning given to that term in Clause 22.1 (Financial Definitions). “Central Bank Rate” has the meaning given to that term in the Reference Rate Terms.

“Central Bank Rate Adjustment” has the meaning given to that term in the Reference Rate Terms.

“Change of Control” means:

(a)	the Company ceases directly or indirectly to Control any other Obligor without the Lenders’ prior written consent;

(b)	any change of ownership of any of the Obligors (other than the Company) occurs (other than pursuant to paragraph (a) above or a change of control that is not prohibited under Schedule 17 (Additional General Undertakings)) without the Lenders’ prior written consent;

(c)	the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any person, other than one or more Permitted Holders, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares; provided that any Voting Stock of which any Permitted Holder is the “beneficial owner” (other than deemed beneficial ownership derived from membership in a “group”) shall not be included in any Voting Stock of which any such person or group is the “beneficial owner” (as so defined), unless that person or group is not an affiliate of a Permitted Holder and has greater voting power with respect to that Voting Stock;

For the purposes of this definition:

(i)	“Control” means:

(A)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(1)	cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a general meeting of the relevant entity;

(2)	appoint or remove all, or the majority, of the directors or other equivalent officers of the relevant entity; or

(3)	give directions with respect to the operating and financial policies of the relevant entity with which the directors or other equivalent officers of the relevant entity are obliged to comply; and

(B)	the holding beneficially of more than 50% of the issued share capital of the relevant entity (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital);

(ii)	“acting in concert” means a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition directly or indirectly of shares in the relevant entity by any of them, either directly or indirectly, to obtain or consolidate control of such relevant entity; and

(iii)	any Permitted Holder consolidating their direct or indirect shareholding in the Company into a direct or indirect holding company of the Company shall not trigger a Change of Control pursuant to paragraph (c) above; provided that Permitted Holder continues to directly or indirectly Control (as defined subparagraph (B) above) the Company.

“Charged Property” means all of the assets of the Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security.

“Closing Date” means the date on which the Agent issues a notice under Clause 4.1 (Initial Conditions Precedent) to the Company and the Lenders.

“Code” means the US Internal Revenue Code of 1986.

“Commitment” means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading “Commitment” in Part 2 (The Original Lenders) of Schedule 1 (The Original Parties) and the amount of any other Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase) or Clause 2.3 (Accordion Increase); and

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase) or Clause 2.3 (Accordion Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Common Security Agent” means Madison Pacific Trust Limited.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 8 (Form of Compliance Certificate).

“Compounded Reference Rate” means, in relation to any RFR Banking Day during the Interest Period of a Loan, the percentage rate per annum which is the aggregate of:

(a)	the Daily Non-Cumulative Compounded RFR Rate for that RFR Banking Day; and

(b)	the applicable Credit Adjustment Spread.

“Compounding Methodology Supplement” means, in relation to the Daily Non-Cumulative Compounded RFR Rate or the Cumulative Compounded RFR Rate, a document which:

(a)	is agreed in writing by the Company, the Agent (in its own capacity) and the Agent (acting on the instructions of the Majority Lenders);

(b)	specifies a calculation methodology for that rate; and

(c)	has been made available to the Company and each Finance Party.

“Confidential Information” means all information relating to the Company, any Obligor, the Group, the Finance Documents, or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(i)	information that:

(A)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 39 (Confidential Information); or

(B)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(C)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(ii)	any Funding Rate.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Company and the Agent.

“Credit Adjustment Spread” means any rate which is either:

(a)	specified as such in the Reference Rate Terms; or

(b)	determined by the Agent (or by any other Finance Party which agrees to determine that rate in place of the Agent) in accordance with the methodology specified in the Reference Rate Terms.

“Cumulative Compounded RFR Rate” means, in relation to an Interest Period for a Loan, the percentage rate per annum determined by the Agent (or by any other Finance Party which agrees to determine that rate in place of the Agent) in accordance with the methodology set out in Schedule 15 (Cumulative Compounded RFR Rate) or in any relevant Compounding Methodology Supplement.

“Currency Exchange Protection Agreement” has the meaning given to that term in Schedule 18 (Certain New York Law Definitions).

“Daily Non-Cumulative Compounded RFR Rate” means, in relation to any RFR Banking Day during an Interest Period for a Loan, the percentage rate per annum determined by the Agent (or by any other Finance Party which agrees to determine that rate in place of the Agent) in accordance with the methodology set out in Schedule 14 (Daily Non-Cumulative Compounded RFR Rate) or in any relevant Compounding Methodology Supplement.

“Daily Rate” means the rate specified as such in the Reference Rate Terms.

“Debt Purchase Transaction” means, in relation to a person, a transaction where such person:

(a)	purchases by way of assignment or transfer;

(b)	enters into any sub-participation in respect of; or

(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of,

any Commitment or amount outstanding under this Agreement.

“Default” means an Event of Default or any event or circumstance specified in Clause 24 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Defaulting Lender” means any Lender:

(a)	which has failed to make its participation in a Loan available (or has notified the Agent or the Company (which has notified the Agent) that it will not make its participation in a Loan available) by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders’ Participation);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event,

and payment is made within ten Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Security Agent.

“Designated Preference Shares” has the meaning given to that term in Schedule 18 (Certain New York Law Definitions).

“DIFC” means the Dubai International Financial Centre.

“Disqualified Stock” has the meaning given to that term in Schedule 18 (Certain New York Law Definitions).

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Distribution” means:

(a)	any dividend, management fee, charge, in specie distribution, asset transfers, offsets, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital); and

(b)	any redemption, repurchase, defeasance, retirement or repayment of any share capital or share premium reserve.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“EKN Facility” means the term facilities made pursuant to the EKN Facilities Agreement.

“EKN Facilities Agreement” means the term facilities agreement dated 19 July 2023 (as amended from time to time) and entered into between the Company as borrower, JPMorgan Chase Bank, N.A., London Branch as arranger, JP Morgan SE as agent, the Security Agent as security agent under the EKN Facilities Agreement, and the financial institutions listed therein, and supported by a guarantee provided by Exportkreditnämnden (the Swedish Export Credit Agency).

“EKN Proceeds Loan Security” means the English law-governed assignment agreement dated 2 August 2023 and entered into by, amongst others, the Company and the Security Agent as security agent under the EKN Facilities Agreement and the Common Security Agent in respect of the Company’s rights under the Telma EKN Proceeds Loan and the Honora Tanzania EKN Proceeds Loan.

“EKN Proceeds Loan Security Accession Deed” means the accession deed to the EKN Proceeds Loan Security dated on or around the date of this Agreement between the Security Agent, the Common Security Agent and the Company.

“Environment” means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a)	air (including, without limitation, air within natural or man-made structures, whether above or below ground);

(b)	water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including, without limitation, land under water).

“Environmental Claim” means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law or regulation which relates to:

(a)	the pollution or protection of the Environment;

(b)	the conditions of the workplace; or

(c)	the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste.

“Environmental Permits” means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by any member of the Group.

“Equity Interests” has the meaning given to that term in Schedule 18 (Certain New York Law Definitions).

“Escrow Account” has the meaning given to it in the Offering Memorandum.

“Escrow Property” has the meaning given to that term in the Offering Memorandum.

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

“Event of Default” means any event or circumstance specified as such in Clause 24 (Events of Default).

“Export Credit/Development Finance Facilities” means any export credit and/or development finance facilities entered into by the Company with a maturity date of not less than six years, up to an aggregate of US$270,000,000 for on-lending to Honora Tanzania and/or Telma for funding capital expenditure including but not limited to the EKN Facility.

“Facility” means the term credit facility made available under this Agreement as described in Clause 2.1 ( The Facility).

“Facility Office” means:

(a)	in respect of a Lender, the office or offices notified by that Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement; or

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or

(b)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“FATCA FFI” means a foreign financial institution as defined in section 1471(d)(4) of the Code which, if any Finance Party is not a FATCA Exempt Party, could be required to make a FATCA Deduction.

“Fee Letter” means:

(a)	the fee letter dated on or about the date of this Agreement between the Company and the Agent setting out any of the fees referred to in Clause 13 (Fees);

(b)	any letter or letters dated on or about the date of this Agreement between the Arrangers and an Obligor (or the Agent and an Obligor) setting out any of the fees referred to in Clause 13 (Fees);

(c)	any letter or letters dated on or about the date of this Agreement between the Company and the Security Agent setting out any of the fees referred to in Clause 13 (Fees);

(d)	any agreement or letter setting out fees payable to a Finance Party referred to in paragraph (f) of Clause 2.2 (Increase) or under any other Finance Document; and

(e)	any agreement or letter setting out fees payable to a Finance Party referred to in paragraph 1.1(f) of Clause 2.3 (Accordion Increase) or under any other Finance Document.

“Finance Document” means:

(a)	this Agreement;

(b)	the Mandate Letter;

(c)	the Subordination Deed;

(d)	any Standalone Guarantee;

(e)	each Transaction Security Document;

(f)	any Accession Deed;

(g)	any Compliance Certificate;

(h)	any Fee Letter;

(i)	any Resignation Letter;

(j)	any Utilisation Request;

(k)	any Reference Rate Supplement;

(l)	any Compounding Methodology Supplement;

(m)	any Accordion Increase Request;

(n)	any Accordion Increase Confirmation; and

(o)	other document designated as a “Finance Document” by the Agent and the Company.

“Finance Lease” has the meaning given to that term in Clause 22.1 (Financial Definitions).

“Finance Party” means the Agent, the Security Agent, the Arrangers, the Documentation Bank or a Lender.

“Financial Indebtedness” means, with respect to any person (without double counting):

(a)	any indebtedness of such person for borrowed money and debit balances at banks or other financial institutions;

(b)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis and meet any requirements for de-recognition under the Accounting Principles);

(c)	the outstanding principal amount of any bonds, debentures, notes, loan stock, commercial paper, acceptance credits, bills or promissory notes drawn, accepted, endorsed or issued by such person (but not Trade Instruments);

(d)	any indebtedness of such person for the deferred purchase price of assets or services (except trade accounts incurred and payable in the ordinary course of day-to-day business activities to trade creditors that are treated as current payable in its financial statements within 365 days of the date they are incurred);

(e)	non-contingent obligations of such person to reimburse any other person for amounts paid by that person under a letter of credit or similar instrument (excluding any letter of credit or similar instrument issued for the account of such person with respect to trade accounts incurred and payable in the ordinary course of day-to-day business activities to trade creditors that are treated as current payable in its financial statements within 365 days of the date they are incurred);

(f)	the amount of any obligation of such person in respect of any Lease;

(g)	amounts raised by such person under any other transaction having the financial effect of a borrowing and which would be classified as a borrowing under the Accounting Principles;

(h)	all indebtedness of the types described in the foregoing items secured by a lien on any property or assets owned by such person, whether or not such indebtedness has been assumed by such person;

(i)	any repurchase obligation or liability of such person with respect to accounts or notes receivable sold by such person, any liability of such person under any sale and leaseback transactions that do not create a liability on the balance sheet of such person, any obligation under a “synthetic lease” or any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such person; and

(j)	the amount of any obligation in respect of any guarantee or indemnity given by such person for any of the foregoing items incurred by any other person, including, for the avoidance of doubt, the full drawn amount guaranteed in respect of this Agreement (notwithstanding any treatment under the Accounting Principles to the contrary), provided that trade payables and trade receivables between members of the Group shall not constitute Financial Indebtedness or be subject to the restrictions on incurrence of Financial Indebtedness under the Finance Documents.

“Financial Quarter” has the meaning given to that term in Clause 22.1 (Financial Definitions).

“Financial Statement Default” means the default notified to the Finance Parties by the Borrower prior to the date of this Agreement arising as a result of the failure to deliver the consolidated audited financial statements of MVola and Honora Tanzania within 120 days after the end of the 2022 Financial Year as required pursuant to certain Financial Indebtedness of members of the Group.

“Financial Year” has the meaning given to that term in Clause 22.1 (Financial Definitions).

“Funding Rate” means any individual rate notified by a Lender to the Agent pursuant to paragraph (a) of Clause 12.3 (Cost of Funds).

“Group” means the Company and each of its Subsidiaries for the time being.

“Group Structure Chart” means the group structure chart in the agreed form.

“Guarantee” means:

(a)	each guarantee given by a Guarantor under this Agreement; and

(b)	any Standalone Guarantee.

“Guarantor” means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 27 (Changes to the Obligors).

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“Honora Tanzania” means Honora Tanzania Public Limited Company, a public limited company incorporated under the laws of Tanzania, registered under company number 24275.

“Honora Tanzania EKN Proceeds Loan” means the loan made pursuant to the Honora Tanzania EKN Proceeds Loan Agreement.

“Honora Tanzania EKN Proceeds Loan Agreement” means the proceeds loan agreement dated 4 August 2023 between Honora Tanzania, as borrower, and the Company, as lender, in connection with the EKN Facility.

“Honora Tanzania Senior Notes Proceeds Loan” means the loan pursuant to the Honora Tanzania Senior Notes Proceeds Loan Agreement.

“Honora Tanzania Senior Notes Proceeds Loan Agreement” means the unsecured US$196,000,000 note proceeds loan agreement dated 4 April 2022 between the Company, as lender, and Honora Tanzania, as borrower.

“IFRS” has the meaning given to that term in Schedule 18 (Certain New York Law Definitions).

“Impaired Agent” means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of “Defaulting Lender”; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Agent; unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within ten Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Increase Confirmation” means a confirmation substantially in the form set out in Schedule 10 (Form of Increase Confirmation).

“Increase Lender” has the meaning given to that term in Clause 2.2 (Increase).

“Industry Competitor” means any person or entity (or any of its Affiliates) which is a competitor of a member of the Group or whose business is similar or related to that of a member of the Group (including any supplier or sub-contractor) and any controlling shareholder of such persons or any person which is acting (in relation to this Agreement) on behalf of such person or entity, provided that this shall not include any person or entity (or any of its Affiliates) which is a bank, financial institution or trust, fund or other entity whose principal business or a material activity of whom is arranging, underwriting or investing in debt.

“Insolvency Event” means in relation to an entity means that the entity:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)	institutes or has instituted against it, by a regulator, supervisor, business rescue practitioner or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency, business rescue or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up, business rescue or liquidation by it or such regulator, supervisor or similar official;

(e)	has instituted against it a proceeding seeking a judgment of insolvency, business rescue or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up, business rescue or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy, business rescue or the entry of an order for relief or the making of an order for its winding-up, business rescue or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has a resolution passed for its winding-up, official management, business rescue or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, business rescue practitioner or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);

(h)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration, business rescue or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or

(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Intellectual Property” means:

(a)	any patents, trademarks, service marks, designs, business names, copyrights, database rights, design rights, domain names, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests (which may now or in the future subsist), whether registered or unregistered; and

(b)	the benefit of all applications and rights to use such assets of each member of the Group (which may now or in the future subsist).

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 11 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 10.3 (Default Interest).

“IPO Market Capitalisation” has the meaning given to that term in Schedule 18 (Certain New York Law Definitions).

“Lease” means any lease which would, in accordance with IFRS, be treated as a lease liability.

“Legal Opinion” means any legal opinion delivered to the Agent under Clause 4.1 (Initial Conditions Precedent) or Clause 27 (Changes to the Obligors).

“Legal Reservations” means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim;

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

(d)	any other matters which are set out as qualifications or reservations as to matters of law of general application in the Legal Opinions.

“Lender” means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a Lender in accordance with Clause 2.2 (Increase), Clause 2.3 (Accordion Increase) or Clause 25 (Changes to the Lenders),

which, in each case, has not ceased to be a Lender in accordance with the terms of this Agreement.

“Liability” means any liability for the payment of money, whether in respect of principal, interest or otherwise, whether actual or contingent, whether owed jointly or severally and whether owed as principal or surety or in any other capacity.

“Licence” means, in relation to any member of the Group, any regulatory licence required to be maintained by that member of the Group.

“Limitation Acts” means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.

“Listing Authority” has the meaning given to that term in Schedule 18 (Certain New York Law Definitions).

“LMA” means the Loan Market Association.

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“Loan to Own/Distressed Investor” means any person whose principal business or material activity is in investment strategies whose primary purpose is the purchase of loans or other debt securities with the intention of (or view to) owning the equity or gaining control of a business (directly or indirectly) provided that no Original Lender (and none of its Affiliates) shall be a Loan to Own/Distressed Investor.

“Lookback Period” means the number of days specified as such in the Reference Rate Terms.

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction).

“Management Advances” has the meaning given to that term in Schedule 18 (Certain New York Law Definitions).

“Mandate Letter” means the mandate letter dated 13 July 2023 addressed by the Mandated Lead Arranger to the Company in relation to this Facility and countersigned by the Company.

“Margin” means the percentage rate per annum specified as such in the Reference Rate Terms.

“Market Disruption Rate” means the rate (if any) specified as such in the Reference Rate Terms.

“Material Adverse Effect” means a material adverse effect on:

(a)	the business, operations, property, condition (financial or otherwise) or prospects of the Group taken as a whole;

(b)	the ability of an Obligor to perform its obligations under the Finance Documents; or

(c)	the validity or enforceability of, or the effectiveness or ranking of any Security granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.

“Material Company” means any member of the Group (other than Togocom and Togocom’s Subsidiaries) that has:

(a)	Consolidated EBITDA, as defined in Clause 22.1 (Financial Definitions) representing 5% or more of the Consolidated EBITDA of the Group; or

(b)	gross assets (excluding intra-Group items) representing 5% or more of the gross assets of the Group,

in each case, calculated on a consolidated basis, provided that, in calculating the relevant Consolidated EBITDA and gross assets of the Group:

(i)	the Consolidated EBITDA and gross assets of Togocom and Togocom’s Subsidiaries shall be excluded from such calculations entirely; and;

(ii)	the Consolidated EBITDA and gross assets shall be determined by reference to the most recent Compliance Certificate supplied by the Company and/or the latest audited financial statements of the relevant Subsidiary (consolidated in the case of a Subsidiary which itself has Subsidiaries) and the latest audited consolidated financial statements of the Group. However, if a Subsidiary has been acquired since the date as at which the latest audited consolidated financial statements of the Group were prepared, the financial statements shall be deemed to be adjusted in order to take into account the acquisition of that Subsidiary (that adjustment being certified by the Auditors as representing an accurate reflection of the revised Consolidated EBITDA (as defined in Clause 22.1 (Financial Definitions) of the Group)); and

(iii)	gross assets shall include, without limitation, property, plant and equipment, long-term receivables (external), inventories, trade receivables (external), Cash and Cash Equivalents;

(iv)	a report by the Auditors as to whether or not the consolidated net profits of the Group, or the gross assets of a Subsidiary (excluding intra-Group items) represents 5% or more of the consolidated net profits of the Group or gross assets of the Group (excluding Togocom and Togocom’s Subsidiaries), calculated on a consolidated basis, shall, in the absence of manifest error, be conclusive and binding on all Parties.

“Material Licence” means:

(a)	in respect of any Material Company, any Licence; and

(b)	in respect of any member of the Group (which is not a Material Company) or any company to be acquired under a Permitted Acquisition, any regulatory licence required to be maintained by that company which is material to the business and operations of that company.

“Maximum Facility Amount” has the meaning given to that term in Clause 2.3(a)(ii)(F).

“Month” means, in relation to an Interest Period (or any other period for the accrual of commission or fees), a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, subject to adjustment in accordance with the rules specified as Business Day Conventions in the Reference Rate Terms.

“New Lender” has the meaning given to that term in Clause 25.1 (Changes to the Lenders).

“New Proceeds Loan” mean a loan pursuant to any New Proceeds Loan Agreement or any Export Credit/Development Finance Facilities.

“New Proceeds Loan Agreement” means:

(i)	any loan agreement to be entered between the Company as lender, and a Subsidiary of the Company as borrower, whereby the Company will use the proceeds of this Facility to on-lend to the borrower in accordance with 3.1 Clause (Purpose); or

(ii)	any loan agreement to be entered between the Company as lender, and a Subsidiary of the Company as borrower, whereby the Company will use the proceeds of any Pari Passu Indebtedness to on-lend to the borrower under such loan agreement, noting, in each case, that any New Proceed Loan Agreement shall be governed by English law, unless the jurisdiction of incorporation of the relevant borrower does not permit it.

“New Proceeds Loan Security” means any English law-governed assignment agreement to be entered into by, amongst others, the Company, the Security Agent and the Common Security Agent in respect of the Company’s rights under any New Proceeds Loans.

“Obligations” has the meaning given to that term in Schedule 18 (Certain New York Law Definitions).

“Obligor” means a Company or a Guarantor.

“Obligors’ Agent” means the Company, appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.5 (Obligors’ Agent).

“Offering Memorandum” means the preliminary offering memorandum issued in respect of the Senior Notes, dated 3 February 2022.

“Officer” has the meaning given to that term in Schedule 18 (Certain New York Law Definitions).

“Officer’s Certificate” means a certificate signed by an Officer.

“Original Financial Statements” means:

(a)	in relation to the Company,

(i)	audited consolidated financial statements for its Financial Year ended 31 December 2022; and

(ii)	audited unconsolidated financial statements for its Financial Year ended 31 December 2022;

(b)	in relation to each Original Obligor (other than the Company), its audited unconsolidated financial statements for its Financial Year ended 31 December 2022; and

(c)	in relation to any other Obligor, its audited financial statements delivered to the Agent as required by Clause 25 (Change to the Obligors).

“Original Jurisdiction” means:

(a)	in relation to an Original Obligor, the jurisdiction under whose laws that Obligor is incorporated as at the date of this Agreement; or

(b)	in the case of an Additional Guarantor, the jurisdiction under whose laws that Additional Guarantor is incorporated as at the date on which that Additional Guarantor becomes Party as a Guarantor.

“Original Obligor” means the Company or an Original Guarantor.

“Parent Holdco” has the meaning given to that term in Schedule 18 (Certain New York Law Definitions).

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Permitted Acquisition” means an acquisition:

(a)	not prohibited under Schedule 17 (Additional General Undertakings); and

(b)	in the event of an acquisition of a company incorporated in South Sudan or Guinea-Bissau only, the Company has delivered to the Agent not later than five Business Days before legally committing to make the acquisition, a certificate signed by the chief financial officer of the Company confirming or demonstrating (with calculations showing in reasonable detail (where applicable)) that the target company:

(i)	has earnings before interest, Tax, depreciation and amortisation (calculated on the same basis as EBITDA) for the 12 Month period most recently preceding the proposed acquisition, which are positive; and/or

(ii)	will have earnings before interest, Tax, depreciation and amortisation (calculated on the same basis as EBITDA) for the 12 Month period immediately following the date of such acquisition (calculated on a pro forma basis, taking into account the Company’s investment into the target company), which are positive, provided that, in each case for paragraphs (a) and (b) above, immediately after making such acquisition, the Company will control the company so-acquired and has delivered to the Agent not later than five Business Days before legally committing to make the acquisition, a certificate signed by the chief financial officer of the Company confirming or demonstrating (with calculations showing in reasonable detail (where applicable)) that the Company is forecast to remain in compliance with each of the financial covenants set out in Clause 22.2 (Financial Condition) (and for the purposes of such calculation, consolidating the financial statements of the target company (consolidated if it has subsidiaries) with the financial statements of the Group for such period on a pro forma basis based on reasonable assumptions (and without double counting, taking into account any Financial Indebtedness incurred in connection with the acquisition)), in the 12 Month period falling immediately after the date of such acquisition.

“Permitted Acquisition Approved Jurisdiction” means Angola, Benin, Botswana, Burundi, Cameroon, Cape Verde, Comoros, Congo, Ivory Coast, Equatorial Guinea, Gabon, Gambia, Ghana, Guinea, Guinea-Bissau, Kenya, Lesotho, Liberia, Madagascar, Malawi, Morocco, Mauritius, Mozambique, Namibia, Nigeria, Rwanda, Sao Tome and Principe, Senegal, Seychelles, Sierra Leone, South Africa, South Sudan, Swaziland, Tanzania, Togo, Uganda and Zambia.

“Permitted Refinancing Indebtedness” has the meaning given to that term in Schedule 18 (Certain New York Law Definitions).

“Permitted Transferee” means:

(a)	any person that is on the list of “permitted transferees” set out in Schedule 12 (Permitted Transferees) provided that such person is not a shareholder of the Company or an Affiliate of a shareholder of the Company; and

(b)	any other person as may be agreed between the Agent and the Company (acting reasonably) from time to time.

“Person” has the meaning given to that term in Schedule 18 (Certain New York Law Definitions).

“Proceeds Loan” means any of:

(a)	the Agou Holding Senior Notes Proceeds Loan;

(b)	the Honora Tanzania Senior Notes Proceeds Loan;

(c)	the Telma EKN Proceeds Loan;

(d)	the Honora Tanzania EKN Proceeds Loan; or

(e)	any New Proceeds Loan.

“Proceeds Loan Agreement” means any of:

(a)	the Agou Holding Senior Notes Proceeds Loan Agreement;

(b)	the Honora Tanzania Senior Notes Proceeds Loan Agreement;

(c)	the Telma EKN Proceeds Loan Agreement;

(d)	the Honora Tanzania EKN Proceeds Loan Agreement; or

(e)	any New Proceeds Loan Agreement.

“Proceeds Loan Security” means:

(a)	the EKN Proceeds Loan Security as acceded by the Security Agent pursuant to the EKN Proceeds Loan Security Accession Deed;

(b)	the RCF Proceeds Loan Security as acceded by the Security Agent pursuant to the RCF Proceeds Loan Security Accession Deed;

(c)	any New Proceeds Loan Security.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“Quarter Date” has the meaning given to that term in Clause 22.1 (Financial Definitions).

“Quarterly Financial Statements” has the meaning given to that term in Clause 21 (Information Undertakings).

“RCF Proceeds Loan Security” means the English law governed assignment agreement dated 4 April 2022 between amongst others, the Company and the Common Security Agent in respect of the Company’s rights under the Agou Holding Senior Notes Proceeds Loan and the Honora Tanzania Senior Notes Proceeds Loan.

“RCF Proceeds Loan Security Accession Deed” means the accession deed to the RCF Proceeds Loan Security dated on or about the date of this Agreement between the Security Agent, the Common Security Agent and the Company.

“RCF Subordination Deed” means the subordination deed dated 16 February 2022 between Mr. Hassanein Shahreza Hiridjee (as subordinated lender), the Company and The Standard Bank of South Africa Limited (acting through its Corporate and Investment Banking division) (as agent).

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

“Recognised Stock Exchange” has the meaning given to that term in Schedule 18 (Certain New York Law Definitions).

“Reference Rate Supplement” means a document which:

(a)	is agreed in writing by the Company, the Agent (in its own capacity) and the Agent (acting on the instructions of Majority Lenders, the Agent and the Company);

(b)	specifies the relevant terms which are expressed in this Agreement to be determined by reference to Reference Rate Terms; and

(c)	has been made available to the Company and each Finance Party.

“Reference Rate Terms” means the terms set out in Schedule 13 (Reference Rate Terms) or in any Reference Rate Supplement.

“Regulatory Consents” means the regulatory consents listed in Paragraph 4 (Regulatory Consents) of Part 1 (Conditions Precedent to Initial Utilisation) of Schedule 2 (Conditions Precedent) and Paragraph 3 (Regulatory Consents) of Part 2 (Conditions Precedent to Further Utilisation involving a New Proceeds Loan) of Schedule 2 (Conditions Precedent).

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Relevant Jurisdiction” means, in relation to an Obligor:

(a)	its Original Jurisdiction;

(b)	any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated;

(c)	any jurisdiction where it conducts its business; and

(d)	the jurisdiction whose laws govern the perfection of any of the Transaction Security Documents entered into by it.

“Relevant Market” means the market specified as such in the Reference Rate Terms.

“Relevant Period” has the meaning given to that term in Clause 22.1 (Financial Definitions).

“Repeating Representations” means each of the representations set out in Clause 20.2 (Status) to Clause 20.7 (Governing Law and Enforcement), Clause 20.11 (No Default), paragraph (g) of Clause 20.12 (No Misleading Information), Clause 20.13 (Financial Statements), Clause 20.19 (Anti-Corruption Laws), Clause 20.21 (Ranking) to Clause 20.23 (Legal and Beneficial Ownership) and Clause 20.29 (Sanctions).

“Reporting Day” means the day (if any) specified as such in the Reference Rate Terms.

“Reporting Time” means the relevant time (if any) specified as such in the Reference Rate Terms.

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Resignation Letter” means a letter substantially in the form set out in Schedule 7 (Form of Resignation Letter).

“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers.

“Restricted Party” means a person that is:

(a)	listed on, or owned or controlled by a person listed on, or acting on behalf of a person listed on, any Sanctions List;

(b)	located in, operating, resident or incorporated under the laws of, or owned or (directly or indirectly) controlled by, or acting on behalf of, a person located in, resident or organised under the laws of a Sanctioned Country or otherwise is, or will become with the expiry of any period of time, the subject of any Sanctions; or

(c)	otherwise a target of Sanctions or subject of Sanctions (“target of Sanctions” signifying a person with whom a US person or other national of a Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities).

“RFR” means the rate specified as such in the Reference Rate Terms.

“RFR Banking Day” means any day specified as such in the Reference Rate Terms.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (on the date of this Agreement, Belarus, Cuba, Iran, North Korea, Russia, Syria and the so-called Donetsk People’s Republic or so-called Luhansk People’s Republic and the Crimea region of Ukraine).

“Sanctions” means economic or financial sanctions, regulations, restrictive measures or trade embargoes imposed, administered or enforced from time to time by the Sanctions Authorities.

“Sanctions Authorities” means:

(a)	the United States government;

(b)	the United Nations;

(c)	the European Union;

(d)	any member state of the European Union;

(e)	the United Kingdom;

(f)	the Republic of South Africa; or

(g)	the respective governmental institutions and agencies of any of the foregoing, including, without limitation, the Office of Foreign Assets Control of the US Department of Treasury (“OFAC”), the United States Department of State, the United Nations Security Council and His Majesty’s Treasury (“HMT”).

“Sanctions List” means the “Specially Designated Nationals and Blocked Persons” list maintained by OFAC, the Consolidated List of Financial Sanctions Targets and the Investment Ban List maintained by HMT, or any similar list maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities.

“Sanctions Mandatory Prepayment Event” means (a) any Obligor or member of the Group is or becomes a Restricted Party or (b) an event whereby a representation or warranty made or deemed to be repeated by, or an undertaking of, any member of the Group in relation to any of the Sanctions Requirements is breached or is found incorrect or misleading or when made or deemed to be repeated.

“Sanctions Requirements” means the terms and provisions set out in Clause 20.29 (Sanctions), Clause 20.19 (Anti-Corruption Laws), Clause 21.10 (Notification of Sanctions) and Clause 23.6 (Sanctions).

“Secured Obligations” means all obligations at any time due, owing or incurred by any Obligor to any Secured Party under the Finance Documents, including the obligations set out in Clause 29.2 (Parallel Debt (Covenant to Pay the Security Agent)) whether present or future, actual or contingent (and whether incurred solely or jointly and whether as principal or surety or in some other capacity).

“Secured Parties” means each Finance Party from time to time party to this Agreement, the Common Security Agent, any Receiver or Delegate.

“Security” means any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement or any lease in the nature thereof.

“Security Period” means the period beginning on the date of this Agreement and ending on the date upon which the Agent notifies the Security Agent in writing that:

(a)	none of the Secured Parties is under any obligation (whether actual or contingent) to make advances or provide other financial accommodation to any of the Obligors under any of the Finance Documents; and

(b)	all Secured Obligations have been unconditionally and irrevocably paid and discharged in full, and no commitment (howsoever described) for the provision of Financial Indebtedness remains in force.

“Senior Notes” means the US$420,000,000 senior notes due in 2027 issued by the Company under the Senior Notes Indenture.

“Senior Notes Indenture” means the indenture governing the Senior Notes dated 16 February 2022 amongst, inter alios, the Company as issuer, BNY Mellon Corporate Trustee Services Limited as trustee and the Guarantors.

“Senior Notes Issue Date” means 16 February 2022.

“Senior Notes Guarantee” means the guarantee of the Senior Notes by the Guarantors.

“Shareholder Affiliate” means a Holding Company of the Company and each of its Affiliates in each case which is not a member of the Group.

“Specified Time” means a day or time determined in accordance with Schedule 9 (Timetables).

“Standalone Guarantee” means any standalone guarantee agreement dated on or about the date of this Agreement between the Original Obligors and the Agent (on behalf of the Finance Parties), to guarantee the Company’s obligations under this Agreement.

“Subordinated Shareholder Debt” has the meaning given to that term in Schedule 18 (Certain New York Law Definitions).

“Subordination Deed” means the subordination deed dated on or about the date of this Agreement between, Mr. Hassanein Shahreza Hiridjee (as subordinated lender), the Agent and the Company.

“Subsidiary” has the meaning given to that term in Schedule 18 (Certain New York Law Definitions).

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Telma” means Telecom Malagasy, a limited company, incorporated under the laws of the Republic of Madagascar, registered under company number 2003 B 00894.

“Telma EKN Proceeds Loan” means the loan made pursuant to the Telma EKN Proceeds Loan Agreement.

“Telma EKN Proceeds Loan Agreement” means the proceeds loan agreement dated 4 August 2023 between Telma, as borrower, and the Company, as lender, in connection with the EKN Facility.

“Termination Date” means the date falling 36 Months after the date of this Agreement.

“Togocom” means Société Holding Togolaise des Communications Electroniques, a limited company (société anonyme) incorporated under the laws of Togo, registered under identification number TG-LOM 2018 B 353.

“Total Commitments” means subject to any Accordion Increase the aggregate of the Commitments being US$150,000,000 at the date of this Agreement.

“Transaction Security” means the Security created or expressed to be created in favour of the Security Agent pursuant to any Transaction Security Document.

“Transaction Security Document” means:

(a)	the Proceeds Loan Security; and

(b)	any other any document entered into by any Obligor creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company.

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.

“Treasury Transaction” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price, including:

(a)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements and other agreements or arrangements designed to manage interest rates or interest rate risk; and

(b)	other agreements or arrangements designed to protect against fluctuations in currency exchange rates, including Currency Exchange Protection Agreements, or commodity prices.

“UK Bail-In Legislation” Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“US” means the United States of America.

“U.S.C.” means the United States Code.

“Utilisation” means a Loan.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the relevant form set out Schedule 3 (Utilisation Request).

“VAT” means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)	any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere, including, for the avoidance of doubt, any tax levied in accordance with the UK Value Added Tax Act 1994.

“Voting Stock” has the meaning given to that term in Schedule 18 (Certain New York Law Definitions).

“Weighted Average Life to Maturity” has the meaning given to that term in Schedule 18 (Certain New York Law Definitions).

“Wholly Owned Subsidiary” has the meaning given to that term in Schedule 18 (Certain New York Law Definitions).

“Write-down and Conversion Powers” means:

(a)	in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(b)	in relation to the UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and

(c)	in relation to any other applicable Bail-In Legislation:

(i)	any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation.

1.2	Construction

(a)	Unless a contrary indication appears, a reference in this Agreement to:

(i)	the “Agent”, the “Mandated Lead Arranger”, any “Arranger”, any “Finance Party”, any “Lender”, any “Obligor”, any “Party”, any “Secured Party”, the “Security Agent” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents and, in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with the Finance Documents;

(ii)	a document in “agreed form” is a document which is previously agreed in writing by or on behalf of the Company and the Agent or, if not so agreed, is in the form specified by the Agent;

(iii)	a Lender’s “cost of funds” in relation to its participation in a Loan is a reference to the average cost (determined either on an actual or a notional basis) which that Lender would incur if it were to fund, from whatever source(s) it may reasonably select, an amount equal to the amount of that participation in that Loan for a period equal in length to the Interest Period of that Loan;

(iv)	“assets” includes present and future properties, revenues and rights of every description;

(v)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(vi)	a “group of Lenders” includes all the Lenders;

(vii)	“guarantee” means (other than in Clause 19 (Guarantee and Indemnity)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(viii)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(ix)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(x)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but if not having the force of law, which are binding and customarily complied with) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(xi)	a provision of law is a reference to that provision as amended or re-enacted from time to time;

(xii)	a time of day is a reference to London time; and

(xiii)	a reference to an act or right of the Security Agent is a reference to an act or right of the Security Agent acting on the instructions of the Agent.

(b)	The determination of the extent to which a rate is “for a period equal in length” to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)	Section, Clause and Schedule headings are for ease of reference only.

(d)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(e)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

(f)	A reference in this Agreement to a Central Bank Rate shall include any successor rate to, or replacement rate for, that rate.

(g)	Any Reference Rate Supplement overrides anything in:

(i)	Schedule 13 (Reference Rate Terms); or

(ii)	any earlier Reference Rate Supplement.

(h)	A Compounding Methodology Supplement relating to the Daily Non-Cumulative Compounded RFR Rate or the Cumulative Compounded RFR Rate overrides anything relating to that rate in:

(i)	Schedule 14 (Daily Non-Cumulative Compounded RFR Rate) or Schedule 15 (Cumulative Compounded RFR Rate), as the case may be; or

(ii)	any earlier Compounding Methodology Supplement.

1.3	Currency Symbols and Definitions

“$”, “USD”, “US$” and “dollars” denote the lawful currency of the United States of America.

1.4	Third Party Rights

(a)	Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

(c)	The Common Security Agent has the right to enforce any right or enjoy any benefit granted to it under this Agreement.

1.5	No Personal Liability; No Recourse

(a)	No director, officer or employee of the Company or of any other member of the Group shall be personally liable for:

(i)	any statement made by the Company or relevant member of the Group in any certificate or other document to be delivered to any Finance Party pursuant to the Finance Documents; or

(ii)	any breach by an Obligor of Clause 20 (Representations),

except as a result of fraud (in which case any liability of such individual shall be determined in accordance with applicable law).

(b)	No Finance Party shall have any recourse to any investor of the Group in respect of any term of any Finance Document, any statements by investors or otherwise.

Section 2

The Facility

2.	The Facility

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Company a USD term loan facility in an aggregate amount equal to the Total Commitments.

2.2	Increase

(a)	The Company may by giving prior notice to the Agent and the Security Agent by no later than the date falling ten Business Days after the effective date of a cancellation of:

(i)	the Available Commitments of a Defaulting Lender in accordance with Clause 7.5 (Right of Cancellation in relation to a Defaulting Lender); or

(ii)	the Commitments of a Lender in accordance with:

(A)	Clause 7.1 (Illegality);

(B)	paragraph (a) of Clause 7.4 (Right of Cancellation and Repayment in relation to a single Lender); or

(C)	Clause 8.2 (Sanctions Mandatory Prepayment Event),

request that the Commitments relating to any Facility be increased (and the Commitments relating to that Facility shall be so increased) in an aggregate amount up to the amount of the Available Commitments or Commitments relating to that Facility so cancelled as follows:

(1)	the increased Commitments will be assumed by any Lender or other bank, financial institution, trust, fund or other entity that is not (in each case) a member of the Group or a Shareholder Affiliate (each an “Increase Lender”) and each of which confirms in writing (whether in the relevant Increase Confirmation or otherwise) its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender in respect of those Commitments;

(2)	each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender in respect of that part of the increased Commitments which it is to assume;

(3)	each Increase Lender shall become a Party as a “Lender” and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender in respect of that part of the increased Commitments which it is to assume;

(4)	the Commitments of the other Lenders shall continue in full force and effect; and

(iii)	any increase in the Commitments relating to the Facility shall take effect on the date specified by the Company in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied.

(b)	An increase in the Commitments relating to the Facility will only be effective on:

(i)	the execution by the Agent of an Increase Confirmation from the relevant Increase Lender; and

(ii)	in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase:

(A)	the Increase Lender entering into the documentation required for it to accede as a party to each relevant Finance Documents; and

(B)	the Agent and the Security Agent being satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender. The Agent and the Security Agent shall promptly notify the Company and the Increase Lender upon being so satisfied.

(c)	Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as it would have been had it been an Original Lender.

(d)	The Company shall promptly on demand pay the Agent and the Security Agent the amount of all costs and expenses (including legal fees) properly incurred by them and, in the case of the Security Agent, by any Receiver or Delegate, in each case, in connection with any increase in Commitments under this Clause 2.2.

(e)	The Increase Lender shall, on the date upon which the increase takes effect, pay to the Agent and the Security Agent (each for its own account) a fee in an amount equal to the fee which would be payable under Clause 25.4 (Assignment or Transfer Fee) if the increase was a transfer pursuant to Clause 25.6 (Procedure for Transfer) and if the Increase Lender was a New Lender,

(f)	The Company may pay to the Increase Lender a fee in the amount and at the times agreed between the Company and the Increase Lender in a Fee Letter.

(g)	Clause 25.5 (Limitation of Responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that Clause to:

(i)	an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;

(ii)	the “New Lender” were references to that “Increase Lender”; and

(iii)	a “re-transfer” and “re-assignment” were references to respectively a “transfer” and “assignment”.

2.3	Accordion Increase

(a)

(i)	Following the Utilisation in full of the Facility, the Company may, no less than 20 Business Days (or such other time period as the Agent may agree) prior to the Proposed Accordion Increase Establishment Date (specified in the Accordion Increase Request), request in the form of a duly executed Accordion Increase Request, that the Total Commitments (or any part of it) and the relevant Commitment be increased (the “Accordion Increase”) and be assumed by one or more Lenders (each an “Accordion Increase Lender”) willing to make available an Accordion Increase. No Lender will have any obligation to participate in any Accordion Increase.

Any Accordion Increase requested by the Company shall first be offered pro rata to the Lenders. If, following 15 Business Days after receipt of the Accordion Increase Request one or more Lenders do not agree to participate in an Accordion Increase, the Company may offer such participation to any Permitted Transferee.

(ii)	The Accordion Increase is subject to the following conditions:

(A)	Any Utilisation of funds made available from the Accordion Increase shall be used in accordance with Clause 3.1 (Purpose);

(B)	no Event of Default is continuing or would result from the proposed Utilisation and the Repeating Representations being true in all material respects;

(C)	the Accordion Increase Request must be submitted within the Availability Period and must be accompanied by evidence satisfactory to the Agent that, following the incurrence of the relevant Commitment, on a pro forma basis, the Company will be in compliance with Clause 3 (Incurrence of Indebtedness and issuance of Preferred Stock) of Schedule 18 (Additional General Undertakings);

(D)	the All In Pricing for the Accordion Increase shall not exceed the All In Pricing for the Facility (excluding the Accordion Increase) by more than 1% per annum unless the All In Pricing for the Facility is increased to ensure that the difference does not exceed 1% per annum;

(E)	the Weighted Average Life to Maturity of the Commitment in respect of the Accordion Increase shall be not less than the Weighted Average Life to Maturity of the Facility (excluding the Accordion Increase);

(F)	the Total Commitments shall not exceed US$250,000,000 following the Accordion Increase (the “Maximum Facility Amount”); and

(G)	no Security (other than any Transaction Security held by the Security Agent in accordance with the Finance Documents) shall be granted in favour of the Accordion Increase Lender and/or the Security Agent and/or any other person on behalf of the Accordion Increase Lender.

(iii)	The Agent shall promptly notify the Lenders following receipt of an Accordion Increase Request from the Company. The Accordion Increase Request is irrevocable.

(iv)	The Commitment in respect of the Accordion Increase will be assumed by each Accordion Increase Lender which confirms in writing (whether in the relevant Accordion Increase Confirmation or otherwise) its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the Commitment which it is to assume, as if it had been an Original Lender in respect of that Commitment.

(v)	With effect from the Accordion Increase Establishment Date, the Company and any Accordion Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Company and the Accordion Increase Lender would have assumed and/or acquired had the Accordion Increase Lender been an Original Lender in respect of that part of the Commitment which it is to assume.

(vi)	With effect from the Accordion Increase Establishment Date, each Accordion Increase Lender shall become a Party as a “Lender” and any Accordion Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Accordion Increase Lender and those Finance Parties would have assumed and/or acquired had the Accordion Increase Lender been an Original Lender in respect of that part of the Commitment which it is to assume.

(vii)	The amount of the Commitment of each Accordion Increase Lender will be as set out in the relevant column opposite its name in the relevant Accordion Increase Confirmation.

(viii)	The Commitment of the other Lenders shall continue in full force and effect.

(ix)	Any increase in the Commitment relating to a Facility shall take effect on the date on which the Agent executes an otherwise duly completed Accordion Increase Confirmation delivered to it by the relevant Accordion Increase Lender.

(x)	The Agent shall, subject to paragraph 2.3(b) below, as soon as reasonably practicable after receipt by it of a duly completed Accordion Increase Confirmation appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, provided that the requirements of paragraph 2.3(a) are satisfied at that time, execute that Accordion Increase Confirmation.

(b)	The Agent shall only be obliged to execute an Accordion Increase Confirmation delivered to it by an Accordion Increase Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitment by that Accordion Increase Lender.

(c)	Each Accordion Increase Lender, by executing the Accordion Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as it would have been had it been a Lender.

(d)	The Agent will notify the Lenders of a duly executed Accordion Increase Request promptly following its execution by the Agent.

(e)	The Company shall promptly on demand pay the Agent and the Security Agent the amount of all costs and expenses (including legal fees but excluding any opportunity cost of funds or losses) properly incurred by either of them and, in the case of the Security Agent, by any Receiver or Delegate in connection with any increase in Commitment under this Clause 2.3.

(f)	The Company may pay to the Accordion Increase Lender a fee in the amount and at the times agreed between the Company and the Accordion Increase Lender in a Fee Letter.

(g)	No Agent nor any Lender shall have any obligation to fund an Accordion Increase.

(h)	Clause 25.5 (Limitation of responsibility of Existing Lender) shall apply mutatis mutandis in this Clause 2.3 in relation to an Accordion Increase Lender as if references in that Clause to:

(A)	an Existing Lender were references to all the Lenders immediately prior to the relevant increase;

(B)	the New Lender were references to that Accordion Increase Lender; and

(C)	a re-transfer and re-assignment were references to respectively a transfer and assignment.

2.4	Finance Parties’ Rights and Obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party’s participation in the Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

(c)	A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.

(d)	For the avoidance of doubt, the Common Security Agent will be deemed a Finance Party for the purposes of this Clause 2.4. The Parties agree that all references to obligations owed to the Common Security Agent will not be changed without the prior written consent of the Common Security Agent.

2.5	Obligors’ Agent

(a)	Each Obligor (other than the Company) by its execution of this Agreement or an Accession Deed irrevocably appoints the Company (acting through one or more authorised signatories) to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)	the Company on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including, in the case of the Company, Utilisation Requests), to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Company, and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.

3.	Purpose

3.1	Purpose

(a)	Subject to paragraph (b), the Company shall apply all amounts borrowed by it under the Facility towards (i) the funding of a Permitted Acquisition in a Permitted Acquisition Approved Jurisdiction; (ii) post acquisition capital expenditure in relation to a Permitted Acquisition; (iii) payment of any all fees, costs and expenses, stamp, registration and other Taxes incurred by the Group in connection with the negotiation, preparation, execution, notarisation, syndication and registration of the Finance Documents, together with fees and expenses associated with the Facility; and/or (iv) providing and/ or granting any New Proceeds Loans provided the proceeds of such New Proceeds Loan are used for any purposes set out in (i) to (iii) above;

(b)	The Company shall not apply any amount borrowed by it under the Facility towards the funding of any acquisition or merger or on-loan to any entity in or operating in a Sanctioned Country or in any manner which would otherwise contravene Sanctions.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	Conditions of Utilisation

4.1	Initial Conditions Precedent

(a)	The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ Participation) in relation to any Utilisation if on or before the Utilisation Date for that Utilisation, the Agent has received all of the documents and other evidence listed in Part 1 of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent (acting on the instructions of the Original Lenders). The Agent shall notify the Company and the Lenders promptly upon being so satisfied.

(b)	Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Further Conditions Precedent

Subject to Clause 4.1 (Initial Conditions Precedent), the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ Participation), if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	no Default is continuing or would result from the proposed Utilisation;

(b)	the Repeating Representations to be made by each Obligor are true in all material respects;

(c)	in the event where the purpose of the proposed Loan is to fund a Permitted Acquisition, the relevant target company is in compliance with Clause 20.19 (Anti-Corruption Laws), Clause 20.29 (Sanctions), Clause 23.5 (Anti-Corruption Laws) and Clause 23.6 (Sanctions), as if it had been a member of the Group on the date of the proposed Utilisation;

(d)	the Agent has received, in form and substance satisfactory to it (acting on the instructions of the Lenders) a certificate of the chief financial officer of the Company, certifying pro forma financial projections and covenant calculations, taking into account the proposed Utilisation and evidencing that the Company is forecast to remain in compliance with each of the financial covenants set out in Clause 22.2 (Financial Condition) for the next four Financial Quarters;

(e)	the Agent has received, in form and substance satisfactory to it (acting on the instructions of the Lenders) a certificate of the chief financial officer of the Company, addressed to the Finance Parties, confirming the Material Companies as at the date of the proposed Utilisation Date;

(f)	in the event where the purpose of the proposed Loan is to fund a Permitted Acquisition, the Agent has received, in form and substance satisfactory to it (acting on the instructions of the Lenders), (i) any Material Licences of the company to be acquired and (ii) all required regulatory approvals in relation to such acquisition or investment;

(g)	the Agent has received, in form and substance satisfactory to it (acting on the instructions of the Lenders), a certificate signed by two authorised signatories of the Company confirming that no more than 50% of the outstanding Loans (including as a result of any Accordion Increase) are in aggregate, at any time, used for the purposes of funding (A) a Permitted Acquisition in South Sudan or Guinea-Bissau or (B) any post acquisition capital expenditure in relation to a Permitted Acquisition in South Sudan or Guinea-Bissau;

(h)	if applicable, the Agent has received all of the documents and other evidence listed in Part 2 of Schedule 2 (Conditions Precedent to Further Utilisations involving a New Proceeds Loan) in form and substance satisfactory to the Agent (acting on the instructions of the Lenders). The Agent shall notify the Company and the Lenders promptly upon being so satisfied.

4.3	Maximum Number of Utilisations

The Company may not deliver a Utilisation Request if as a result of the proposed Utilisation more than five Loans would be outstanding.

Section 3

Utilisation

5.	Utilisation - Loans

5.1	Delivery of a Utilisation Request

The Company may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request for Loans

(a)	Each Utilisation Request for a Loan is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and Amount); and

(iii)	the proposed Interest Period complies with Clause 11 (Interest Periods).

(b)	Multiple Utilisations may be requested in a Utilisation Request where the proposed Utilisation Date is the Closing Date. Only one Utilisation may be requested in each subsequent Utilisation Request.

5.3	Currency and Amount

(a)	The currency specified in a Utilisation Request must be USD.

(b)	The amount of the proposed Loan must be an amount which is not more than the Available Facility and which is a minimum of US$15,000,000 or, if less, the Available Facility.

5.4	Lenders’ Participation

(a)	If the conditions set out in this Agreement have been met, and subject to Clause 6.1 (Repayment of Loans), each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Agent shall notify each Lender of the amount of each Loan, the amount of its participation in that Loan and, if different, the amount of that participation to be made in accordance with Clause 32.1 (Payments to the Agent) in each case, by the Specified Time.

5.5	Cancellation of Commitment

The Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period.

Section 4

Repayment, Prepayment and Cancellation

6.	Repayment

6.1	Repayment of Loans

The Company shall repay the Loans in full on the Termination Date.

7.	Illegality, Voluntary Prepayment and Cancellation

7.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in any Utilisation or it becomes unlawful for any Affiliate of a Lender for that Lender to do so:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Company, the Available Commitment of that Lender will be immediately cancelled; and

(c)	to the extent that the Lender’s participation has not been transferred pursuant to Clause 38.5 (Replacement of Lender), the Company shall repay that Lender’s participation in the Utilisations made to that Company on the last day of the Interest Period for each Utilisation occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender’s corresponding Commitment shall be cancelled in the amount of the participations repaid.

7.2	Voluntary Cancellation

(a)	The Company may, if it gives the Agent not less than three Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (but if in part, by a minimum amount of US$5,000,000) of the Available Facility. Any cancellation under this Clause 7.2 shall reduce the Commitments of the Lenders rateably.

(b)	Any notice of cancellation of the Available Commitments delivered at any time while Loans remain outstanding and/or other Commitments remain uncancelled must be accompanied by evidence, in form and substance satisfactory to the Majority Lenders, that the Group will have sufficient working capital facilities available to it following such cancellation.

7.3	Voluntary Prepayment

(a)	Subject to paragraph (b) below, the Company may, if it gives the Agent not less than five RFR Banking Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Loan (but if in part being by a minimum amount of US$5,000,000).

(b)	Unless such prepayments fall on the last day of an Interest Period, the Company shall not be permitted to make more than four voluntary prepayments per annum of the whole or any part of a Loan.

7.4	Right of Cancellation and Repayment in relation to a Single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 14.2 (Tax Gross-Up); or

(ii)	any Lender claims indemnification from the Company or an Obligor under Clause 14.3 (Tax Indemnity) or Clause 15.1 (Increased Costs),

the Company may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment(s) of that Lender and its intention to procure the repayment of that Lender’s participation in the Utilisations.

(b)	On receipt of a notice referred to in paragraph (a) above in relation to a Lender, the Commitment(s) of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Company has given notice under paragraph (a) above in relation to a Lender (or, if earlier, the date specified by the Company in that notice), each Company to which a Utilisation is outstanding shall repay that Lender’s participation in that Utilisation together with all interest and other amounts accrued under the Finance Documents.

7.5	Right of Cancellation in relation to a Defaulting Lender

(a)	If any Lender becomes a Defaulting Lender, the Company may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent ten Business Days’ notice of cancellation of each Available Commitment of that Lender.

(b)	On the notice referred to in paragraph (a) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(c)	The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.

8.	Mandatory Prepayment and Cancellation

8.1	Exit and Change of Control

Upon the occurrence of:

(a)	a Change of Control; or

(b)	the sale of all or substantially all of the assets of the Group whether in a single transaction or a series of related transactions,

the Facility will be immediately cancelled and shall immediately cease to be available for further utilisation and all Utilisations, accrued interest and other amounts under the Finance Documents, shall become immediately due and payable.

8.2	Sanctions Mandatory Prepayment Event

If a Sanctions Mandatory Prepayment Event has occurred:

(a)	a Lender may notify the Agent that it requires cancellation and prepayment upon becoming aware of that event; provided that such notification is given no later than 30 Business Days after any notification of a Sanctions Mandatory Prepayment Event by the Company under Clause 21.10 (Notification of Sanctions) (or such longer period as may be agreed by the Company and the relevant Lender); and

(b)	upon the Agent notifying the Company:

(i)	the Commitment of that Lender will be immediately cancelled; and

(ii)	the Company will repay that Lender’s participation in the Utilisations by no later than the last day of any applicable grace period permitted by law.

8.3	Debt or Equity Issuances

(a)	If the Company is in receipt of Capital Markets Proceeds or the proceeds of Financial Indebtedness raised on or after the date of this Agreement excluding (i) the Export Credit/Development Finance Facilities and (ii) any working capital facilities up to a maximum aggregate amount of US$25,000,000 (whether individually or collectively) (the “Excess Financial Indebtedness”) then:

(i)	the Company shall promptly (and in any event within five (5) Business Days of receipt of such proceeds) notify the Agent;

(ii)	A Lender shall not be obliged to fund a Utilisation; and

(iii)	If a Lender so requires and notifies the Agent within ten (10) Business Days of the Company’s notification in 8.3(a)(i) above, the Agent shall by not less than five (5) Business Days’ notice to the Company cancel each Available Commitment of that Lender to the extent of the Excess Financial Indebtedness and declare the participation of that Lender in all Loans to the extent of the Excess Financial Indebtedness together with accrued interest to be immediately due and payable, where upon each such Available Commitment to the extent of the Excess Financial Indebtedness will be immediately cancelled and cease to be available for further utilisations.

(b)	In this Clause 8.3:

(i)	“Capital Markets Proceeds” mean the proceeds received by either the Company or any other member of the Group from any debt or equity capital market issuance after the date of this Agreement (after deduction of all applicable tax, fees, costs and expenses directly applicable thereto).

(ii)	“Excess Financial Indebtedness” has the meaning given in Clause 8.3(a).

8.4	Mandatory Cancellation

In the event the Agent has not received all the documents and other evidence listed in Part 1 of Schedule 2 (Conditions Precedent) in accordance with Clause 4.1 (Initial Conditions Precedent) within three (3) months of the signing date of this Agreement, a Lender may notify the Agent that it requires cancellation of its Commitment, and the Agent shall promptly notify the Company of this cancellation. Upon the Agent notifying the Company, the Commitment of that Lender will be immediately cancelled and the Total Commitments will be reduced accordingly.

8.5	Application of Mandatory Prepayments and Cancellations

A prepayment of Utilisations or cancellation of Available Commitments shall be applied in the following order:

(a)	first, in cancellation of Available Commitments under the Facility (and the Available Commitments of the Lenders under the Facility will be cancelled rateably); and

(b)	second, in prepayment of Loans such that outstanding Loans shall be prepaid on a pro rata basis and cancellation, in each case, of the corresponding Commitments.

9.	Restrictions

9.1	Notices of Cancellation or Prepayment

Any notice of cancellation, prepayment, authorisation or other election given by any Party under Clause 7 (Illegality, Voluntary Prepayment and Cancellation) shall (subject to the terms of those Clauses) be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

9.2	Interest and Other Amounts

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

9.3	Reborrowing

Unless a contrary indication appears in this Agreement, any part of the Facility which is repaid may not be re-borrowed in accordance with the terms of this Agreement.

9.4	Prepayment in Accordance with Agreement

The Company must not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

9.5	No Reinstatement of Commitments

Subject to Clause 2.2 (Increase) no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

9.6	Agent’s Receipt of Notices

If the Agent receives a notice under Clause 7 (Illegality, Voluntary Prepayment and Cancellation), it shall promptly forward a copy of that notice or election to either the Company or the affected Lender, as appropriate.

9.7	Effect of Repayment and Prepayment on Commitments

If all or part of any Lender’s participation in a Loan under the Facility is repaid or prepaid, an amount of that Lender’s Commitment in respect of that Facility will be deemed to be cancelled on the date of repayment or prepayment.

9.8	Application of Prepayments

Any prepayment (other than a prepayment pursuant to Clause 7.1 (Illegality) or Clause 7.4 (Right of Cancellation and Repayment in relation to a Single Lender)) shall be applied pro rata to each Lender’s participation in that Loan.

Section 5

Costs of Utilisation

10.	Interest

10.1	Calculation of Interest

(a)	The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(i)	Margin; and

(ii)	Compounded Reference Rate for that day.

(b)	If any day during an Interest Period for a Loan is not an RFR Banking Day, the rate of interest on that Loan for that day will be the rate applicable to the immediately preceding RFR Banking Day.

10.2	Payment of Interest

The Company shall pay accrued interest on each Loan on the last day of each Interest Period of the Loan (and, if the Interest Period is longer than six Months, on the dates falling at six Monthly intervals after the first day of the Interest Period).

10.3	Default Interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 2% per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 10.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

10.4	Notification of Rates of Interest

(a)	The Agent shall promptly upon an interest payment being determinable, notify:

(i)	The Company of that interest payment;

(ii)	each relevant Lender of the proportion of that interest payment which relates to that Lender’s participation in the relevant Loan

(iii)	the Lenders and the Company of:

(A)	each applicable rate of interest relating to the determination of that interest payment; and

(B)	to the extent it is then determinable, the Market Disruption Rate (if any) relating to the relevant Loan.

(C)	notify the relevant Lenders and the relevant Company (or the Company) of the determination of a rate of interest under this Agreement.

This paragraph (a) shall not apply to any interest payment determined pursuant to Clause 12.3 (Cost of Funds).

(b)	The Agent shall promptly notify the Company of each Funding Rate relating to a Loan.

(c)	The Agent shall promptly notify the relevant Lenders and the relevant Company of the determination of a rate of interest relating to a Loan to which Clause 12.3 (Cost of Funds) applies.

(d)	This Clause 10.4 shall not require the Agent to make any notification to any Party on a day which is not a Business Day.

11.	Interest Periods

11.1	Selection of Interest Periods and Terms

(a)	The Company may select an Interest Period for a Loan in the Utilisation Request for that Loan.

(b)	Subject to this Clause 11, the Company may select an Interest Period of one, two, three or six Months in respect of a Loan or of any other period agreed between the Company, the Agent and all the Lenders in relation to the relevant Loan.

(c)	An Interest Period for a Loan shall not extend beyond the Termination Date.

(d)	Each Interest Period shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

11.2	Non-Business Days

Any rules specified as “Business Day Conventions” in the Reference Rate Terms shall apply to each Interest Period.

11.3	Consolidation of Loans

If two or more Interest Periods end on the same date, those Loans will be consolidated into, and treated as, a single Loan on the last day of the Interest Period.

12.	Changes to the Calculation of Interest

12.1	Interest Calculation if no RFR or Central Bank Rate

If:

(a)	there is no applicable RFR or Central Bank Rate for the purposes of calculating the Daily Non-Cumulative Compounded RFR Rate for an RFR Banking Day during an Interest Period for a Loan; and

(b)	“Cost of funds will apply as a fallback” is specified in the Reference Rate Terms, Clause 12.3 (Cost of Funds) shall apply to that Loan for that Interest Period.

12.2	Market Disruption

If:

(a)	a Market Disruption Rate is specified in the Reference Rate Terms; and

(b)	before the Reporting Time the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 30% of that Loan) that its cost of funds relating to its participation in that Loan would be in excess of that Market Disruption Rate, then Clause 12.3 (Cost of Funds) shall apply to that Loan for the relevant Interest Period.

12.3	Cost of Funds

(a)	If this Clause 12.3 applies to a Loan for an Interest Period, Clause 10.1 (Calculation of Interest) shall not apply to that Loan for that Interest Period and the rate of interest on each Lender’s share of that Loan for that Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the applicable Margin; and

(ii)	the weighted average of the rates notified to the Agent by each Lender as soon as practicable and in any event by the Reporting Time, to be that which expresses as a percentage rate per annum its cost of funds relating to its participation in that Loan.

(b)	If this Clause 12.3 applies and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)	Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

(d)	If this Clause 12.3 applies pursuant to Clause 12.2 (Market Disruption) and:

(i)	a Lender’s Funding Rate is less than the Market Disruption Rate; or

(ii)	a Lender does not notify a rate to the Agent by the Reporting Time,

that Lender’s cost of funds relating to its participation in that Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be the Market Disruption Rate.

(e)	Subject to paragraph (d) above if this Clause 12.3 applies but any Lender does not notify a rate to the Agent by the Reporting Time the~~-~~ rate of interest shall be calculated on the basis of the rates notified by the remaining Lenders.

12.4	Notification to Company

If Clause 12.3 (Cost of Funds) applies the Agent shall, as soon as is practicable, notify the Company.

12.5	Break Costs

(a)	If an amount is specified as Break Costs in the Reference Rate Terms, the Company shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs (if any) attributable to all or any part of a Loan or Unpaid Sum being paid by that Company on a day prior to the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in respect of which they become, or may become, payable.

13.	Fees

13.1	Commitment Fee

(a)	Subject to paragraph (c) below, the Company shall pay to the Agent (for the account of each Lender) a fee (a “Commitment Fee”) computed at the rate of 35% of the applicable Margin per annum on that Lender’s Available Commitment under the Facility for the Availability Period.

(b)	The accrued Commitment Fee is payable on the last day of each successive period of three Months from the commencement date in paragraph (a) for the duration of the Availability Period, on the last day of the relevant Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

(c)	No Commitment Fee is payable to the Agent (for the account of a Lender) either on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

13.2	Upfront Fee

(a)	The Company shall pay to the Agent (for the pro rata account of each Original Lender) a fee (the “Upfront Fee”) computed at the rate of 1.15% of the Total Commitments.

(b)	The Upfront Fee is payable on the date falling three (3) Business Days following the Closing Date.

(c)	The Upfront Fee shall not be refundable.

13.3	Agency Fee

The Company shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

13.4	Security Agent Fee

The Company shall pay to the Security Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

Section 6

Additional Payment Obligations

14.	Tax Gross Up and Indemnities

14.1	Definitions

In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Tax Credit” means a credit against, relief or remission for, or repayment of, any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 14.2 (Tax Gross-Up) or a payment under Clause 14.3 (Tax Indemnity).

Unless a contrary indication appears, in this Clause 14 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

14.2	Tax Gross-Up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Company and that Obligor.

(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

14.3	Tax Indemnity

(a)	The Company shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 14.2 (Tax Gross-Up); or

(B)	relates to a FATCA Deduction required to be made by a Party.

(c)	A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 14.3, notify the Agent.

14.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	that Finance Party has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

14.5	Stamp Taxes

The Company shall pay and, within three Business Days of demand, indemnify each Secured Party against any cost, loss or liability that Secured Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document, except for any stamp duty, registration or other similar Taxes payable on or by reference to or in consequence of the transfer or assignment of the whole or any part of the rights of a Secured Party under a Finance Document.

14.6	VAT

(a)	All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(b)	If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)	(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)	(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)	Any reference in this Clause 14.6 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the relevant legislation of any jurisdiction having implemented Council Directive 2006/112/EC on the common system of VAT or such equivalent concept as may be provided under equivalent legislation of another jurisdiction).

(e)	In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

14.7	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation or exchange of information regime.

(b)	If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(e)	Each Original Lender and each New Lender under Clause 25 (Changes to the Lenders) shall:

(i)	on the date of this Agreement (with regards to each Original Lender only);

(ii)	on the relevant Transfer Date (with regard to the relevant New Lender only); or

(iii)	on the date of a request from the Agent,

supply to the Agent:

(A)	a withholding certificate on Form W-8, Form W-9 or any other relevant form certifying its status as a FATCA Exempt Party; or

(B)	any withholding statement or other document, authorisation or waiver as the Agent may require to certify or establish its status as a FATCA Exempt Party.

(f)	The Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) above to the Company.

(g)	If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Agent by a Lender pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Agent). The Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the Company.

(h)	The Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) or (g) above without further verification. The Agent shall not be liable for any action taken by it under or in connection with Clauses 14.7(e), (f) or (g) above.

14.8	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Company and the Agent and the Agent shall notify the other Finance Parties.

15.	Increased Costs

15.1	Increased Costs

(a)	Subject to Clause 15.3 (Exceptions) the Company shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation; (ii) compliance with any law or regulation made after the date of this Agreement; or (iii) any change in, or any change in the interpretation of the implementation or application of, or compliance with, Basel III or CRD IV or any other law or regulation which implements Basel III or CRD IV (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

(b)	In this Agreement:

(i)	“Basel III” means:

(A)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(B)	the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(C)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

(ii)	“Basel Committee” means the Basel Committee on Banking Supervision.

(iii)	“CRD IV” means:

(A)	Regulation (EU) No. 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and

(B)	Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms.

(iv)	“Increased Costs” means:

(A)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(B)	an additional or increased cost; or

(C)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

15.2	Increased Cost Claims

(a)	A Finance Party intending to make a claim pursuant to Clause 15.1 (Increased Costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

15.3	Exceptions

(a)	Clause 15.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)	compensated for by Clause 14.3 (Tax Indemnity) (or would have been compensated for under Clause 14.3 (Tax Indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 14.3 (Tax Indemnity) applied); or

(iv)	compensated for by Clause 14.5 (Stamp Taxes) (or would have been compensated for under Clause 14.5 (Stamp Taxes) but was not so compensated solely because any of the exclusions in Clause 14.5 (Stamp Taxes) applied);

(v)	attributable to the implementation or application of or compliance with the “International Convergence of Capital Management and Capital Standards, a Revised Framework” published by the Basel Committee in June 2004 in the form existing on the date of this Agreement (but excluding any amendment arising out of Basel III (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates)); or

(vi)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

(b)	In this Clause 15.3, reference to a “Tax Deduction” has the same meaning given to the term in Clause 14.1 (Definitions).

16.	Other Indemnities

16.1	Currency Indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Secured Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

16.2	Other Indemnities

(a)	The Company shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Arranger and each other Secured Party against any cost, loss or liability incurred by it as a result of:

(i)	the occurrence of any Event of Default;

(ii)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 31 (Sharing amongst the Finance Parties);

(iii)	funding, or making arrangements to fund, its participation in a Utilisation requested by a Company in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(iv)	a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by a Company or the Company.

(b)	The Company shall promptly indemnify each Finance Party, each Affiliate of a Finance Party and each officer or employee of a Finance Party or its Affiliate, against any cost, loss or liability incurred by that Finance Party or its Affiliate (or officer or employee of that Finance Party or Affiliate) in connection with or arising out of the use of proceeds under the Facility or Transaction Security being taken over the Charged Property (including, but not limited to, those incurred in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry concerning the use of proceeds under the Facility), unless such loss or liability is caused by the gross negligence or wilful misconduct of that Finance Party or its Affiliate (or employee or officer of that Finance Party or Affiliate). Any Affiliate or any officer or employee of a Finance Party or its Affiliate may rely on this Clause 16.2 subject to Clause 1.4 (Third Party Rights) and the provisions of the Contracts (Rights of Third Parties) Act 1999.

16.3	Indemnity to the Agent

The Company shall promptly indemnify the Agent against:

(a)	any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(i)	investigating any event which it reasonably believes is a Default;

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(iii)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; and

(b)	any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 32.11 (Disruption to Payment Systems Etc.) notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents.

16.4	Indemnity to the Security Agent

(a)	Each Obligor jointly and severally shall promptly indemnify the Security Agent and every Receiver and Delegate against any cost, loss or liability incurred by any of them as a result of:

(i)	any failure by the Company to comply with its obligations under Clause 18 (Costs and Expenses);

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(iii)	the taking, holding, protection or enforcement of the Transaction Security including any obligations of the Security Agent owed to the Common Security Agent pursuant to, and in accordance with, the Proceeds Loan Security;

(iv)	the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Agent and each Receiver and Delegate by the Finance Documents or by law;

(v)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents; or

(vi)	acting as Security Agent, Receiver or Delegate under the Finance Documents or which otherwise relates to any of the Charged Property (otherwise, in each case, than by reason of the relevant Security Agent’s, Receiver’s or Delegate’s gross negligence or wilful misconduct (directly caused by it)).

(b)	Each Obligor expressly acknowledges and agrees that the continuation of its indemnity obligations under this Clause 16.4 will not be prejudiced by any release under Clause 29.25 (Releases) or otherwise in accordance with the terms of this Agreement.

(c)	The Security Agent and every Receiver and Delegate may, in priority to any payment to the Secured Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 16.4 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all moneys payable to it.

17.	Mitigation by the Lenders

17.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any Facility ceasing to be available or any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 14 (Tax Gross-Up and Indemnities) or Clause 15 (Increased Costs), including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

17.2	Limitation of Liability

(a)	The Company shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 17.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 17.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

18.	Costs and Expenses

18.1	Transaction Expenses

The Company shall, promptly on demand, pay the Agent, the Security Agent and the Arrangers the amount of all costs and expenses (including legal fees) properly incurred by any of them (and, in the case of the Security Agent, by any Receiver or Delegate) in connection with the negotiation, preparation, printing, execution, syndication and perfection of:

(a)	this Agreement and any other documents referred to in this Agreement (including the Transaction Security Documents); and

(b)	any other Finance Documents executed after the date of this Agreement.

18.2	Amendment Costs

If:

(a)	an Obligor requests an amendment, waiver or consent; or

(b)	an amendment is required pursuant to Clause 32.10 (Change of Currency); or

(c)	the Company shall, within three Business Days of demand, reimburse each of the Agent and the Security Agent for the amount of all costs and expenses (including legal fees) properly incurred by the Agent and the Security Agent (and, in the case of the Security Agent, by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with or implementing that request or requirement or actual or contemplated agreement.

18.3	Security Agent’s Management Time and Additional Remuneration

(a)	Any amount payable to the Security Agent under Clause 16.4 (Indemnity to the Security Agent) and this Clause 18.3 shall include the cost of utilising the Security Agent’s management time or other resources and will be calculated in accordance with the Fee Letter or as the Security Agent may notify to the Company and the Lenders, and is in addition to any other fee paid or payable to the Security Agent.

(b)	Without prejudice to paragraph (a) above, in the event of:

(i)	a Default;

(ii)	the Security Agent being requested by an Obligor or the Majority Lenders to undertake duties which the Security Agent and the Company agree to be of an exceptional nature or outside the scope of the normal duties of the Security Agent under the Finance Documents; or

(iii)	the Security Agent and the Company agreeing that it is otherwise appropriate in the circumstances,

the Company shall pay to the Security Agent any additional remuneration that may be agreed between them or determined pursuant to paragraph (c) below.

(c)	If the Security Agent and the Company fail to agree upon the nature of the duties or upon the additional remuneration referred to in paragraph (b) above or whether additional remuneration is appropriate in the circumstances, any dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Security Agent and approved by the Company or, failing approval, nominated (on the application of the Security Agent) by the President for the time being of the Law Society of England and Wales (the costs of the nomination and of the investment bank being payable by the Company) and the determination of any investment bank shall be final and binding upon the Parties.

18.4	Enforcement and Preservation Costs

The Company shall, within three Business Days of demand, pay to each Secured Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of or the preservation of any rights under any Finance Document and the Transaction Security and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Transaction Security or enforcing these rights.

Section 7

Guarantee

19.	Guarantee and Indemnity

19.1	Guarantee and Indemnity

Without prejudice to any guarantee in favour of the Finance Parties (including under or pursuant to any Standalone Guarantee), each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by the Company of all the Company’s obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever the Company does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of the Company not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 19 if the amount claimed had been recoverable on the basis of a guarantee. For the avoidance of doubt, this Clause 19 includes all obligations of the Security Agent owed to the Common Security Agent pursuant to, and in accordance with, the Proceeds Loan Security.

19.2	Continuing Guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by the Company under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

19.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 19 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

19.4	Waiver of Defences

The obligations of each Guarantor under this Clause 19 will not be affected by an act, omission, matter or thing which, but for this Clause 19, would reduce, release or prejudice any of its obligations under this Clause 19 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

19.5	Guarantor Intent

Without prejudice to the generality of Clause 19.4 (Waiver of Defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

19.6	Immediate Recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 19. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

19.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 19.

19.8	Deferral of Guarantors’ Rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 19:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 19.1 (Guarantee and Indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 32 (Payment Mechanics).

19.9	Release of Guarantors’ Right of Contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

19.10	Additional Guarantees

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

19.11	Guarantee Limitations – England and Wales

This guarantee does not apply to any liability to the extent that it would result in this guarantee constituting unlawful financial assistance within the meaning of sections 678 or 679 of the Companies Act 2006 or any equivalent and applicable provisions under the laws of the Original Jurisdiction of the relevant Guarantor and, with respect to any Additional Guarantor, is subject to any limitations set out in the Accession Deed applicable to such Additional Guarantor.

19.12	Guarantee Limitations - Tanzania

This guarantee does not apply to any liability to the extent that it would result in this guarantee constituting unlawful financial assistance within the meaning of sections 200 the Companies Act, Cap 212 R.E. 2002 or any equivalent and applicable provisions under the laws and practice of the Original Jurisdiction of the relevant Guarantor and, with respect to any Additional Guarantor, is subject to any limitations set out in the Accession Deed applicable to such Additional Guarantor.

19.13	Guarantee Limitations - Madagascar

Notwithstanding anything to the contrary provided in this Agreement, the maximum amount that a Guarantor that is incorporated or organised in the Republic of Madagascar may be required to pay in respect of its obligations as a guarantor under this Agreement shall not exceed 150% of the aggregate amount of the Total Commitments.

In relation to any guarantee granted by a Madagascar incorporated Guarantor in favour of a non-resident company, its obligations and liabilities shall be limited by the provisions of:

(a)	the law no.2006-008 dated 02 August 2006 on Foreign Exchange and its implementing Decree no.2009-048 dated 12 January 2009 modified by the Decree no.2022-1183, which require the prior approval of the Minister of Finance of Madagascar; and

(b)	the law no.2003-036 dated 30 January 2004 regulating commercial companies, which requires prior approval of the deliberative body of the Madagascar incorporated Guarantor.

Section 8

Representations, Undertakings and Events of Default

20.	Representations

20.1	General

(a)	Each Obligor makes the representations and warranties set out in this Clause 20 to each Finance Party on the date of this Agreement

(b)	The Finance Parties enter into the Finance Documents to which they are party on the strength of and relying on the representations set out in this Clause 20, each of which is a separate representation and warranty, given without prejudice to any other representation or warranty and is deemed and agreed to be a material representation or warranty (as applicable) inducing the Finance Parties to enter into the Finance Documents.

20.2	Status

(a)	It is a limited liability corporation, duly incorporated and validly existing under the law of its Original Jurisdiction.

(b)	Each of its Subsidiaries is a limited liability corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(c)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

(d)	It is not a FATCA FFI.

20.3	Binding Obligations

(a)	The obligations expressed to be assumed by it in each Finance Document to which it is a party are legal, valid, binding and enforceable obligations.

(b)	Without limiting the generality of paragraph (a) above, each Transaction Security Document to which it is a party creates the security interests which that Transaction Security Document purports to create and those security interests are valid and effective.

20.4	Non-Conflict with Other Obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents:

(a)	in relation to each Obligor, does not and will not conflict with:

(i)	any law or regulation applicable to it;

(ii)	its constitutional documents; or

(iii)	any agreement or instrument binding upon it or any of its assets or constitute a default or termination event (however described) under any such agreement or instrument; and

(b)	in relation to each other member of the Group (other than an Obligor), does not and will not conflict in any material respect with:

(i)	any law or regulation applicable to it;

(ii)	the constitutional documents of any other member of the Group; or

(iii)	any agreement or instrument binding upon any other member of the Group or any other member of the Group’s assets or constitute a default or termination event (however described) under any such agreement or instrument.

20.5	Power and Authority

(a)	It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

(b)	No limit on its powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Finance Documents to which it is a party.

20.6	Validity and Admissibility in Evidence

(a)	All Authorisations required or desirable:

(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(ii)	to make the Finance Documents to which it is a party admissible in evidence in its Relevant Jurisdictions,

have been obtained or effected and are in full force and effect.

(b)	All Authorisations necessary for the conduct of the business, trade and ordinary activities of members of the Group have been obtained or effected and are in full force and effect.

(c)	All the Material Licences have been obtained or effected and are in full force and effect.

20.7	Governing Law and Enforcement

(a)	The choice of governing law of the Finance Documents will be recognised and enforced in its Relevant Jurisdictions.

(b)	Any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its Relevant Jurisdictions.

20.8	Insolvency

No:

(a)	corporate action, legal proceeding or other procedure or step described in paragraph (a) of Clause 24.7 (Insolvency Proceedings); or

(b)	creditors’ process described in Clause 24.8 (Creditors’ Process),

has been taken or, to the knowledge of the Company, threatened in relation to a member of the Group; and none of the circumstances described in Clause 24.6 (Insolvency) applies to a member of the Group.

20.9	No Filing or Stamp Taxes

Subject to the Regulatory Consents, under the laws of its Relevant Jurisdiction, it is not necessary that the Finance Documents to which it is a party be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

20.10	Deduction of Tax

It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

20.11	No Default

(a)	No Event of Default and, on the date of this Agreement and the Closing Date, no Default is continuing or is reasonably likely to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Finance Document.

(b)	Other than the Financial Statement Default, no other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which has or is reasonably likely to have a Material Adverse Effect.

20.12	No Misleading Information

Save as disclosed in writing to the Agent and the Arrangers prior to the date of this Agreement:

(a)	any factual information contained in the Base Case Model was true and accurate in all material respects as at the date of the relevant report or document containing the information or (as the case may be) as at the date the information is expressed to be given;

(b)	the Base Case Model has been prepared in accordance with the Accounting Principles as applied to the Original Financial Statements, and the financial projections contained in the Base Case Model have been prepared on the basis of recent historical information, are fair and based on reasonable assumptions and have been approved by the board of directors of the Company;

(c)	any financial projection or forecast contained in the Base Case Model has been prepared on the basis of recent historical information and on the basis of reasonable assumptions and was fair (as at the date of the relevant report or document containing the projection or forecast) and arrived at after careful consideration;

(d)	the expressions of opinion or intention provided by or on behalf of an Obligor for the purposes of the Base Case Model were made after careful consideration and (as at the date of the relevant report or document containing the expression of opinion or intention) were fair and based on reasonable grounds;

(e)	no event or circumstance has occurred or arisen and no information has been omitted from the Base Case Model and no information has been given or withheld that results in the information, opinions, intentions, forecasts or projections contained in the Base Case Model being untrue or misleading in any material respect;

(f)	all material information provided to a Finance Party by or on behalf of any member of the Group is accurate and not misleading in any material respect and all projections provided to any Finance Party on or before the date of this Agreement have been prepared in good faith on the basis of assumptions which were reasonable at the time at which they were prepared and supplied; and

(g)	all other written information provided by any member of the Group (including its advisers) to a Finance Party was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any respect.

20.13	Financial Statements

(a)	Its Original Financial Statements were prepared in accordance with the relevant Accounting Principles consistently applied unless expressly disclosed to the Agent in writing to the contrary prior to the date of this Agreement.

(b)	Its unaudited Original Financial Statements fairly represent its financial condition and results of operations for the relevant period unless expressly disclosed to the Agent in writing to the contrary prior to the date of this Agreement.

(c)	Its audited Original Financial Statements give a true and fair view of its financial condition and results of operations during the relevant financial year unless expressly disclosed to the Agent in writing to the contrary prior to the date of this Agreement.

(d)	There has been no material adverse change in its assets, business or financial condition (or the assets, business or consolidated financial condition of the Group, in the case of the Company) since the date of the Original Financial Statements (in relation to each Obligor other than Discovery Place Ltd and Meta Market Ltd) or the date of this Agreement (in relation to Discovery Place Ltd and Meta Market Ltd).

(e)	Its most recent financial statements delivered pursuant to Clause 21.1 (Financial Statements):

(i)	have been prepared in accordance with the Accounting Principles as applied to the Original Financial Statements (in relation to each Obligor other than Discovery Place Ltd and Meta Market Ltd), the first set of financial statements delivered pursuant to Clause 21.1 (Financial Statements) (in relation to Discovery Place Ltd and Meta Market Ltd) and the Base Case Model; and

(ii)	give a true and fair view of (if audited) or fairly represent (if unaudited) its consolidated financial condition as at the end of, and consolidated results of operations for, the period to which they relate.

(f)	The budgets and forecasts supplied under this Agreement (including, but not limited to, the Budget) were arrived at after careful consideration and have been prepared in good faith on the basis of recent historical information and on the basis of assumptions which were reasonable as at the date they were prepared and supplied.

(g)	Since the date of the most recent financial statements delivered pursuant to Clause 21.1 (Financial Statements) there has been no material adverse change in the assets, business or financial condition of the Group.

20.14	Pari Passu

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

20.15	No Proceedings Pending or Threatened

(a)	No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which, if adversely determined, are reasonably likely to have a Material Adverse Effect have (to the best of its knowledge and belief (having made due and careful enquiry)) been started or threatened against it or any of its Subsidiaries.

(b)	Paragraph (a) above shall not apply to any litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which is frivolous or vexatious and is discharged, stayed or dismissed within 14 days of commencement.

20.16	No Breach of Laws

(a)	It has not (and none of its Subsidiaries has) breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

(b)	No labour disputes are current or, to the best of its knowledge and belief (having made due and careful enquiry), threatened against any member of the Group which have or are reasonably likely to have a Material Adverse Effect.

20.17	Environmental Laws

(a)	Each member of the Group is in compliance with Clause 23.3 (Environmental Compliance) and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is reasonably likely to have a Material Adverse Effect.

(b)	No Environmental Claim has been commenced or (to the best of its knowledge and belief (having made due and careful enquiry)) is threatened against any member of the Group where that claim has or is reasonably likely, if determined against that member of the Group, to have a Material Adverse Effect.

(c)	The cost to the Group of compliance with Environmental Laws (including Environmental Permits) is (to the best of its knowledge and belief, having made due and careful enquiry) adequately provided for in the Base Case Model.

20.18	Taxation

(a)	It is not (and none of its Subsidiaries is) materially overdue in the filing of any Tax returns and it is not (and none of its Subsidiaries is) overdue in the payment of any amount in respect of Tax.

(b)	No claims or investigations are being, or are reasonably likely to be, made or conducted against it (or any of its Subsidiaries) with respect to Taxes which has or is reasonably likely to have a Material Adverse Effect.

(c)	It is resident for Tax purposes only in its Original Jurisdiction.

20.19	Anti-Corruption Laws

Each member of the Group has conducted its businesses in compliance with applicable Anti-Corruption Laws and applicable Sanctions and has instituted and maintained policies and procedures designed to promote and achieve compliance by that member of the Group and their respective directors, officers, employees and agents with such laws.

20.20	Security and Financial Indebtedness

(a)	No Security exists over all or any of the present or future assets of any member of the Group other than as permitted by this Agreement.

(b)	No member of the Group has any Financial Indebtedness outstanding other than as permitted by this Agreement.

20.21	Ranking

With effect from the date of the Transaction Security Document, the Transaction Security will have the ranking in priority which it is expressed to have in the relevant Transaction Security Documents and, save as set out in the Transaction Security Documents, is not subject to any prior ranking or pari passu ranking Security.

20.22	Good Title to Assets

It and each of its Subsidiaries has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted.

20.23	Legal and Beneficial Ownership

It and each of its Subsidiaries is the sole legal and beneficial owner of the respective assets over which it purports to grant Security free from any claims, third party rights or competing interests other than any claims, third party rights or competing interests that are not prohibited under Schedule 17 (Additional General Undertakings).

20.24	Intellectual Property

It and each of its Subsidiaries:

(a)	is the sole legal and beneficial owner of or has licensed to it on normal commercial terms all the Intellectual Property which is material in the context of its business and which is required by it in order to carry on its business as it is being conducted and as contemplated in the Base Case Model;

(b)	does not (nor does any of its Subsidiaries), in carrying on its businesses, infringe any Intellectual Property of any third party in any respect which has or is reasonably likely to have a Material Adverse Effect; and

(c)	has taken all formal or procedural actions (including payment of fees) required to maintain any material Intellectual Property owned by it.

20.25	Group Structure Chart

The Group Structure Chart delivered to the Agent pursuant to Part 1 of Schedule 2 (Conditions Precedent) is true, complete and accurate in all material respects and shows the following information:

(a)	each member of the Group, including current name and company registration number, its Original Jurisdiction (in the case of an Obligor), its jurisdiction of incorporation (in the case of a member of the Group which is not an Obligor) and/or its jurisdiction of establishment, a list of shareholders and indicating whether a company is not a company with limited liability; and

(b)	all minority interests in any member of the Group and any person in which any member of the Group holds shares in its issued share capital or equivalent ownership interest of such person.

20.26	Accounting Reference Date

The Accounting Reference Date of each member of the Group is 31 December.

20.27	No Adverse Consequences

(a)	It is not necessary under the laws of its Relevant Jurisdictions:

(i)	in order to enable any Finance Party to enforce its rights under any Finance Document; or

(ii)	by reason of the execution of any Finance Document or the performance by it of its obligations under any Finance Document,

that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in any of its Relevant Jurisdictions.

(b)	No Finance Party is or will be deemed to be resident, domiciled or carrying on business in its Relevant Jurisdictions by reason only of the execution, performance and/or enforcement of any Finance Document.

20.28	No Immunity

It is subject to civil and commercial law with respect to its obligations under each of the Finance Documents to which it is party and the execution and delivery by it and the performance by it of its obligations under each of the Finance Documents to which it is party constitute private and commercial acts and neither it nor any of its assets enjoys any right of immunity from suit, judgment, execution on a judgment or attachment (whether in aid of execution, before judgment or otherwise) or immunity from:

(a)	the jurisdiction of any court or tribunal;

(b)	the service of process;

(c)	injunctive or other interim relief, or any order for specific performance or recovery or land; and

(d)	any process for execution of any award or judgment against its property,

or any other legal process, in respect of its obligations under each of the Finance Documents to which it is party.

20.29	Sanctions

(a)	None of the Obligors, nor any member of the Group or any of their Subsidiaries or joint ventures, nor any of their respective directors, officers, agents, employees or affiliates nor, to the knowledge of the Obligors, any person acting on any of their behalf:

(i)	is a Restricted Party or are engaged in any activity that would reasonably be expected to result in them being a Restricted Party; or

(ii)	has received notice of or is aware of any claim, action, suit, proceeding or investigation against it with respect to Sanctions by any Sanctions Authority.

(b)	No Utilisation, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

(c)	Each representation and warranty made pursuant to paragraphs (a) and (b) above is only given to a Finance Party to the extent that making such a representation or warranty to that Finance Party would not result in any violation of, conflict with or liability under any Blocking Regulation.

20.30	Material Licences

(a)	It is in compliance in all material respects with its obligations under the Material Licences.

(b)	No Material Licence has expired, no event has occurred and no conditions or circumstance exist that could render any Material Licence void, unenforceable or capable of revocation or rescission.

20.31	No Amendment to Material Licences

Except as expressly permitted by the terms of this Agreement, it shall not (and shall procure that each member of the Group shall not) waive, modify, terminate or amend, or consent to any waiver, modification, termination or amendment of, any of the provisions of the Material Licences, without the prior written consent of the Agent.

20.32	Times When Representations Made

(a)	All the representations and warranties in this Clause 20 are made by each Original Obligor on the date of this Agreement except for the representations and warranties set out in paragraphs (a) to (e) of Clause 20.12 (No Misleading Information) which are deemed to be made by each Obligor, with respect to the Base Case Model, on the date of this Agreement and on the Closing Date.

(b)	All the representations and warranties in this Clause 20 (other than the representation and warranty in Clause 20.10 (Deduction of Tax)) are deemed to be made by each Obligor on the Closing Date.

(c)	The Repeating Representations are deemed to be made by each Obligor on the date of each Utilisation Request, on each Utilisation Date and on the first day of each Interest Period (except that those contained in paragraphs (a) to (e) of Clause 20.13 (Financial Statements) will cease to be made by each Obligor once subsequent financial statements have been delivered under this Agreement).

(d)	All the representations and warranties in this Clause 20 except Clause 20.12 (No Misleading Information) and Clause 20.25 (Group Structure Chart) are deemed to be made by each Additional Guarantor on the day on which it becomes (or it is proposed that it becomes) an Additional Guarantor.

(e)	Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

21.	Information Undertakings

The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

In this Clause 21:

“Annual Financial Statements” means:

(a)	with respect to the Company, the financial statements for a Financial Year delivered pursuant to sub-paragraph 1.1(a) (Reports) of Schedule 16 (Additional Information Undertakings); and

(b)	with respect to any other Obligor, its audited unconsolidated financial statements for each other Obligor.

“Quarterly Financial Statements” means:

(a)	with respect to the Company, the financial statements for a Financial Year delivered pursuant to sub-paragraph 1.1(b) (Reports) of Schedule 16 (Additional Information Undertakings); and

(b)	with respect to any other Obligor, the financial statements delivered pursuant to paragraph (d) of Clause 21.1 (Financial Statements).

21.1	Financial Statements

The Company shall supply to the Agent in sufficient copies for all the Lenders:

(a)	as soon as they are available, but in any event within 120 days after the end of each of its Financial Years:

(i)	its audited unconsolidated financial statements for that Financial Year;

(ii)	its Annual Financial Statements for that Financial Year; and

(iii)	the Annual Financial Statements of each other Obligor (other than in relation to Meta Markets Ltd.) for that Financial Year;

(b)	as soon as they are available, but in any event within 180 days after the end of each of its Financial Years, the Annual Financial Statements of Meta Market Ltd. and MVola;

(c)	as soon as they are available, but in any event within 120 days after the end of the Financial Year of any Material Company (other than in relation to MVola) that is not an Obligor, the consolidated audited financial statements of such Material Company for that Financial Year; and

(d)	as soon as they are available, but in any event within 75 days after the end of each Financial Quarter of each of its Financial Years the consolidated financial statements of the Group for that Financial Quarter.

21.2	Provision and Contents of Compliance Certificate

(a)	The Company shall supply a Compliance Certificate to the Agent with each set of its Annual Financial Statements and each set of its Quarterly Financial Statements delivered in accordance with Clause 21.1 (Information Undertakings).

(b)	The Compliance Certificate shall, amongst other things, set out (in reasonable detail) computations as to compliance with Clause 22 (Financial Covenants) and a statement confirming the aggregate principal amount of all loans made by an Obligor to a member of the Group which is not an Obligor.

(c)	Each Compliance Certificate shall be signed by the chief executive officer or chief financial officer of the Company or (provided that the Agent’s prior written consent has been obtained) any other Officer of the Company.

21.3	Requirements as to Financial Statements

(a)	The Company shall procure that each set of Annual Financial Statements and Quarterly Financial Statements includes a balance sheet, profit and loss account and cashflow statement. In addition, the Company shall procure that each set of its Annual Financial Statements shall be audited by the Auditors.

(b)	Each set of financial statements delivered pursuant to Clause 21.1 (Financial Statements):

(i)	shall be certified by a director of the relevant company as giving a true and fair view of (in the case of Annual Financial Statements for any Financial Year), or fairly representing (in other cases), its financial condition and operations as at the date as at which those financial statements were drawn up and, in the case of the Annual Financial Statements, shall be accompanied by any letter addressed to the management of the relevant company by the auditors of those Annual Financial Statements and accompanying those Annual Financial Statements;

(ii)	shall be prepared using the Accounting Principles, accounting practices and financial reference periods consistent with those applied:

(A)	in the case of the Company, in the preparation of the Base Case Model; and

(B)	in the case of any Obligor, in the preparation of the Original Financial Statements for that Obligor,

unless, in relation to any set of financial statements, the Company notifies the Agent that there has been a change in the Accounting Principles or the accounting practices and the Auditors (or, if appropriate, the auditors of the Obligor) deliver to the Agent:

(1)	a description of any change necessary for those financial statements to reflect the Accounting Principles or accounting practices upon which the Base Case Model or, as the case may be, that Obligor’s Original Financial Statements (or, in relation to Discovery Place Ltd and Meta Market Ltd, that first set of financial statements delivered by it pursuant to Clause 21.1 (Financial Statements)) were prepared; and

(2)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 22 (Financial Covenants) has been complied with and to make an accurate comparison between the financial position indicated in those financial statements and the Base Case Model (in the case of the Company or Discovery Place Ltd and Meta Market Ltd) or that Obligor’s Original Financial Statements (in the case of an Obligor) (or, in relation to Discovery Place Ltd and Meta Market Ltd, the first set of financial statements delivered by it pursuant to Clause 21.1 (Financial Statements)).

Any reference in this Agreement to any financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Base Case Model or, as the case may be, the Original Financial Statements (or, in relation to Discovery Place Ltd and Meta Market Ltd, that first set of financial statements delivered by it pursuant to Clause 21.1 (Financial Statements)) were prepared.

(c)	If the Agent wishes to discuss the financial position of any member of the Group with the auditors of that member of the Group, the Agent may notify the Company, stating the questions or issues which the Agent wishes to discuss with those auditors. In this event, the Company must ensure that those auditors are authorised (at the expense of the Company):

(i)	to discuss the financial position of the relevant member of the Group with the Agent on request from the Agent; and

(ii)	to disclose to the Agent for the Finance Parties any information which the Agent may reasonably request.

21.4	Information Undertakings

The Company shall comply with the information undertakings set out in Schedule 16 (Additional Information Undertakings).

21.5	Budget

(a)	The Company shall supply to the Agent in sufficient copies for all the Lenders, as soon as the same become available but in any event within 30 days after the start of each of its Financial Years, an annual Budget for that financial year.

(b)	The Company shall ensure that each Budget:

(i)	is in a form reasonably acceptable to the Agent and includes a projected consolidated profit and loss, balance sheet and cashflow statement for the Group’s projected financial covenant calculations for the next 12-month period;

(ii)	is prepared in accordance with the Accounting Principles and the accounting practices and financial reference periods applied to financial statements under Clause 21.1 (Financial Statements); and

(iii)	has been approved by the chief financial officer of the Company.

(c)	If the Company updates or changes the Budget in any material respect, it shall promptly deliver to the Agent, in sufficient copies for each of the Lenders, such updated or changed Budget together with a written explanation of the main changes in that Budget.

21.6	Group Companies

(a)	The Company shall:

(i)	within 60 days of the end of each Financial Year and, otherwise, at the request of the Agent, supply to the Agent, a certificate of the chief financial officer of the Company, addressed to the Finance Parties, confirming the Material Companies as at the date of that certificate; and

(ii)	within 180 days of the end of each Financial Year and, otherwise, at the request of the Agent, supply to the Agent a report issued by the Auditors stating which of its Subsidiaries are Material Companies and confirming compliance with Clause 23.19 (Guarantors and Guarantor Coverage Test), provided that for the purposes of references to “Consolidated EBITDA” in the definition of “Material Company” and Clause 23.19 (Guarantors and Guarantor Coverage Test), such references to Consolidated EBITDA in that definition and clause shall be deemed to be a reference to the consolidated net profits of the Group.

21.7	Year-End

The Company shall not change its or any member of the Group’s Accounting Reference Date other than to align, that member of the Group’s Accounting Reference Date with the Company’s Accounting Reference Date or as required by any applicable laws.

21.8	Information: Miscellaneous

The Company shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	at the same time as they are dispatched, copies of (i) all formal documents dispatched by the Company to its shareholders generally (or any class of them) or (ii) documents dispatched by a member of the Group to the noteholders of the Senior Notes or its creditors generally (or any class of them);

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group and which, (i) if adversely determined, are reasonably likely to have a Material Adverse Effect or (ii) relate to a Material Licence;

(c)	promptly upon becoming aware of the relevant claim, the details of any material insurance claim;

(d)	promptly, such information as the Agent or Security Agent may reasonably require about compliance with the terms of any Transaction Security Documents;

(e)	promptly, such further information as may be required by applicable banking supervisory laws and regulations and/or in line with standard banking practice; and

(f)	promptly on request, such further information regarding the financial condition, assets and operations of the Group and/or any member of the Group (including any requested amplification or explanation of any item in the financial statements, budgets or other material provided by any Obligor under this Agreement, any changes to management of the Group and an up to date copy of its shareholders’ register (or equivalent in its Original Jurisdiction)) as any Finance Party through the Agent may reasonably request.

21.9	Notification of Default

(a)	Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Agent, the Company shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

21.10	Notification of Sanctions

Each Obligor shall notify the Agent of any Sanctions Mandatory Prepayment Event promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

21.11	“Know Your Customer” Checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent, the Security Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent, the Security Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender), the Security Agent (for itself) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, the Security Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Agent or the Security Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent or the Security Agent (in each case, for itself) in order for the Agent or the Security Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)	The Company shall, by not less than ten Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Security Agent and the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Guarantor pursuant to Clause 27 (Changes to the Obligors).

(d)	Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Guarantor obliges the Agent, the Security Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Agent, the Security Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender), the Security Agent (for itself) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent, the Security Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Guarantor.

22.	Financial Covenants

22.1	Financial Definitions

In this Agreement:

“Cash” means, at any time, cash in hand or at a bank and (in the latter case) credited to an account in the name of any member of the Group and to which such member of the Group is alone (or together with members of the Group) beneficially entitled and for so long as:

(a)	it is held with an Acceptable Bank;

(b)	that cash is repayable within 30 days after the relevant date of calculation;

(c)	repayment of that cash is not contingent on the prior discharge of any other indebtedness of any member of the Group or of any other person whatsoever or on the satisfaction of any other condition;

(d)	there is no Security over that cash except for Transaction Security or security that is not prohibited under Schedule 17 (Additional General Undertakings), constituted by a netting or set-off arrangement entered into by members of the Group in the ordinary course of their banking arrangements; and

(e)	the cash is freely and immediately transferable to the Company and available to be applied in repayment or prepayment of the Facility,

provided that not less than 65% of the aggregate amount of all “Cash” held in hand or held in a bank account in the name of an Obligor in accordance with the preceding paragraphs of this definition must be denominated in USD, EUR, GBP or XOF (or such other currency as may be agreed from time to time by the Company and the Agent (acting on the instructions of the Majority Lenders)) at any time, otherwise the aggregate value of “Cash” held by Obligors (in addition to the “Cash” held by other members of the Group) for the purposes of the definition of “Consolidated Net Leverage” shall be deemed to be the aggregate amount of all “Cash” denominated in USD, EUR, GBP or XOF (or such other currency as may be agreed from time to time by the Company and the Agent (acting on the instructions of the Majority Lenders)) and held in hand or in a bank account in the name of an Obligor and to which an Obligor is alone (or together with other Obligors) beneficially entitled in accordance with the preceding paragraphs of this definition.

“Consolidated EBITDA” has the meaning given to that term in Schedule 18 (Certain New York Law Definitions).

“Consolidated Net Leverage” has the meaning given to that term in Schedule 18 (Certain New York Law Definitions).

“Finance Lease” means any lease or hire purchase contract which would, in accordance with the Accounting Principles, be treated as a finance or capital lease.

“Financial Quarter” means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

“Financial Year” means the annual accounting period ending on or about December 31 in each year.

“Interest Cover” means, in respect of any Relevant Period, the ratio of the Consolidated EBITDA of the Group in respect of that Relevant Period to Net Cash Finance Interest Adjusted For Leases in respect of that Relevant Period.

“Net Cash Finance Interest Adjusted For Leases” means, for any period:

(a)	the total cash interest or finance costs paid on Indebtedness of the Group (excluding the Transaction Costs), as presented in the cash flow statements from the most recent financial statements of the Group, as determined in accordance with IFRS; plus

(b)	without duplication the interest expense on the Lease obligations of the Group for such period; less

(c)	the total cash finance income received by the Group as presented in the cash flow statements from the most recent financial statements of the Group resulting from investments and bank deposits in that period.

“New Shareholder Injections” means the net cash proceeds received by the Company after the first Utilisation Date from any of the Company’s direct or indirect shareholders from any subscription by that shareholder in cash for shares of the Company or capital contribution to the Company that does not result in the occurrence of a Change of Control.

“New Shareholder Loan” means each shareholder loan made to the Company by any of the Company’s direct or indirect shareholders or any of their Affiliates after the first Utilisation Date which is subordinated to the claims of the Finance Parties under this Agreement on terms satisfactory to the Majority Lenders.

“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December.

“Relevant Period” means each period of 12 Months ending on or about the last day of each Financial Quarter.

“Restricted Cash” means the sum of (a) Restricted MFS Cash, (b) the amount standing to the credit of any tax reserve account and (c) without duplication, the amount of Cash that would be stated as “restricted cash” on the consolidated (if applicable) statement of financial position of the Company, as of such date in accordance with the Accounting Principles.

“Restricted MFS Cash” means, as of any date of determination, an amount equal to any Cash paid in or deposited by or held on behalf of any customer or dealer of, or any other third party in relation to, or the Company and its Subsidiaries, if any, engaged in the provision of mobile financial services and designated as “restricted cash” on the consolidated (if applicable) statement of financial position of the Company, together with any interest thereon.

“Transaction Costs” means all arm’s length, fair market and bona fide fees, commissions, costs and expenses, and stamp, registration and other Taxes incurred by any member of the Group in connection with the Facility, the Finance Documents, any transaction permitted by the terms of this Agreement.

22.2	Financial Condition

The Company shall ensure that:

(a)	Consolidated Net Leverage Ratio: the Consolidated Net Leverage Ratio in respect of any Relevant Period specified in column 1 below shall not be greater than the ratio set out in column 2 below opposite that Relevant Period.

Column 1 Relevant Period	Column 2 Consolidated Net Leverage Ratio
Relevant Period Ending 30 June 2023	3.0:1
Relevant Period Ending 30 September 2023	3.0:1
Relevant Period Ending 31 December 2023	3.0:1
Each Relevant Period expiring on or after 31 March 2024	2.5:1

(b)	Interest Cover: Interest Cover in respect of any Relevant Period specified in column 1 below shall not be less than the ratio set out in column 2 below opposite that Relevant Period.

Column 1 Relevant Period	Column 2 Ratio
Relevant Period Ending 30 June 2023	3.5:1
Relevant Period Ending 30 September 2023	3.5:1
Relevant Period Ending 31 December 2023	3.5:1
Each Relevant Period expiring on or after 31 March 2024	4:1

22.3	Financial Testing

(a)	The financial covenants set out in Clause 22.2 (Financial Condition) shall be calculated in accordance with the Accounting Principles and tested by reference to each of the financial statements delivered pursuant to Clause 21.1 (Financial Statements) and/or each Compliance Certificate delivered pursuant to Clause 21.2 (Provision and Contents of Compliance Certificate).

(b)	For the purposes of Clause 22.2 (Financial Condition), in respect of the Relevant Period ending on a Quarter Date less than 12 months after the date of this Agreement:

(i)	interest expense shall be calculated on the basis of annualising the actual interest expense from the date of this Agreement, until the end of the Relevant Period; and

(ii)	the Consolidated EBITDA shall be calculated on the basis of the actual amount of the Consolidated EBITDA of the Group for the last 12 months ending on the relevant Quarter Date.

22.4	Equity Cure Right

(a)	If, in the event of a breach (or in anticipation of a breach) of paragraph (a) (Consolidated Net Leverage Ratio) and/or paragraph (b) (Interest Cover) of Clause 22.2 (Financial Condition), the Company receives the proceeds of New Shareholder Injections or New Shareholder Loans (such proceeds an “Additional Investment”) at any time prior to the date falling 20 Business Days after the final date for delivery of the Compliance Certificate in relation to such Relevant Period in respect of which such breach has occurred (or is believed will occur), Interest Cover and Consolidated Net Leverage Ratio shall be recalculated as follows:

(i)	for the calculation of Interest Cover, the total amount of Financial Indebtedness on which “Net Cash Finance Interest Adjusted For Leases” is calculated in respect of the Relevant Period shall be deemed to have been reduced by the entire amount of the Additional Investment; and/or

(ii)	for the calculation of Consolidated Net Leverage Ratio, “Indebtedness” as at the last day of such Relevant Period shall be deemed to have been reduced by the entire amount of the Additional Investment.

(b)	If, after giving effect to the adjustments referred to in paragraph (a) above, the requirements of paragraph (a) (Consolidated Net Leverage Ratio) and/or paragraph (b) (Interest Cover) of Clause 22.2 (Financial Condition) are met, the requirements of paragraph (a) (Consolidated Net Leverage Ratio) and/or paragraph (b) (Interest Cover) of Clause 22.2 (Financial Condition) shall be deemed to have been satisfied as at the relevant original date of determination for the purposes of the Finance Documents.

(c)	The relevant Additional Investment shall be applied solely for the purpose of ascertaining compliance with the requirements of paragraph (a) (Consolidated Net Leverage Ratio) and/or paragraph (b) (Interest Cover) of Clause 22.2 (Financial Condition) and for no other reason.

(d)	The rights of the Company under paragraph (a) above cannot be exercised more than four times during the life of the Facility and, where the Company exercises its rights under paragraph (a) above (a “Cure”), it shall not be permitted to exercise its rights under paragraph (a) above again during the six Months or in respect of the next two Quarter Dates following the date of exercise of a Cure.

(e)	If the amount of the Additional Investment is greater than the amount required to cure the relevant breach (such excess being the “Over-cure Amount”), the Company may elect to apply all or part of such Over-cure Amount towards curing any subsequent breach of paragraph (a) (Consolidated Net Leverage Ratio) and/or paragraph (b) (Interest Cover) of Clause 22.2 (Financial Condition) (as applicable), and such application shall (together with the rest of the Additional Investment) be deemed to be one exercise of the Company’s rights under paragraph (a) above; provided that such Over-cure Amount has not already been applied for any other purpose and remains unspent and held with an Acceptable Bank and not committed to be spent in any manner. For the avoidance of doubt, Over-cure Amounts are subject to the restriction in paragraph (d) above.

(f)	For the six-Month period commencing on the later of the date on which the proceeds of an Additional Investment are received by the Company and the date any Over-cure Amount is applied in accordance with this Clause 22.4, the Company shall not pay any dividend or other distribution to its shareholders and/or the person that provided the relevant Additional Investment.

23.	General Undertakings

The undertakings in this Clause 23 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

23.1	Authorisations

Each Obligor shall (and the Company shall ensure that each member of the Group shall) promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect;

(b)	supply certified copies to the Agent of:

(i)	any Authorisation required under any law or regulation of a Relevant Jurisdiction to:

(A)	enable it to perform its obligations under the Finance Documents;

(B)	ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document;

(C)	carry on its business where failure to do so has or is reasonably likely to have a Material Adverse Effect; and

(ii)	any Material Licence; and

(c)	inform the Agent promptly if a Material Licence is revoked or withdrawn.

23.2	Compliance with Laws

Each Obligor shall (and the Company shall ensure that each member of the Group will) comply in all respects with all laws to which it may be subject, if failure so to comply has or is reasonably likely to have a Material Adverse Effect.

23.3	Environmental Compliance

Each Obligor shall (and the Company shall ensure that each member of the Group will):

(a)	comply with all Environmental Law;

(b)	obtain, maintain and ensure compliance with all requisite Environmental Permits;

(c)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law,

where failure to do so has or is reasonably likely to have a Material Adverse Effect.

23.4	Environmental Claims

Each Obligor shall, promptly upon becoming aware of the same, inform the Agent in writing of:

(a)	any Environmental Claim against any member of the Group which is current, pending or threatened; and

(b)	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any member of the Group,

where the claim, if determined against that member of the Group, has or is reasonably likely to have a Material Adverse Effect.

23.5	Anti-Corruption Law

(a)	No Obligor shall (and the Company shall ensure that no other member of the Group will) directly or indirectly use the proceeds of the Facility:

(i)	for any purpose which would breach the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions; or

(ii)	in furtherance of an offer, payment, promise to pay, or authorisation of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws.

(b)	Each Obligor shall (and the Company shall ensure that each other member of the Group will):

(i)	conduct its businesses in compliance with applicable Anti-Corruption Laws; and

(ii)	maintain in effect and enforce policies and procedures designed to promote and achieve compliance with such laws by that Obligor, its Subsidiaries and its or their respective directors, officers, employees and agents.

23.6	Sanctions

(a)	The Obligors shall not (and shall procure that no company acquired as a result of a Permitted Acquisition will), and shall not permit or authorise any other person to, directly or indirectly, use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of any Loan or other transaction(s) contemplated by this Agreement to fund or finance any trade, business or other activities:

(i)	in any Sanctioned Country (except to the extent permitted for a Person required to comply with Sanctions);

(ii)	involving or for the benefit of any Restricted Party; or

(iii)	in any other manner that would be reasonably expected to result in any Obligor or Lender being in breach of any Sanctions (if and to the extent applicable to either of them) or becoming a Restricted Party.

(b)	Each Obligor shall, and shall procure that each company acquired as a result of a Permitted Acquisition will, ensure that it shall not use any revenue or benefit derived from any activity or dealing with a Restricted Party for the purpose of discharging amounts owing to any Finance Party in respect of the Facility.

(c)	The Obligors shall, and shall procure that each company acquired as a result of a Permitted Acquisition will, implement and maintain appropriate safeguards designed to prevent any action that would be contrary to paragraphs (a) and (b) above.

(d)	Each Obligor shall, and shall procure that each company acquired as a result of a Permitted Acquisition will, promptly upon becoming aware of the same, supply to the Agent details of any claim, action, suit, proceedings or investigation against it with respect to Sanctions.

(b)	Each undertaking made pursuant to paragraphs (a), (b) and (c) above is only given to a Finance Party to the extent that providing such an undertaking to a Finance Party would not result in any violation of, conflict with or liability under any Blocking Regulation.

23.7	Taxation

(a)	Each Obligor shall (and the Company shall ensure that each member of the Group will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(i)	such payment is being contested in good faith;

(ii)	adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Agent under Clause 21.1 (Financial Statements); and

(iii)	such payment can be lawfully withheld and failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.

(b)	No member of the Group may change its residence for Tax purposes.

23.8	Change of Business

The Company shall procure that no substantial change is made to the general nature of the business of the Group taken as a whole from that carried on by the Group at the date of this Agreement.

23.9	Acquisitions

No Obligor shall (and the Company shall ensure that no other member of the Group will), without the prior written consent of the Majority Lenders, make any acquisition other than a Permitted Acquisition.

23.10	Preservation of Assets

Each Obligor shall (and the Company shall ensure that each other member of the Group will):

(a)	maintain in good working order and condition (ordinary wear and tear excepted) all of its assets necessary or desirable in the conduct of its business; and

(b)	take all steps as are necessary to preserve the value and marketability of any Charged Property.

23.11	Pari Passu Ranking

Each Obligor shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

23.12	Additional General Undertakings

Each Obligor shall comply with the undertakings set out in Schedule 17 (Additional General Undertakings).

23.13	Sale Transactions with Restricted Party

The Obligors shall not enter into sales transactions with a Restricted Party or a Party that is the subject of Sanctions by any Sanctions Authority.

23.14	Insurance

(a)	Each Obligor shall (and the Company shall ensure that each other member of the Group will) maintain insurances (including all mandatory insurances) on and in relation to its business and assets against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

(b)	All insurances must be with reputable independent insurance companies or underwriters.

(c)	Each Obligor shall ensure that:

(i)	the insurances are in full force and effect and that all premiums, and any other amounts payable under any contract of insurance, are paid when due; and

(ii)	the conditions of the insurances are complied with and that nothing will be done or omitted which would reduce or avoid liability under any of the insurances.

23.15	Access

If a Default is continuing or the Agent reasonably suspects a Default is continuing or may occur, each Obligor shall, and the Company shall ensure that each member of the Group will, (not more than once in every Financial Year unless the Agent reasonably suspects a Default is continuing or may occur) permit the Agent, the Security Agent and/or accountants or other professional advisers and contractors of the Agent or Security Agent free access at all reasonable times and on reasonable notice at the risk and cost of the Obligor or the Company to (a) the premises, assets, books, accounts and records of each member of the Group and (b) meet and discuss matters with senior management (including the chief executive officer and the chief financial officer of the Group).

23.16	Intellectual Property

Each Obligor shall (and the Company shall procure that each other member of the Group will):

(a)	preserve and maintain the subsistence and validity of the Intellectual Property necessary for the business of the relevant member of the Group;

(b)	use reasonable endeavours to prevent any infringement in any material respect of the Intellectual Property;

(c)	make registrations and pay all registration fees and taxes necessary to maintain the Intellectual Property in full force and effect and record its interest in that Intellectual Property;

(d)	not use or permit the Intellectual Property to be used in a way or take any step or omit to take any step in respect of that Intellectual Property which may materially and adversely affect the existence or value of the Intellectual Property or imperil the right of any member of the Group to use such property; and

(e)	not discontinue the use of the Intellectual Property,

where failure to do so, in the case of paragraphs (a) and (b) above, or in the case of paragraphs (c), (d) and (e) above such use, permission to use, omission or discontinuation, is reasonably likely to have a Material Adverse Effect.

23.17	Amendments

(a)	No Obligor shall (and the Company shall ensure that no other member of the Group will) amend, vary, novate, supplement, supersede, waive or terminate any term of a Finance Document or any other document delivered to the Agent pursuant to Clause 4.1 (Initial Conditions Precedent) or Clause 27 (Changes to the Obligors) or enter into any agreement with any shareholders of the Company or any of their Affiliates which is not a member of the Group except:

(i)	in accordance with Clause 38 (Amendments and Waivers); or

(ii)	subject to Clause 38 (Amendments and Waivers), in a way which could not be reasonably expected materially and adversely to affect the rights of the Finance Parties (or any of them) under and in terms of the Finance Documents.

(b)	The Company shall promptly supply to the Agent upon request a copy of any document relating to any of the matters referred to in paragraphs (i) to (ii) above.

23.18	No Changes to Constitutional Documents

Each Obligor shall (and the Company shall procure that each other member of the Group will) not permit any changes or amendments to be made to its constitutional documents without the prior written consent of the Agent if such change is reasonably likely to adversely affect the rights of the Finance Parties (or any of them) under and in terms of the Finance Documents.

23.19	Guarantors and Guarantor Coverage Test

(a)	The Company shall ensure that on the Closing Date (the “Initial Test Date”), the Original Guarantors have each entered into this Agreement as a Guarantor.

(b)	Thereafter, the Company shall ensure that such other member of the Group (other than Togocom and any Subsidiary of Togocom) as is necessary to ensure that the Finance Parties have, at all times, Guarantees from the members of the Group (other than Togocom and any Subsidiary of Togocom) that have a Consolidated EBITDA (as defined in Clause 22.1 (Financial Definitions)) and gross assets (excluding intra-Group items) representing 80% or more of the Consolidated EBITDA and gross assets of the Group, in each case, calculated on a consolidated basis, provided that, in calculating the relevant Consolidated EBITDA and gross assets of the Group:

(i)	the Consolidated EBITDA and gross assets of Togocom and Togocom’s Subsidiaries shall be excluded from such calculations entirely;

(ii)	the Consolidated EBITDA and gross assets shall be determined by reference to the most recent Compliance Certificate supplied by the Company and/or the latest audited financial statements of the relevant Subsidiary (consolidated in the case of a Subsidiary which itself has Subsidiaries) and the latest audited consolidated financial statements of the Group. However, if a Subsidiary has been acquired since the date as at which the latest audited consolidated financial statements of the Group were prepared, the financial statements shall be deemed to be adjusted in order to take into account the acquisition of that Subsidiary (that adjustment being certified by the Auditors as representing an accurate reflection of the revised Consolidated EBITDA (as defined in Clause 22.1 (Financial Definitions) of the Group));

(iii)	gross assets shall include, without limitation, property, plant and equipment, long-term receivables (external), inventories, trade receivables (external), Cash and Cash Equivalents; and

(iv)	the Consolidated EBITDA of any member of the Group that generates negative Consolidated EBITDA shall be excluded from the numerator and such member of the Group shall be deemed to have a Consolidated EBITDA of zero,

(the foregoing being the “Guarantor Coverage Test”), and provided, further, that a report by the Auditors as to whether or not the Consolidated EBITDA, as defined in Clause 22.1 (Financial Definitions), or the gross assets of the Group (excluding intra-Group items) represents 80% or more of the Consolidated EBITDA or gross assets of the Group, calculated on a consolidated basis, shall, in the absence of manifest error and for the purposes of the Initial Test Date, be conclusive and binding on all Parties (but excluding Togocom and Togocom’s Subsidiaries).

(c)	Following the Initial Test Date, compliance with the obligations under paragraph (a) above shall be determined by reference to the latest Quarterly Financial Statements taken together with the relevant Compliance Certificate and shall also be deemed to be tested on the occurrence of a material change in the corporate structure of the Group and/or a disposal and/or acquisition that is not prohibited under Schedule 17 (Additional General Undertakings) of this Agreement. The Company shall ensure that, as soon as reasonably practicable and in any event within 30 days of delivery of each Compliance Certificate and Quarterly Financial Statements, any member of the Group required to become an Additional Guarantor in order to ensure ongoing compliance with the Guarantor Coverage Test accedes to this Agreement as such.

(d)	The Company need only perform its obligations under paragraph (a) above if it is not unlawful for the relevant person to become a Guarantor and that person becoming a Guarantor would not result in personal liability for that person’s directors or other management. Each Obligor must use, and must procure that the relevant person uses, all reasonable endeavours lawfully available to avoid any such unlawfulness or personal liability. This includes agreeing to a limit on the amount guaranteed. The Agent may (but shall not be obliged to) agree to such a limit if, in its opinion, to do so would avoid the relevant unlawfulness or personal liability.

(e)	Notwithstanding anything to the contrary in this Agreement, none of Togocom or its Subsidiaries shall be required to be a Guarantor or Additional Guarantor.

23.20	Further Assurance

(a)	Each Obligor shall (and the Company shall procure that each other member of the Group will) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Agent may reasonably specify (and in such form as the Agent may reasonably require in favour of the Agent or its nominee(s)):

(i)	to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law;

(ii)	to confer, on the Agent or confer on the Finance Parties, Security over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Transaction Security Documents; and/or

(iii)	after any Transaction Security has become enforceable, to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

(b)	Each Obligor shall (and the Company shall procure that each other member of the Group will) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Agent or the Finance Parties by or pursuant to the Finance Documents.

23.21	Note Purchase Condition

(a)	If any member of the Group prepays, purchases, defeases, redeems, acquires or retires any Senior Notes (other than to the extent funded with the proceeds of New Shareholder Injections, New Shareholder Loans or any Permitted Refinancing Indebtedness) (the “Notes Repurchase”) and, as a result of such Notes Repurchase (when taken together with any other Notes Repurchase previously effected or which will be effected on the same date as such Notes Repurchase) (the “Aggregate Notes Repurchase”), the aggregate principal amount of the Senior Notes outstanding immediately following such Notes Repurchase is less than 75% of the original aggregate principal amount of the Senior Notes (the “Threshold”), the outstanding Loans shall be prepaid and a corresponding amount of the Commitments shall be cancelled in each case by a proportionate amount to that by which the original aggregate principal amount of the Senior Notes are reduced by the Aggregate Notes Repurchase.

(b)	Thereafter, for each further Notes Repurchase below the Threshold, there shall be a corresponding prepayment of the outstanding Loans and corresponding amount of the Commitments shall be cancelled, in each case equivalent to the same percentage amount by which the further Notes Repurchase reduces the original aggregate principal amount of the Senior Notes.

24.	Events of Default

Each of the events or circumstances set out in this Clause 24 is an Event of Default (save for Clause 24.19 (Acceleration)).

24.1	Non-Payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within three Business Days of its due date.

24.2	Financial Covenants and Other Obligations

(a)	Any requirement of Clause 22 (Financial Covenants) is not satisfied (subject to the provisions of Clause 22.4 (Equity Cure Rights)).

(b)	An Obligor does not comply with the provisions of Clause 21 (Information Undertakings).

(c)	An Obligor does not comply with any provision of any Transaction Security Document.

24.3	Other Obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 24.1 (Non-Payment) and Clause 24.2 (Financial Covenants and Other Obligations)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 15 Business Days of the earlier of (i) the Agent giving notice to the Company or relevant Obligor and (ii) the Company or an Obligor becoming aware of the failure to comply.

24.4	Misrepresentation

(a)	Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading when made or deemed to be made.

(b)	No Event of Default under paragraph (a) above will occur if the circumstances giving rise to the misrepresentation or misstatement are capable of remedy and are remedied within 10 Business Days of the earlier of (i) the Agent giving written notice to the Company or the relevant Obligor and (ii) the Company or the relevant Obligor becoming aware of the misrepresentation or misstatement.

24.5	Cross Default/ Cross Acceleration

(a)	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(d)	Subject to paragraph (g) below, any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described) or acceleration.

(e)	The occurrence of any event of default (however described) or acceleration occurs in relation to the Senior Notes.

(f)	No Event of Default will occur under this Clause 24.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than US$25,000,000 (or its equivalent in any other currency or currencies).

(g)	No Event of Default shall arise under paragraph (d) of this Clause 24.5 as a result of the Financial Statement Default, provided that the financial statements in relation to the Financial Statement Default have been provided as required within 200 days after the end of the 2022 Financial Year and the Borrower shall promptly provide written confirmation to the Agent that such Financial Statement Default has been remedied or waived in accordance with the terms of any Financial Indebtedness of any member of the Group (as applicable).

24.6	Insolvency

(a)	A member of the Group:

(i)	is unable or admits inability to pay its debts as they fall due;

(ii)	is deemed to, or is declared to, be unable to pay its debts under applicable law;

(iii)	suspends or threatens to suspend making payments on any of its debts; or

(iv)	by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness in excess of US$25,000,000 (or its equivalent in any other currency or currencies).

(b)	The value of the assets of any member of the Group that has Consolidated EBITDA (as defined in Clause 20.1 (Financial Definitions)) representing 5% or more of the Consolidated EBITDA of the Group; or gross assets (excluding intra-Group items) representing 5% or more of the gross assets of the Group, is less than its liabilities (taking into account contingent and prospective liabilities) provided that:

(i)	no Event of Default will arise under this paragraph (b) in respect of Honora Tanzania to the extent that, on the date of this Agreement (the “Honora Tanzania Guarantee Date”), Honora Tanzania’s liabilities exceeds the value of its assets; and

(ii)	if, on any date after the Honora Tanzania Guarantee Date, the value of Honora Tanzania’s assets is equal to or exceeds its liabilities (such date being the “Honora Tanzania Solvency Date”), an Event of Default will arise if, at any time after the Honora Tanzania Solvency Date, the value of Honora Tanzania’s assets is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any member of the Group. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

24.7	Insolvency Proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Group;

(ii)	a composition, compromise, assignment or arrangement with any creditor of any member of the Group;

(iii)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any member of the Group or any of its assets; or

(iv)	enforcement of any Security over any assets of any member of the Group,

or any analogous procedure or step is taken in any jurisdiction.

(b)	Paragraph (a) shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 14 days of commencement.

24.8	Creditors’ Process

Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of a member of the Group having an aggregate value exceeding US$25,000,000 (or its equivalent in any other currency or currencies) and is not discharged within 60 days.

24.9	Unlawfulness and Invalidity

(a)	It is or becomes unlawful for an Obligor or any other member of the Group that is a party to a Finance Document to perform any of its obligations under the Finance Documents or any Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective or any subordination created under the Subordination Deed is or becomes unlawful.

(b)	Any obligation or obligations of any Obligor or any other member of the Group under any Finance Documents are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

(c)	Any Finance Document ceases to be in full force and effect or any Transaction Security or any subordination created under the Subordination Deed ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective.

24.10	Cessation of Business

Any member of the Group suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business which is not prohibited under Schedule 17 (Additional General Undertakings) of this Agreement.

24.11	Change of Ownership

(a)	After the date of this Agreement, an Obligor (other than the Company) ceases to be a wholly-owned Subsidiary of the Company; or

(b)	an Obligor ceases to own at least the same percentage of shares in a Material Company as on the date of this Agreement,

except, in either case, as a result of a disposal which is not prohibited under Schedule 17 (Additional General Undertakings).

24.12	Audit Qualification

The Auditors of the Group qualify the audited annual consolidated financial statements of any Obligor or any Material Company.

24.13	Expropriation

The authority or ability of any member of the Group to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any member of the Group or any of its assets provided that an Event of Default under this Clause 24.13 shall only occur where such action has or is reasonably likely to have a Material Adverse Effect.

24.14	Repudiation and Rescission of Agreements

An Obligor (or any other relevant party) rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security.

24.15	Litigation

Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened in relation to the Finance Documents or the transactions contemplated in the Finance Documents or against any member of the Group or its assets which have or are reasonably likely to have a Material Adverse Effect.

24.16	Convertibility/Transferability

Any foreign exchange law is amended, enacted or introduced or is reasonably likely to be amended, enacted or introduced in a Relevant Jurisdiction of an Obligor that (in the opinion of the Majority Lenders):

(a)	has or may reasonably be expected to have the effect of prohibiting, or restricting or delaying in any material respect any payment or delivery that any Obligor is required to make pursuant to the terms of any of the Finance Documents; or

(b)	is materially prejudicial to the interests of the Finance Parties under or in connection with any of the Finance Documents.

24.17	Political and Economic Risk

A deterioration occurs in the political or economic situation generally in the Relevant Jurisdiction of an Obligor, or an act of war or hostility, invasion, armed conflict or act of foreign enemy, revolution, insurrection, insurgency or threat thereof occurs in or involving the Relevant Jurisdiction of an Obligor, unless (in any such case) this does not and will not have a Material Adverse Effect.

24.18	Material Adverse Change

Any event or circumstance occurs which the Majority Lenders reasonably believe has or is reasonably likely to have a Material Adverse Effect.

24.19	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing, the Agent may, and shall if so directed by the Majority Lenders:

(a)	by notice to the Company:

(i)	cancel the Total Commitments at which time they shall immediately be cancelled;

(ii)	declare that all or part of the Utilisations, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable; and/or

(iii)	declare that all or part of the Utilisations be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(b)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

Section 9

Changes to Parties

25.	Changes to the Lenders

25.1	Assignments and Transfers by the Lenders

Subject to this Clause 25 and to Clause 26 (Restriction on Debt Purchase Transactions), a Lender (the “Existing Lender”) may:

(a)	assign any of its rights;

(b)	transfer by novation any of its rights and obligations; or

(c)	sub-participate any of its rights or obligations,

under any Finance Document to another bank or financial institution or to a trust, fund or any insurance or reinsurance company or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

25.2	Company Consent

The prior written consent of the Company (not to be unreasonably withheld or delayed and which shall be deemed to be given if the Company does not respond within ten Business Days of receiving a written request from the Agent) is required for an assignment, or transfer by an Existing Lender, unless the assignment, transfer or sub-participation is:

(a)	to a Permitted Transferee;

(b)	to another Lender or an Affiliate of any Lender or to a special purpose vehicle set up by a Lender or Affiliate of any Lender where Security over securities issued by such special purpose vehicle is to be created in favour of a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank);

(c)	if the Existing Lender is a fund, to a fund which is a Related Fund of that Existing Lender;

(d)	a non-voting sub-participation; or

(e)	made at a time when an Event of Default is continuing.

25.3	Other Conditions of Assignment or Transfer

(a)	An assignment will only be effective on:

(i)	receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties and the other Secured Parties as it would have been under if it was an Original Lender;

(ii)	the New Lender entering into the documentation required for it to accede as a party to each relevant Finance Document; and

(iii)	the performance by the Agent and the Security Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent and the Security Agent shall promptly notify to the Existing Lender and the New Lender.

(b)	A transfer will only be effective if the New Lender enters into the documentation required for it to accede as a party to each relevant Finance Document and if the procedure set out in Clause 25.6 (Procedure for Transfer) is complied with.

(c)	If any assignment, transfer or sub-participation is executed in breach of the provisions of this Clause 25.3:

(i)	the right to vote in respect of the Commitments, Utilisations and/or participations which are the subject of the assignment, transfer or sub participation shall be suspended and such Commitments, Utilisations and/or participations shall be ignored in determining the decisions requiring a vote by some or all of the Lenders or a class of them; and

(ii)	for the purposes of Clause 38.2 (All Lender Matters), the New Lender shall be deemed not to be Lender,

in each case, until such time as there has been compliance with the provisions of this Clause 25.3.

(d)	If:

(i)	a Lender assigns, transfers or sub-participates any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer, sub participation or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 14 (Tax Gross Up and Indemnities) or Clause 15 (Increased Costs),

then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under that Clause to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer, sub-participation or change had not occurred.

(e)	Notwithstanding the foregoing or anything to the contrary in this Agreement or any other Finance Document, unless an Event of Default is continuing, no assignment, transfer or sub-participation may be made at any time without the prior written consent of the Company (in its sole and absolute discretion but which shall be deemed to be given if the Company does not respond within ten Business Days of receiving a written request from the Agent) to:

(i)	a Loan to Own/Distressed Investor;

(ii)	an Industry Competitor; or

(iii)	a Defaulting Lender.

(f)	Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer, assignment or sub-participation becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

25.4	Assignment or Transfer Fee

(a)	Subject to paragraph (b) below, the New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of US$2,500.

(b)	No fee is payable pursuant to paragraph (a) above if the Agent agrees that no fee is payable.

(c)	Subject to paragraph (d) below, the New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Security Agent (for its own account) a fee of US$3,000.

(d)	No fee is payable pursuant to paragraph (c) above if the assignment or transfer is made by an Existing Lender:

(i)	to an Affiliate of that Existing Lender; or

(ii)	to a fund which is a Related Fund of that Existing Lender.

25.5	Limitation of Responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor or any other member of the Group of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender, the other Finance Parties and the Secured Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 25; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

25.6	Procedure for Transfer

(a)	Subject to the conditions set out in Clause 25.2 (Company Consent) and Clause 25.3 (Other Conditions of Assignment or Transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied the Agent and the Security Agent have complied with all necessary “know your customer” or similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	Subject to Clause 25.10 (Pro Rata Interest Settlement), on the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Transaction Security each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor or other member of the Group and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Agent, the Security Agent, the Arranger, the New Lender and the other Lenders shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights, and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Security Agent, the Arrangers and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

25.7	Procedure for Assignment

(a)	Subject to the conditions set out in Clause 25.2 (Company Consent) and Clause 25.3 (Other Conditions of Assignment or Transfer) an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)	The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied that the Agent and the Security Agent have complied with all necessary “know your customer” or similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)	Subject to Clause 25.10 (Pro Rata Interest Settlement), on the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents and in respect of the Transaction Security expressed to be the subject of the assignment in the Assignment Agreement;

(ii)	the Existing Lender will be released from the obligations (the “Relevant Obligations”) expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Transaction Security); and

(iii)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

(d)	Lenders may utilise procedures other than those set out in this Clause 25.7 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 25.6 (Procedure for Transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 25.2 (Company Consent) and Clause 25.3 (Other Conditions of Assignment or Transfer).

25.8	Copy of Transfer Certificate, Assignment Agreement, Accordion Increase Confirmation or Increase Confirmation to Company

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, an Assignment Agreement, Accordion Increase Confirmation or an Increase Confirmation, send to the Company and the Security Agent a copy of that Transfer Certificate, Assignment Agreement, Accordion Increase Confirmation or Increase Confirmation.

25.9	Security Over Lenders’ Rights

In addition to the other rights provided to Lenders under this Clause 25, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, pledge, assignment or other Security to secure obligations to a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank) including, without limitation, any transfer of rights to a special purpose vehicle where Security over securities issued by such special purpose vehicle is to be created in favour of a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank); and

(b)	any charge, pledge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, pledge, assignment or Security shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, pledge, assignment or other Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

25.10	Pro rata Interest Settlement

(a)	If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 25.6 (Procedure for Transfer) or any assignment pursuant to Clause 25.7 (Procedure for Assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(i)	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

(ii)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts so that, for the avoidance of doubt:

(A)	when the Accrued Amounts become payable, those Accrued Amounts will be payable for the account of the Existing Lender; and

(B)	the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 25.10, have been payable to it on that date, but after deduction of the Accrued Amounts.

(b)	In this Clause 25.10 references to “Interest Period” shall be construed to include a reference to any other period for accrual of fees.

(c)	An Existing Lender which retains the right to the Accrued Amounts pursuant to this Clause 25.10 but which does not have a Commitment shall be deemed not to be a Lender for the purposes of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents.

26.	Restriction on Debt Purchase Transactions

26.1	Prohibition on Debt Purchase Transactions by the Group

The Company shall not, and shall procure that each other member of the Group shall not, enter into any Debt Purchase Transaction or beneficially own all or any part of the share capital of a company that is a Lender or a party to a Debt Purchase Transaction of the type referred to in paragraphs (b) or (c) of the definition of “Debt Purchase Transaction”.

26.2	Disenfranchisement of Shareholder Affiliates

(a)	For so long as a Shareholder Affiliate:

(i)	beneficially owns a Commitment; or

(ii)	has entered into a sub-participation agreement relating to a Commitment or other agreement or arrangement having a substantially similar economic effect and such agreement or arrangement has not been terminated, in ascertaining:

(A)	the Majority Lenders; or

(B)	whether:

(1)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments; or

(2)	the agreement of any specified group of Lenders,

has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, such Commitment shall be deemed to be zero and such Shareholder Affiliate or the person with whom it has entered into such sub participation, other agreement or arrangement shall be deemed not to be a Lender for the purposes of paragraphs (A) and (B) above (unless in the case of a person not being a Shareholder Affiliate it is a Lender by virtue otherwise than by beneficially owning the relevant Commitment).

(b)	Each Lender shall, unless such Debt Purchase Transaction is an assignment, transfer or sub-participation, promptly notify the Agent in writing if it knowingly enters into a Debt Purchase Transaction with a Shareholder Affiliate (a “Notifiable Debt Purchase Transaction”), such notification to be substantially in the form set out in Part 1 of Schedule 11 (Forms of Notifiable Debt Purchase Transaction Notice).

(c)	A Lender shall promptly notify the Agent if a Notifiable Debt Purchase Transaction to which it is a party:

(i)	is terminated; or

(ii)	ceases to be with a Shareholder Affiliate,

such notification to be substantially in the form set out in Part 2 of Schedule 11 (Forms of Notifiable Debt Purchase Transaction Notice).

(d)	Each Shareholder Affiliate that is a Lender agrees that:

(i)	in relation to any meeting or conference call to which all the Lenders are invited to attend or participate, it shall not attend or participate in the same if so requested by the Agent or, unless the Agent otherwise agrees, be entitled to receive the agenda or any minutes of the same; and

(ii)	in its capacity as Lender, unless the Agent otherwise agrees, it shall not be entitled to receive any report or other document prepared at the behest of, or on the instructions of, the Agent or one or more of the Lenders.

26.3	Shareholder Affiliates’ Notification to Other Lenders of Debt Purchase Transactions

Any Shareholder Affiliate which is or becomes a Lender and which enters into a Debt Purchase Transaction as a purchaser or a participant shall, by 5.00 pm on the Business Day following the day on which it entered into that Debt Purchase Transaction, notify the Agent of the extent of the Commitment(s) or amount outstanding to which that Debt Purchase Transaction relates. The Agent shall promptly disclose such information to the Lenders.

27.	Changes to the Obligors

27.1	Assignment and Transfers by Obligors

No Obligor or any other member of the Group may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

27.2	Additional Guarantors

(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 21.11 (“Know Your Customer” Checks), the Company may request that any of its Subsidiaries become a Guarantor.

(b)	The Company shall procure that any other member of the Group which is a Material Company shall, as soon as possible after becoming a Material Company, become an Additional Guarantor and grant such Security as the Agent and Security Agent may require and shall accede to each relevant Finance Document.

(c)	A member of the Group shall become an Additional Guarantor if:

(i)	the Company and the proposed Additional Guarantor deliver to the Agent and the Security Agent a duly completed and executed Accession Deed; and

(ii)	the Agent has received all of the documents and other evidence listed in Part 3 (Conditions Precedent Required to be Delivered by an Additional Guarantor) of Schedule 2 (Conditions Precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.

(d)	The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part 3 (Conditions Precedent Required to be Delivered by an Additional Guarantor) of Schedule 2 (Conditions Precedent).

(e)	Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (d) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

27.3	Resignation of a Guarantor

(a)	The Company may request that a Guarantor (other than a Company) ceases to be a Guarantor by delivering to the Agent a Resignation Letter if:

(i)	that Guarantor is being disposed of by way of a disposal of a Guarantor to a person which is not a member of the Group where that disposal is not prohibited under Schedule 17 (Additional General Undertakings) or made with the approval of the Majority Lenders (and the Company has confirmed this is the case) (a “Third Party Disposal”) and the Company has confirmed this is the case; or

(ii)	all the Lenders have consented to the resignation of that Guarantor.

(b)	The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)	the Company has confirmed that no Default is continuing or would result from the acceptance of the Resignation Letter; and

(ii)	no payment is due from the Guarantor under Clause 19.1 (Guarantee and Indemnity).

(c)	The resignation of that Guarantor shall not be effective until the date of the relevant Third Party Disposal at which time that company shall cease to be a Guarantor and shall have no further rights or obligations under the Finance Documents as a Guarantor.

27.4	Repetition of Representations

Delivery of an Accession Deed constitutes confirmation by the relevant Subsidiary that the representations and warranties referred to in paragraph (d) of Clause 20.32 (Times When Representations Made) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

27.5	Resignation and Release of Security on Disposal

Subject to the requirements of Schedule 17 (Additional General Undertakings), if a Guarantor is or is proposed to be the subject of a Third Party Disposal then:

(a)	where that Guarantor created Transaction Security over any of its assets or business in favour of the Security Agent, or Transaction Security in favour of the Security Agent was created over the shares (or equivalent) of that Guarantor, the Security Agent may, at the cost and request of the Company, release those assets, business or shares (or equivalent) and issue certificates of non-crystallisation; and

(b)	any resignation of that Guarantor and related release of Transaction Security referred to in paragraph (a) above shall become effective only on the making of that disposal.

27.6	Copy of Accession Deeds and Resignation Letters

The Agent shall, as soon as reasonably practicable after it has executed an Accession Deed or accepted a Resignation Letter, send to the Security Agent a copy of that Accession Deed or Resignation Letter.

Section 10

The Finance Parties

28.	Role of the Agent, the Arrangers and Others

28.1	Appointment of the Agent

(a)	Each of the Arrangers and the Lenders appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each of the Arrangers and the Lenders authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

28.2	Instructions

(a)	The Agent shall:

(i)	unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and

(B)	in all other cases, the Majority Lenders; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.

(b)	The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)	Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties save for the Security Agent.

(d)	The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(e)	In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

(f)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (f) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents.

28.3	Duties of the Agent

(a)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(b)	Subject to paragraph (c) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(c)	Without prejudice to Clause 25.8 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Company), paragraph (b) above shall not apply to any Transfer Certificate, any Assignment Agreement or any Accordion Increase Confirmation or Increase Confirmation.

(d)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, the Security Agent or the Arrangers) under this Agreement, it shall promptly notify the other Finance Parties.

(g)	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

28.4	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

28.5	No Fiduciary Duties

(a)	Nothing in any Finance Document constitutes the Agent or the Arrangers as a trustee or fiduciary of any other person.

(b)	None of the Agent or the Arrangers shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

28.6	Business with the Group

The Agent and the Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

28.7	Rights and Discretions

(a)	The Agent may:

(i)	on any representation, communication, notice or document (including, without limitation, any notice given by a Lender pursuant to paragraphs (b) or (c) of Clause 26.2 (Disenfranchisement of Shareholder Affiliates)) believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(A)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 24.1 (Non-Payment));

(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised;

(iii)	any notice or request made by the Company (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors; and

(iv)	no Notifiable Debt Purchase Transaction:

(A)	has been entered into;

(B)	has been terminated; or

(v)	has ceased to be with a Shareholder Affiliate.

(c)	The Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)	Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be desirable.

(e)	The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Agent may act in relation to the Finance Documents through its officers, employees and agents and the Agent shall not:

(i)	be liable for any error of judgment made by any such person; or

(ii)	be bound to supervise, or be in any way responsible for, any loss incurred by reason of misconduct, omission or default on the part of any such person,

unless such error or such loss was directly caused by the Agent’s gross negligence or wilful misconduct.

(g)	Unless a Finance Document expressly provides otherwise the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(h)	Without prejudice to the generality of paragraph (g) above, the Agent:

(i)	may disclose; and

(ii)	on the written request of the Company or the Majority Lenders shall, as soon as reasonably practicable, disclose,

the identity of a Defaulting Lender to the Company and to the other Finance Parties.

(i)	Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent or the Arrangers are obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(j)	Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

28.8	Responsibility for Documentation

None of the Agent or the Arrangers are responsible or liable for:

(a)	the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, an Obligor or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security; or

(c)	any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

28.9	No Duty to Monitor

The Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

28.10	Exclusion of Liability

(a)	Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent), the Agent shall not be liable (including, without limitation, for negligence or any other category of liability whatsoever) for:

(i)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct;

(ii)	exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Transaction Security; or

(iii)	without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent, in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause subject to Clause 1.4 (Third Party Rights) and the provisions of the Contracts (Rights of Third Parties) Act 1999.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or the Arrangers to carry out:

(i)	any “know your customer” or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender or for any Affiliate of any Lender,

on behalf of any Lender and each Lender confirms to the Agent and the Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

(e)	Without prejudice to any provision of any Finance Document excluding or limiting the Agent’s liability, any liability of the Agent arising under or in connection with any Finance Document or the Transaction Security shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

28.11	Lenders’ Indemnity to the Agent

(a)	Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 32.11 (Disruption to Payment Systems Etc.), notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

(b)	Subject to paragraph (c) below, the Company shall immediately on demand reimburse any Lender for any payment that Lender makes to the Agent pursuant to paragraph (a) above.

(c)	Paragraph (b) above shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Agent to an Obligor.

28.12	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the Lenders and the Company.

(b)	Alternatively, the Agent may resign by giving 30 days’ notice to the Lenders and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Company) may appoint a successor Agent (acting through an office in the United Kingdom).

(d)	If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (c) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 28 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with the then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent’s normal fee rates and those amendments will bind the Parties.

(e)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(f)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(g)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (e) above) but shall remain entitled to the benefit of Clause 16.3 (Indemnity to the Agent) and this Clause 28 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(h)	The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)	the Agent fails to respond to a request under Clause 14.7 (FATCA Information) and a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)	the information supplied by the Agent pursuant to Clause 14.7 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Company and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and that Lender, by notice to the Agent, requires it to resign.

28.13	Replacement of the Agent

(a)	After consultation with the Company, the Majority Lenders may, by giving 30 days’ notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent (acting through an office in the United Kingdom).

(b)	The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)	The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of Clause 16.3 (Indemnity to the Agent) and this Clause 28 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

28.14	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

28.15	Relationship with the Lenders

(a)	Subject to Clause 25.10 (Pro rata Interest Settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 34.6 (Electronic Communication)) electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address (or such other information), department and officer by that Lender for the purposes of Clause 34.2 (Addresses) and paragraph (a)(ii) of Clause 34.6 (Electronic Communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

28.16	Credit Appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(d)	the adequacy, accuracy or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

28.17	Agent’s Management Time

(a)	Any amount payable to the Agent under Clause 16.3 (Indemnity to the Agent), Clause 18 (Costs and Expenses) and Clause 28.11 (Lenders’ Indemnity to the Agent) shall include the cost of utilising the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may agree with the Company and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 13 (Fees).

(b)	Any cost of utilising the Agent’s management time or other resources shall include, without limitation, any such costs in connection with Clause 26.2 (Disenfranchisement of Shareholder Affiliates).

28.18	Deduction from Amounts Payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

28.19	Reliance and Engagement Letters

Each Finance Party and Secured Party confirms that each of the Arrangers and the Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Arrangers or the Agent) the terms of any reliance letter or engagement letters relating to any reports or letters provided by accountants in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of the reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

29.	The Security Agent

29.1	Agency

(a)	The Security Agent declares that it holds the Charged Property on trust for the Secured Parties on the terms contained in this Agreement.

(b)	Each of the Agent, the Arranger and each Lender authorises the Security Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Security Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

29.2	Parallel Debt (Covenant to Pay the Security Agent)

(a)	Notwithstanding any other provision of this Agreement, each Obligor hereby irrevocably and unconditionally undertakes to pay to the Security Agent, as creditor in its own right and not as representative of the other Secured Parties, sums equal to and in the currency of each amount payable by it to each of the Secured Parties under each of the Finance Documents as and when that amount falls due for payment under the relevant Finance Document or would have fallen due but for any discharge resulting from failure of another Secured Party to take appropriate steps, in insolvency proceedings affecting that Obligor, to preserve its entitlement to be paid that amount.

(b)	The Security Agent shall have its own independent right to demand payment of the amounts payable by any Obligor under this Clause 29.2 irrespective of any discharge of the Obligor’s obligation to pay those amounts to the other Secured Parties resulting from failure by them to take appropriate steps, in insolvency proceedings affecting the relevant Obligor, to preserve their entitlement to be paid those amounts.

(c)	Any amount due and payable by any Obligor to the Security Agent under this Clause 29.2 shall be decreased to the extent that the other Secured Parties have received (and are able to retain) payment in full of the corresponding amount under the other provisions of the Finance Documents and any amount due and payable by the Obligors to the other Secured Parties under those provisions shall be decreased to the extent that the Security Agent has received (and is able to retain) payment in full of the corresponding amount under this Clause 29.2.

29.3	Enforcement through Security Agent Only

The Secured Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Security or to exercise any right, power, authority or discretion arising under the Transaction Security Documents except through the Security Agent.

29.4	Instructions

(a)	The Security Agent shall:

(i)	subject to paragraph (c) below exercise or refrain from exercising any right, power, authority or discretion vested in it as Security Agent in accordance with any instructions given to it by the Agent;

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with sub-paragraph (i) above.

(b)	The Security Agent shall be entitled to request instructions, or clarification of any instruction, from the Agent as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Security Agent may refrain from acting unless and until it receives those instructions or that clarification that it has requested.

(c)	Paragraph (a) above shall not apply:

(i)	in respect of any provision which protects the Security Agent’s own position in its personal capacity as opposed to its role of Security Agent for the Secured Parties including, without limitation, Clauses 29.7 (No Duty to Account) to Clause 29.12 (Exclusion of Liability), Clause 29.15 (Confidentiality) to Clause 29.21 (Custodians and Nominees) and Clause 29.24 (Acceptance of Title) to Clause 29.36 ( Disapplication of Trustee Acts); or

(ii)	in respect of the exercise of the Security Agent’s discretion to exercise a right, power or authority under any of:

(A)	Clause 29.27 (Order of Application); and

(B)	Clause 29.30 (Permitted Deductions).

(d)	In exercising any discretion to exercise a right, power or authority under the Finance Documents where either:

(i)	it has not received any instructions as to the exercise of that discretion; or

(ii)	the exercise of that discretion is subject to paragraph (c)(ii) above,

the Security Agent shall do so having regard to the interests of all the Secured Parties.

(e)	The Security Agent may refrain from acting in accordance with any instructions of the Agent until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability (together with any applicable VAT) which it may incur in complying with those instructions.

(f)	Without prejudice to the provisions of the remainder of this Clause 29.4, in the absence of instructions, the Security Agent may act (or refrain from acting) as it considers in its discretion to be appropriate.

29.5	Duties of the Security Agent

(a)	The Security Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(b)	The Security Agent shall promptly:

(i)	forward to the Agent a copy of any document received by the Security Agent from any Obligor under any Finance Document; and

(ii)	forward to a Party the original or a copy of any document which is delivered to the Security Agent for that Party by any other Party.

(c)	Except where a Finance Document specifically provides otherwise, the Security Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)	If the Security Agent receives notice from a Party referring to any Finance Document, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Agent.

(e)	The Security Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

29.6	No Fiduciary Duties to Obligors

Nothing in any Finance Document constitutes the Security Agent as trustee or fiduciary of any Obligor.

29.7	No Duty to Account

The Security Agent shall not be bound to account to any other Secured Party for any sum or the profit element of any sum received by it for its own account.

29.8	Business with the Group

The Security Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

29.9	Rights and Discretions

(a)	The Security Agent may:

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(A)	any instructions received by it from the Agent are duly given in accordance with the terms of the Finance Documents;

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(C)	if it receives any instructions to act in relation to the Transaction Security, that all applicable conditions under the Finance Documents for so acting have been satisfied; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Security Agent may assume (unless it has received notice to the contrary in its capacity as Security Agent for the Secured Parties) that:

(i)	no Default has occurred;

(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and

(iii)	any notice made by the Company is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Security Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)	Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Security Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Security Agent (and so separate from any lawyers instructed by the Lenders and/or the Agent) if the Security Agent in its reasonable opinion deems this to be necessary.

(e)	The Security Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Security Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Security Agent, any Receiver and any Delegate may act in relation to the Finance Documents and the Transaction Security through its officers, employees and agents and shall not:

(i)	be liable for any error of judgment made by any such person; or

(ii)	be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part of any such person,

unless such error or such loss was directly caused by the Security Agent’s, Receiver’s or Delegate’s gross negligence or wilful misconduct.

(g)	Unless a Finance Document expressly specifies otherwise, the Security Agent may disclose to any other Party any information it reasonably believes it has received as security trustee under this Agreement.

(h)	Notwithstanding any other provision of any Finance Document to the contrary, the Security Agent is not obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(i)	Notwithstanding any provision of any Finance Document to the contrary, the Security Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

29.10	Responsibility for Documentation

None of the Security Agent, any Receiver nor any Delegate is responsible or liable for:

(a)	the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Security Agent, an Obligor or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security; or

(c)	any determination as to whether any information provided or to be provided to any Secured Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

29.11	No Duty to Monitor

The Security Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

29.12	Exclusion of Liability

(a)	Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Security Agent, any Receiver or Delegate), none of the Security Agent, any Receiver nor any Delegate will be liable for:

(i)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Transaction Security unless directly caused by its gross negligence or wilful misconduct;

(ii)	exercising or not exercising any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Transaction Security, other than by reason of its gross negligence or wilful misconduct (to the extent directly caused by the Security Agent);

(iii)	any shortfall which arises on the enforcement or realisation of the Transaction Security; or

(iv)	without prejudice to the generality of paragraphs (i) to (iii) above, any damages, costs, losses, any diminution in value or any liability whatsoever (but not including any claim based on the fraud of the Security Agent) arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets; breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)	No Party (other than the Security Agent, that Receiver or that Delegate (as applicable)) may take any proceedings against any officer, employee or agent of the Security Agent, a Receiver or a Delegate in respect of any claim it might have against the Security Agent, a Receiver or a Delegate or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Transaction Security and any officer, employee or agent of the Security Agent, a Receiver or a Delegate may rely on this Clause subject to Clause 1.4 (Third Party Rights) and the provisions of the Third Parties Act.

(c)	Nothing in this Agreement shall oblige the Security Agent to carry out:

(i)	any “know your customer” or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any other Secured Party,

on behalf of any other Secured Party and each other Secured Party confirms to the Security Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Security Agent.

(d)	Without prejudice to any provision of any Finance Document excluding or limiting the liability of the Security Agent, any Receiver or Delegate, any liability of the Security Agent, any Receiver or Delegate arising under or in connection with any Finance Document or the Transaction Security shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Security Agent, Receiver or Delegate (as the case may be) or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Security Agent, Receiver or Delegate (as the case may be) at any time which increase the amount of that loss. In no event shall the Security Agent, any Receiver or Delegate be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Security Agent, Receiver or Delegate (as the case may be) has been advised of the possibility of such loss or damages.

29.13	Lenders’ Indemnity to the Security Agent

(a)	Each Lender shall (in the proportion that its Commitments bear to the Total Commitments for the time being (or, if the Total Commitments are zero, immediately prior to their being reduced to zero)), indemnify the Security Agent and every Receiver and every Delegate, within three Business Days of demand, against any cost, loss or liability incurred by any of them (otherwise than by reason of the relevant Security Agent’s, Receiver’s or Delegate’s gross negligence or wilful misconduct (directly caused by it) in acting as Security Agent, Receiver or Delegate under, or exercising any authority conferred under, the Finance Documents (unless the relevant Security Agent, Receiver or Delegate has been reimbursed by an Obligor pursuant to a Finance Document)). For the avoidance of doubt, this Clause 29.13 includes all obligations of the Security Agent owed to the Common Security Agent pursuant to, and in accordance with, the Proceeds Loan Security.

(b)	Subject to paragraph (c) below, the Company shall immediately on demand reimburse any Lender for any payment that Lender makes to the Security Agent pursuant to paragraph (a) above.

(c)	Paragraph (b) above shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Security Agent to an Obligor.

29.14	Resignation of the Security Agent

(a)	The Security Agent may resign and appoint one of its Affiliates as successor by giving notice to the Lenders and the Company.

(b)	Alternatively the Security Agent may resign by giving 30 days’ notice to the Lenders and the Company, in which case the Majority Lenders may appoint a successor Security Agent.

(c)	If the Majority Lenders have not appointed a successor Security Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Security Agent (after consultation with the Agent) may appoint a successor Security Agent.

(d)	If the Security Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as security agent and the Security Agent is entitled to appoint a successor under paragraph (c) above, the Security Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Security Agent to become a party to this Agreement as Security Agent) agree with the proposed successor Agent amendments to this Clause 29 and any other term of this Agreement dealing with the rights or obligations of the Security Agent consistent with then current market practice for the appointment and protection of corporate agents or trustees together with any reasonably amendments to the security agency fee payable under this Agreement which are consistent with the successor Security Agent’s normal fee rates and those amendments will bind the Parties.

(e)	The retiring Security Agent shall, at its own cost, make available to the successor Security Agent such documents and records and provide such assistance as the successor Security Agent may reasonably request for the purposes of performing its functions as Security Agent under the Finance Documents. The Company shall, within three Business Days of demand, reimburse the retiring Security Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

(f)	The Security Agent’s resignation notice shall only take effect upon:

(i)	the appointment of a successor; and

(ii)	the transfer of all the Transaction Security to that successor.

(g)	Upon the appointment of a successor, the retiring Security Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (e) above) but shall remain entitled to the benefit of this Clause 29 and Clause 16.4 (Indemnity to the Security Agent) (and any Security Agent fees for the account of the retiring Security Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if that successor had been an original Party.

(h)	The Majority Lenders may, by notice to the Security Agent, require it to resign in accordance with paragraph (b) above. In this event, the Security Agent shall resign in accordance with paragraph (b) above but the cost referred to in paragraph (d) above shall be for the account of the Company.

29.15	Confidentiality

(a)	In acting as agent for the Secured Parties, the Security Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Security Agent, it may be treated as confidential to that division or department and the Security Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, the Security Agent is not obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty.

29.16	Information from the Lenders

Each Lender shall supply the Security Agent with any information that the Security Agent may reasonably specify as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent.

29.17	Credit Appraisal by the Secured Parties

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Secured Party confirms to the Security Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)	whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(d)	the adequacy, accuracy or completeness of any information provided by the Security Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

29.18	Reliance and Engagement Letters

The Security Agent may obtain and rely on any certificate or report from any Obligor’s auditor and may enter into any reliance letter or engagement letter relating to that certificate or report on such terms as it may consider appropriate (including, without limitation, restrictions on the auditor’s liability and the extent to which that certificate or report may be relied on or disclosed).

29.19	No responsibility to Perfect Transaction Security

The Security Agent shall not be liable for any failure to:

(a)	require the deposit with it of any deed or document certifying, representing or constituting the title of any Obligor to any of the Charged Property;

(b)	obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any Finance Document or the Transaction Security;

(c)	register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any law or regulation or to give notice to any person of the execution of any Finance Document or of the Transaction Security;

(d)	take, or to require any Obligor to take, any step to perfect its title to any of the Charged Property or to render the Transaction Security effective or to secure the creation of any ancillary Security under any law or regulation; or

(e)	require any further assurance in relation to any Transaction Security Document.

29.20	Insurance by Security Agent

The Security Agent shall not be obliged:

(a)	to insure any of the Charged Property;

(b)	to require any other person to maintain any insurance; or

(c)	to verify any obligation to arrange or maintain insurance contained in any Finance Document,

and the Security Agent shall not be liable for any damages, costs or losses to any person as a result of the lack of, or inadequacy of, any such insurance.

29.21	Custodians and Nominees

The Security Agent may appoint and pay any person to act as a custodian or nominee on any terms in relation to any asset of the trust as the Security Agent may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement and the Security Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person.

29.22	Delegation by the Security Agent

(a)	Each of the Security Agent, any Receiver and any Delegate may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any right, power, authority or discretion vested in it in its capacity as such.

(b)	That delegation may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions that the Security Agent, that Receiver or that Delegate (as the case may be) may, in its discretion, think fit in the interests of the Secured Parties.

(c)	No Security Agent, Receiver or Delegate shall be bound to supervise, or be in any way responsible for any damages, costs or losses incurred by reason of any misconduct, omission or default on the part of, any such delegate or sub-delegate.

29.23	Additional Security Agents

(a)	The Security Agent may at any time appoint (and subsequently remove) any person to act as a separate security agent or as a co-security agent jointly with it:

(i)	if it considers that appointment to be in the interests of the Secured Parties; or

(ii)	for the purposes of conforming to any legal requirement, restriction or condition which the Security Agent deems to be relevant; or

(iii)	for obtaining or enforcing any judgment in any jurisdiction,

and the Security Agent shall give prior notice to the Company and the Secured Parties of that appointment.

(b)	Any person so appointed shall have the rights, powers, authorities and discretions (not exceeding those given to the Security Agent under or in connection with the Finance Documents) and the duties, obligations and responsibilities that are given or imposed by the instrument of appointment.

(c)	The remuneration that the Security Agent may pay to that person, and any costs and expenses (together with any applicable VAT) incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the Security Agent.

29.24	Acceptance of Title

The Security Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that any Obligor may have to any of the Charged Property and shall not be liable for, or bound to require any Obligor to remedy, any defect in its right or title.

29.25	Release of the Transaction Security and Reassignment

After the end of the Security Period, the Security Agent shall, at the request and cost of the Company, and subject to the terms of the relevant Transaction Security Document, execute all such documents and do all such other things as may be required to release the Assigned Rights (including reassigning all Assigned Rights to the Company), without recourse to or any representation or warranty by or from the Security Agent.

29.26	Releases

Upon a disposal of any of the Charged Property pursuant to the enforcement of the Transaction Security by a Receiver or the Security Agent, the Security Agent is irrevocably authorised (at the cost of the Obligors and without any consent, sanction, authority or further confirmation from any other Secured Party) to release, without recourse or warranty, that property from the Transaction Security and to execute any release of the Transaction Security or other claim over that asset and to issue any certificates of non-crystallisation of floating charges that may be required or desirable.

29.27	Order of Application

All amounts from time to time received or recovered by the Security Agent pursuant to the terms of any Finance Documents, under Clause 29.2 (Parallel Debt (Covenant to Pay the Security Agent)), or in connection with the realisation or enforcement of all or any part of the Transaction Security shall be held by the Security Agent on trust to apply them at any time as the Security Agent (in its discretion) sees fit, to the extent permitted by applicable law, in the following order of priority:

(a)	in discharging any sums owing to the Security Agent (in its capacity as such) (other than pursuant to Clause 29.2 (Parallel Debt (Covenant to Pay the Security Agent))), any Receiver or any Delegate;

(b)	in payment or distribution to the Agent, on its behalf and on behalf of the other Secured Parties, for application towards the discharge of all sums due and payable by any Obligor under any of the Finance Documents in accordance with Clause 32.6 (Partial Payments), provided that the Security Agent receives a certificate in a satisfactory form from the Agent certifying the amount then due and outstanding under the relevant Finance Documents;

(c)	if none of the Obligors is under any further actual or contingent liability under any Finance Document, in payment or distribution to any person to whom the Security Agent is obliged to pay or distribute in priority to any Obligor; and

(d)	the balance, if any, in payment or distribution to the relevant Obligor.

29.28	Investment of Proceeds

Prior to the application of the proceeds of the Transaction Security in accordance with Clause 29.27 (Order of Application) the Security Agent may, at its discretion, hold all or part of those proceeds in one or more interest bearing suspense or impersonal accounts in the name of the Security Agent with any financial institution (including itself) and for so long as the Security Agent thinks fit (the interest being credited to the relevant account) pending the application from time to time of those monies at the Security Agent’s discretion in accordance with the provisions of Clause 29.27 (Order of Application).

29.29	Currency Conversion

(a)	For the purpose of, or pending the discharge of, any of the Secured Obligations the Security Agent may convert any moneys received or recovered by the Security Agent from one currency to another, at the spot rate at which the Security Agent is able to purchase the currency in which the Secured Obligations are due with the amount received.

(b)	The obligations of any Obligor to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.

29.30	Permitted Deductions

The Security Agent shall be entitled (A) to set aside by way of reserve amounts required to meet and (B) to make and pay, any deductions and withholdings (on account of Taxes or otherwise) which it is or may be required by any law or regulation to make from any distribution or payment made by it under this Agreement, and to pay all Taxes which may be assessed against it in respect of any of the Charged Property, or as a consequence of performing its duties or exercising its rights, powers, authorities and discretions, or by virtue of its capacity as Security Agent under any of the Finance Documents or otherwise (other than in connection with its remuneration for performing its duties under this Agreement).

29.31	Good Discharge

(a)	Any distribution or payment to be made in respect of the Secured Obligations by the Security Agent may be made to the Agent on behalf of the Lenders and any distribution or payment made in that way shall be a good discharge, to the extent of that payment or distribution, by the Security Agent.

(b)	The Security Agent is under no obligation to make payment to the Agent in the same currency as that in which any Unpaid Sum is denominated.

29.32	Amounts received by Obligors

If any of the Obligors receives or recovers any amount which, under the terms of any of the Finance Documents, should have been paid to the Security Agent, that Obligor will hold the amount received or recovered on trust for the Security Agent and promptly pay that amount to the Security Agent for application in accordance with the terms of this Agreement.

29.33	Application and Consideration

In consideration for the covenants given to the Security Agent by each Obligor in relation to Clause 29.2 (Parallel Debt (Covenant to Pay the Security Agent)), the Security Agent agrees with each Obligor to apply all moneys from time to time paid by such Obligor to the Security Agent in accordance with the foregoing provisions of this Clause 29.

29.34	Winding up of Trust

If the Security Agent, with the approval of each Secured Party, determines that:

(a)	all of the Secured Obligations and all other obligations secured by the Transaction Security Documents have been fully and finally discharged; and

(b)	no Secured Party is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Obligor pursuant to the Finance Documents,

then:

(i)	the trusts set out in this Agreement shall be wound up and the Security Agent shall release, without recourse or warranty, all of the Transaction Security and the rights of the Security Agent under each of the Transaction Security Documents; and

(ii)	any Security Agent which has resigned pursuant to Clause 29.14 (Resignation of the Security Agent) shall release, without recourse or warranty, all of its rights under each Transaction Security Document.

29.35	Powers Supplemental to Trustee Acts

The rights, powers, authorities and discretions given to the Security Agent under or in connection with the Finance Documents shall be supplemental to the Trustee Act 1925 and the Trustee Act 2000 and in addition to any which may be vested in the Security Agent by law or regulation or otherwise.

29.36	Disapplication of Trustee Acts

Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Agent in relation to the trusts constituted by this Agreement. Where there are any inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 and the provisions of this Agreement, the provisions of this Agreement shall, to the extent permitted by law and regulation, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act.

29.37	Obligors: Power of Attorney

Each Obligor by way of security for its obligations under the Finance Documents irrevocably appoints the Security Agent to be its attorney to do anything which that Obligor has authorised the Security Agent or any other Party to do under any Finance Document or is itself required to do under this Agreement but has failed to do (and the Security Agent may delegate that power on such terms as it sees fit).

29.38	Calculation of Amounts

For the purpose of calculating any person’s share of any amount payable to or by it, the Security Agent shall be entitled to:

(a)	rely on a certificate received pursuant to Clause 29.27(b) ( Order of Application) from the Agent as to the Liabilities then owing to the Finance Parties on whose behalf the Agent acts;

(b)	notionally convert the Liabilities owed to any person into dollars (or any other a common base currency agreed between the Security Agent and the Agent (acting on the instruction of the Majority Lenders), that notional conversion to be made at the spot rate at which the Security Agent is able to purchase dollars (or the agreed common base currency) with the actual currency of the Liabilities owed to that person at the time at which that calculation is to be made; and

(c)	assume that all amounts received or recovered as a result of the enforcement or realisation of the relevant Assigned Rights are applied in discharge of the Liabilities in accordance with the terms of the Finance Documents under which those Liabilities have arisen.

30.	Conduct of Business by the Finance Parties

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

31.	Sharing amongst the Finance Parties

31.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 32 (Payment Mechanics) or Clause 29.27 (Order of Application) to and including Clause 29.33 (Application and Consideration) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 32 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 32.6 (Partial Payments).

31.2	Redistribution of Payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 32.6 (Partial Payments) towards the obligations of that Obligor to the Sharing Finance Parties.

31.3	Recovering Finance Party’s Rights

On a distribution by the Agent under Clause 31.2 (Redistribution of Payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

31.4	Reversal of Redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

31.5	Exceptions

(a)	This Clause 31 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified the other Finance Party of the legal or arbitration proceedings; and

(ii)	the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

Section 11

Administration

32.	Payment Mechanics

32.1	Payments to the Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in such Participating Member State or London, as specified by the Agent) and with such bank as the Agent, in each case, specifies.

32.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 32.3 (Distributions to an Obligor) and Clause 32.4 (Clawback and Pre-Funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank specified by that Party in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London, as specified by that Party).

32.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 33 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

32.4	Clawback and Pre-Funding

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	Unless paragraph (c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall, on demand, refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

(c)	If the Agent has notified the Lenders that it is willing to make available amounts for the account of a Company before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to a Company:

(i)	the Agent shall notify the Company of that Lender’s identity and the Company to whom that sum was made available shall on demand refund it to the Agent; and

(ii)	the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Company to whom that sum was made available, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

32.5	Impaired Agent

(a)	If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 32.1 (Payments to the Agent) may instead either:

(i)	pay that amount direct to the required recipient(s); or

(ii)	if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s), pay that amount or the relevant part of that amount to an interest-bearing account held with an Acceptable Bank within the meaning of paragraph (a) of the definition of “Acceptable Bank” and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment (the “Paying Party”) and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the “Recipient Party” or “Recipient Parties”).

In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements.

(c)	A Party which has made a payment in accordance with this Clause 32.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)	Promptly upon the appointment of a successor Agent in accordance with Clause 28.13 (Replacement of the Agent), each Paying Party shall (other than to the extent that that Party has given an instruction pursuant to paragraph (e) below) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with Clause 32.2 (Distributions by the Agent).

(e)	A Paying Party shall, promptly upon request by a Recipient Party and to the extent:

(i)	that it has not given an instruction pursuant to paragraph (d) above; and

(ii)	that it has been provided with the necessary information by that Recipient Party,

give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.

32.6	Partial Payments

(a)	If the Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid amount owing to the Agent or the Security Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under those Finance Documents;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under those Finance Documents; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

32.7	Set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

32.8	Business Days

(a)	Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

32.9	Currency of Account

(a)	Subject to paragraphs (b) to (e) below, USD is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated, pursuant to this Agreement, on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated, pursuant to this Agreement, when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than USD shall be paid in that other currency.

32.10	Change of Currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.

32.11	Disruption to Payment Systems Etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Company that a Disruption Event has occurred:

(a)	the Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)	the Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 38 (Amendments and Waivers);

(e)	the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 32.11; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

32.12	Amounts paid in error

(a)	If the Agent or the Security Agent pays an amount to a Finance Party and within 60 Business Days of the date of payment, the Agent or the Security Agent notifies that Finance Party that such payment was an Erroneous Payment (as defined in paragraph (d) below) then the Finance Party to whom that amount was paid by the Agent or the Security Agent shall on demand refund the same to the Agent or the Security Agent (together with interest on that amount from the date of payment to the date of receipt by the Agent or Security Agent, if any), calculated by the Agent or the Security Agent to reflect its cost of funds.

(b)	Neither:

(i)	the obligations of any Finance Party to the Agent and the Security Agent; nor

(ii)	the remedies of the Agent and the Security Agent,

(whether arising under this Clause 32.12 or otherwise) which relate to an Erroneous Payment will be affected by any act, omission, matter or thing which, but for this paragraph (b), would reduce, release or prejudice any such obligation or remedy (whether or not known by the Agent, the Security Agent or any other Finance Party).

(c)	All payments to be made by a Finance Party to the Agent or the Security Agent (whether made pursuant to this Clause 32.12 or otherwise) which relate to an Erroneous Payment shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

(d)	In this Agreement, “Erroneous Payment” means a payment of an amount by the Agent or the Security Agent to another Finance Party which the Agent or the Security Agent determines (in its sole discretion) was made in error.

33.	Set-Off

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

34.	Notices

34.1	Communications in Writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by e-mail or letter.

34.2	Addresses

The physical address and e-mail address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Company, that identified with its name below;

(b)	in the case of each Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent or the Security Agent, that identified with its name below,

or any substitute physical address, e-mail address or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

34.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of e-mail, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 34.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent or Security Agent will be effective only when actually received by the Agent or Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s or Security Agent’s signature below (or any substitute department or officer as the Agent or Security Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Company in accordance with this Clause 34.3 will be deemed to have been made or delivered to each of the Obligors.

(e)	Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5.00 pm in the place of receipt shall be deemed only to become effective on the following day.

34.4	Notification of Physical Address and E-mail Address

Promptly upon changing its physical address or e-mail address, the Agent shall notify the other Parties.

34.5	Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

34.6	Electronic Communication

(a)	Any communication or document to be made or delivered by one Party between any two Parties under or in connection with the Finance Documents may be made or delivered by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

(b)	Any such electronic communication or delivery as specified in paragraph (a) above to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication or delivery.

(c)	Any such electronic communication or document as specified in paragraph (a) above made or delivered by one Party to another between any two Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication or document made or delivered by a Party to the Agent or Security Agent only if it is addressed in such a manner as the Agent or the Security Agent shall specify for this purpose.

(d)	Any electronic communication or document which becomes effective, in accordance with paragraph (c) above, after 5.00 pm in the place in which the Party to whom the relevant communication or document is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

(e)	Any reference in a Finance Document to a communication being sent or received or document being delivered shall be construed to include that communication or document being made available in accordance with this Clause 34.6.

(f)	The Company may satisfy its obligations under this Agreement to deliver information in relation to a Lender by delivering that information directly to that Lender in accordance with this Clause 34.6 to the extent that Lender and the Agent agree to this method of delivery.

34.7	Use of Websites

(a)	The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Company and the Agent (the “Designated Website”) if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Company and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Company and the Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Company accordingly and the Company shall at its own cost supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Company shall at its own cost supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Agent.

(c)	The Company shall promptly, upon becoming aware of its occurrence, notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Company notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)	Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company shall, at its own cost, comply with any such request within ten Business Days.

34.8	English Language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

35.	Calculations and Certificates

35.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

35.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

35.3	Day Count Convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Market differs, in accordance with that market practice.

36.	Partial Invalidity

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

37.	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document. No election to affirm any Finance Document on the part of any Finance Party or Secured Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

38.	Amendments and Waivers

38.1	Required Consents

(a)	Subject to Clause 38.2 (All Lender Matters) and Clause 38.3 (Other Exceptions), any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Company and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 38.

(c)	Without prejudice to the generality of paragraphs (c), (d) and (e) of Clause 28.7 (Rights and Discretions), the Agent may engage, pay for and rely on the services of lawyers in determining the consent level required for and effecting any amendment, waiver or consent under this Agreement.

(d)	Each Obligor agrees to any such amendment or waiver permitted by this Clause 38 which is agreed to by the Company. This includes any amendment or waiver which would, but for this paragraph (d), require the consent of all of the Guarantors.

(e)	Paragraph (c) of Clause 25.10 (Pro rata Interest Settlement) shall apply to this Clause 38.

38.2	All Lender Matters

Subject to Clause 38.8 (Changes to Reference Rates), an amendment, waiver or (in the case of a Transaction Security Document) a consent of, or in relation to, any term of any Finance Document that has the effect of changing or which relates to:

(a)	the definition of “Change of Control” or “Majority Lenders” in Clause 1.1 (Definitions);

(b)	an extension to the date of payment of any amount under the Finance Documents (other than in relation to Clause 8 (Mandatory Prepayment and Cancellation));

(c)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(d)	a change in currency of payment of any amount under the Finance Documents;

(e)	an increase in any Commitment or the Total Commitments, an extension of any Availability Period or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the relevant Facility;

(f)	a change to the Guarantors other than in accordance with Clause 27 (Changes to the Obligors);

(g)	any provision which expressly requires the consent of all the Lenders;

(h)	Clause 20.29 (Sanctions), Clause 20.19 (Anti-Corruption Laws), Clause 21.10 (Notification of Sanctions) and Clause 23.6 (Sanctions) and the definition of “Restricted Party”, “Sanctioned Country”, “Sanctions”, “Sanctions Authorities”, “Sanctions List”, “Sanctions Mandatory Prepayment Event” and “Sanctions Requirements” in Clause 1.1 (Definitions);

(i)	Clause 2.4 (Finance Parties’ Rights and Obligations), Clause 5.1 (Delivery of a Utilisation Request), Clause 7.1 (Illegality), Clause 8 (Mandatory Prepayment and Cancellation), paragraph (a) of Clause 8.1 (Exit) and the definition of “Change of Control” in Clause 1.1 (Definitions), Clause 8.5 (Application of Mandatory Prepayments and Cancellations), Clause 9.8 (Application of Prepayments), Clause 25 (Changes to the Lenders), Clause 27 (Changes to the Obligors), this Clause 38, Clause 45 (Governing Law) or Clause 46.1 (Jurisdiction of English Courts);

(j)	(other than as expressly permitted by the provisions of any Finance Document) the nature or scope of:

(i)	the guarantee and indemnity granted under Clause 19 (Guarantee and Indemnity);

(ii)	the Charged Property; or

(iii)	the manner in which the proceeds of enforcement of the Transaction Security are distributed,

(except in the case of paragraphs (ii) and (iii) above, insofar as it relates to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document);

(k)	the release of any guarantee and indemnity granted under Clause 19 (Guarantee and Indemnity) or of any Transaction Security unless permitted under this Agreement or any other Finance Document or relating to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is permitted under this Agreement or any other Finance Document; or

(l)	any amendment to the order of priority or subordination under the Subordination Deed,

shall not be made, or given, without the prior consent of all the Lenders.

38.3	Other Exceptions

(a)	An amendment or waiver which relates to the rights or obligations of the Agent or the Arranger (each in their capacity as such) may not be effected without the consent of the Agent or the Arranger, as the case may be.

(b)	Any term of the Finance Documents may be waived by the Company and the Agent without the consent of any other Party in order to cure defects or omissions or resolve ambiguities or inconsistencies or correct manifest error, if such amendment or waiver is of a minor, technical or administrative nature, or otherwise if such amendment or waiver is for the benefit of all or any of the Lenders where the remaining Lenders are not adversely affected thereby.

(c)	The Company and the Agent will promptly enter into any amendments to this Agreement as the Company or the Agent (as the case may be) considers necessary (each acting reasonably and in good faith) to ensure that the terms of Schedule 16 (Additional Information Undertakings), Schedule 17 (Additional General Undertakings) and Schedule 18 (Certain New York Law Defined Terms) accurately reflect the equivalent terms of the Senior Notes as set out in the relevant Senior Notes Indenture in its original form that are in effect on the Senior Notes Issue Date (any such change, a “Conforming Covenant Change”) (but having regard to the status of the Facility and excluding: (i) any change of control “portability” feature therein; and (ii) certain undertakings and certain events of default only included in the terms of the Senior Notes and not included in the terms of this Agreement (or vice versa) as at the date of this Agreement). The Agent is authorised and instructed by each Finance Party (without any further consent, sanction, authority or further confirmation from them) to enter into such documentation as is reasonably required by the Company (or the Agent to make any such Conforming Covenant Changes and shall promptly enter into such documentation on the request and at the cost of the Company).

38.4	Excluded Commitments

If:

(a)	any Defaulting Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within five Business Days of that request being made; or

(b)	any Lender which is not a Defaulting Lender fails to respond to such a request (other than an amendment, waiver or consent referred to in paragraphs (b), (c) and (e) of Clause 38.2 (All Lender Matters)) or such a vote within 15 Business Days of that request being made,

(unless, in either case, the Company and the Agent agree to a longer time period in relation to any request):

(i)	its Commitment(s) shall not be included for the purpose of calculating the Total Commitments under the relevant Facility/ies when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments has been obtained to approve that request; and

(ii)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

38.5	Replacement of Lender

(a)	If an Obligor becomes obliged to repay any amount in accordance with Clause 7.1 (Illegality) or to pay additional amounts pursuant to Clause 15.1 (Increased Costs), Clause 14.2 (Tax Gross-Up) or Clause 14.3 (Tax Indemnity) to any Lender, then the Company may, on 60 Business Days’ prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 25 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 25 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest (to the extent that the Agent has not given a notification under Clause 25.10 (Pro rata Interest Settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	The replacement of a Lender pursuant to this Clause 38.5 shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Agent;

(ii)	neither the Agent nor the Lender shall have any obligation to the Company to find a Replacement Lender;

(iii)	in no event shall the Lender replaced under this Clause 38.5 be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents; and

(iv)	the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer.

(c)	A Lender shall perform the checks described in paragraph (b)(iv) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Company when it is satisfied that it has complied with those checks.

38.6	Disenfranchisement of Defaulting Lenders

(a)	For so long as a Defaulting Lender has any Available Commitment, in ascertaining:

(i)	the Majority Lenders; or

(ii)	whether:

(A)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments under the relevant Facility/ies; or

(B)	the agreement of any specified group of Lenders,

has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents,

that Defaulting Lender’s Commitments under the relevant Facility/ies will be reduced by the amount of its Available Commitments under the relevant Facility/ies and, to the extent that that reduction results in that Defaulting Lender’s Total Commitments being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of paragraphs (i) and (ii) above.

(b)	For the purposes of this Clause 38.6, the Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Agent that it has become a Defaulting Lender;

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of “Defaulting Lender” has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

38.7	Replacement of a Defaulting Lender

(a)	The Company may, at any time a Lender has become and continues to be a Defaulting Lender, by giving 60 Business Days’ prior written notice to the Agent and such Lender:

(i)	replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 25 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement;

(ii)	require such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 25 (Changes to the Lenders) all (and not part only) of the undrawn Commitment of the Lender; or

(iii)	require such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 25 (Changes to the Lenders) all (and not part only) of its rights and obligations in respect of the Facility, to a Replacement Lender which confirms its willingness to assume and does assume all the obligations, or all the relevant obligations, of the transferring Lender in accordance with Clause 25 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer which is either:

(iv)	in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest (to the extent that the Agent has not given a notification under Clause 25.10 (Pro rata Interest Settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents; or

(v)	in an amount agreed between that Defaulting Lender, the Replacement Lender and the Company and which does not exceed the amount described in paragraph (i) above.

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause 38.7 shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Agent;

(ii)	neither the Agent nor the Defaulting Lender shall have any obligation to the Company to find a Replacement Lender;

(iii)	the transfer must take place no later than 60 Business Days after the notice referred to in paragraph (a) above;

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents; and

(v)	the Defaulting Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer to the Replacement Lender.

(c)	The Defaulting Lender shall perform the checks described in paragraph (b)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Company when it is satisfied that it has complied with those checks.

38.8	Changes to Reference Rates

(a)	Subject to Clause 38.3 (Other Exceptions), if an RFR Replacement Event has occurred any amendment or waiver which relates to:

(i)	providing for the use of a Replacement Reference Rate in place of (or in addition to) the RFR; and

(ii)

(A)	aligning any provision of any Finance Document to the use of that Replacement Reference Rate;

(B)	enabling that Replacement Reference Rate to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Reference Rate to be used for the purposes of this Agreement);

(C)	implementing market conventions applicable to that Replacement Reference Rate;

(D)	providing for appropriate fallback (and market disruption) provisions for that Replacement Reference Rate; or

(E)	adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Agent (acting on the instructions of the Majority Lenders, the Agent and the Company).

(b)	An amendment or waiver that relates to, or has the effect of, aligning the means of calculation of interest on a Loan under this Agreement to any recommendation of a Relevant Nominating Body which:

(i)	relates to the use of the RFR on a compounded basis in the international or any relevant domestic syndicated loan markets; and

(ii)	is issued on or after the date of this Agreement,

may be made with the consent of the Agent (acting on the instructions of the Majority Lenders, the Agent and the Company.)

(c)	If any Lender fails to respond to a request for an amendment or waiver described in paragraph (a) or paragraph (b) above within ten Business Days (or such longer time period in relation to any request which the Company and the Agent may agree) of that request being made:

(i)	its Commitment shall not be included for the purpose of calculating the Total Commitments under the Facility when ascertaining whether any relevant percentage of Total Commitments has been obtained to approve that request; and

(ii)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

(d)	In this Clause 38.8:

“RFR Replacement Event” means:

(a)	the methodology, formula or other means of determining the RFR has, in the opinion of the Majority Lenders, the Agent and the Company materially changed;

(b)

(i)

(A)	the administrator of the RFR or its supervisor publicly announces that such administrator is insolvent; or

(B)	information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of the RFR is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide the RFR;

(ii)	the administrator of the RFR publicly announces that it has ceased or will cease, to provide the RFR permanently or indefinitely and, at that time, there is no successor administrator to continue to provide the RFR;

(iii)	the supervisor of the administrator of the RFR publicly announces that the RFR has been or will be permanently or indefinitely discontinued; or

(iv)	the administrator of the RFR or its supervisor announces that the RFR may no longer be used; or

(c)	the administrator of the RFR determines that the RFR should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(i)	the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Majority Lenders, the Agent and the Company) temporary; or

(ii)	the RFR is calculated in accordance with any such policy or arrangement for a period no less than the period specified as the “RFR Contingency Period” in the Reference Rate Terms; or

(d)	in the opinion of Majority Lenders, the Agent and the Company, the RFR is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

“Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

“Replacement Reference Rate” means a reference rate which is:

(a)	formally designated, nominated or recommended as the replacement for the RFR by:

(i)	the administrator of the RFR (provided that the market or economic reality that such reference rate measures is the same as that measured by the RFR); or

(ii)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Reference Rate” will be the replacement under paragraph (ii) above;

(b)	in the opinion of Majority Lenders, the Agent and the Company, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to the RFR; or

(c)	in the opinion of the Majority Lenders, the Agent and the Company, an appropriate successor to the RFR.

39.	Confidential Information

39.1	Confidentiality

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 39.2 (Disclosure of Confidential Information) and Clause 39.3 (Disclosure to Numbering Service Providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

39.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners, insurers, insurance brokers, service providers and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent, to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)	appointed by any Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (b) of Clause 28.15 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 25.9 (Security over Lenders’ Rights);

(viii)	who is a Party; or

(ix)	with the consent of the Company,

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)	in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)	in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances; and

(c)	to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party;

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information; and

(e)	to any direct or indirect providers of credit protection.

39.3	Disclosure to Numbering Service Providers

(a)	Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:

(i)	names of Obligors;

(ii)	country of domicile of Obligors;

(iii)	place of incorporation of Obligors;

(iv)	date of this Agreement;

(v)	Clause 45 (Governing Law);

(vi)	the names of the Agent and the Arranger;

(vii)	date of each amendment and restatement of this Agreement;

(viii)	amounts of, and names of, the Facility (and any tranches);

(ix)	amount of Total Commitments;

(x)	currencies of the Facility;

(xi)	type of the Facility;

(xii)	ranking of the Facility;

(xiii)	Termination Date for the Facility;

(xiv)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xiii) above; and

(xv)	such other information agreed between such Finance Party and the Company,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	Each Obligor represents that none of the information set out in paragraphs (i) to (xv) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.

(d)	The Agent shall notify the Company and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facility and/or one or more Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more Obligors by such numbering service provider.

(e)	Nothing in any Finance Document shall prevent disclosure of any Confidential Information or other matter to the extent that preventing that disclosure would otherwise cause any transaction contemplated by the Finance Documents or any transaction carried out in connection with any transaction contemplated by the Finance Documents to become an arrangement described in Part II A 1 of Annex IV of Directive 2011/16/EU.

39.4	Entire Agreement

This Clause 39 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

39.5	Inside Information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

39.6	Notification of Disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 39.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 39.

39.7	Continuing Obligations

The obligations in this Clause 39 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of 12 months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

40.	Confidentiality of Funding Rates

40.1	Confidentiality and Disclosure

(a)	The Agent and each Obligor agree to keep each Funding Rate (and, in the case of the Agent,) confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b) and (c) below.

(b)	The Agent may disclose:

(i)	any Funding Rate (to the relevant Company pursuant to Clause 10.4 (Notification of Rates of Interest)); and

(ii)	any Funding Rate to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender.

(c)	The Agent may disclose any Funding Rate, and each Obligor may disclose any Funding Rate, to:

(i)	any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or is otherwise bound by requirements of confidentiality in relation to it;

(ii)	any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(iii)	any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Lender.

40.2	Related Obligations

(a)	The Agent and each Obligor acknowledge that each Funding Rate is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and each Obligor undertake not to use any Funding Rate for any unlawful purpose.

(b)	The Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender:

(i)	of the circumstances of any disclosure made pursuant to paragraph (c)(ii) of Clause 40.1 (Confidentiality and Disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this Clause 40.

40.3	No Event of Default

No Event of Default will occur under Clause 24.3 (Other Obligations) by reason only of an Obligor’s failure to comply with this Clause 40.

41.	Disclosure of Lender details by Agent

41.1	Supply of Lender Details to Company

The Agent shall provide to the Company, within ten Business Days of request by the Company (but no more frequently than once per calendar month), a list (which may be in electronic form) setting out the names of the Lenders as at the date of that request, their respective Commitments, the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the transmission of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Agent to that Lender under the Finance Documents.

41.2	Supply of Lender Details at Company’s direction

(a)	The Agent shall, at the request of the Company, disclose the identity of the Lenders and the details of the Lenders’ Commitments to any:

(i)	other Party or any other person if that disclosure is made to facilitate, in each case, a refinancing of the Financial Indebtedness arising under the Finance Documents or a material waiver or amendment of any term of any Finance Document; and

(ii)	member of the Group.

(b)	Subject to paragraph (c) below, the Company shall procure that the recipient of information disclosed pursuant to paragraph (a) above shall keep such information confidential and shall not disclose it to anyone and shall ensure that all such information is protected with security measures and a degree of care that would apply to the recipient’s own confidential information.

(c)	The recipient may disclose such information to any of its officers, directors, employees, professional advisers, auditors and partners as it shall consider appropriate if any such person is informed in writing of its confidential nature, except that there shall be no such requirement to so inform if that person is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by duties of confidentiality in relation to the information.

41.3	Supply of Lender Details to Other Lenders

(a)	If a Lender (a “Disclosing Lender”) indicates to the Agent that the Agent may do so, the Agent shall disclose that Lender’s name and Commitment to any other Lender that is, or becomes, a Disclosing Lender.

(b)	The Agent shall, if so directed by the Requisite Lenders, request each Lender to indicate to it whether it is a Disclosing Lender.

41.4	Lender Enquiry

If any Lender believes that any entity is, or may be, a Lender and:

(a)	that entity ceases to have an Investment Grade Rating; or

(b)	an Insolvency Event occurs in relation to that entity,

the Agent shall, at the request of that Lender, indicate to that Lender the extent to which that entity has a Commitment.

41.5	Lender Details Definitions

In this Clause 41:

“Investment Grade Rating” means, in relation to an entity, a rating for its long-term unsecured and non-credit-enhanced debt obligations of BBB- or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or Baa3 or higher by Moody’s Investors Service Limited or a comparable rating from an internationally recognised credit rating agency.

“Requisite Lenders” means a Lender or Lenders whose Commitments aggregate x per cent. (or more) of the Total Commitments (or if the Total Commitments have been reduced to zero, aggregated x per cent. (or more) of the Total Commitments immediately prior to that reduction).

42.	Contractual Recognition of Bail In

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

43.	Supported QFCs

To the extent that the Finance Documents provide support, through a guarantee or otherwise, for any hedging agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Finance Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)	In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Finance Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Finance Documents were governed by the laws of the United States or a state of the United States.

(b)	As used in this Clause 43 the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 United States Code 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 Code of Federal Regulations §252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 Code of Federal Regulations §47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 Code of Federal Regulations §382.2(b).

“Default Right” has the meaning given to that term in, and shall be interpreted in accordance with, 12 Code of Federal Regulations §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning given to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 United States Code 5390(c)(8)(D).

44.	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

Section 12

Governing Law and Enforcement

45.	Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law, except for Schedule 16 (Additional Information Undertakings), Schedule 17 (Additional General Undertakings), Schedule 18 (Certain New York Law Definitions) of this Agreement and any non-contractual obligations arising out of or in connection with those schedules, which shall be interpreted in accordance with the laws of the State of New York (without prejudice to the fact that this Agreement is governed by English law).

46.	Enforcement

46.1	Jurisdiction of English Courts

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 46.1 is for the benefit of the Finance Parties and Secured Parties only. As a result, no Finance Party or Secured Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties and Secured Parties may take concurrent proceedings in any number of jurisdictions.

46.2	Service of Process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(i)	irrevocably appoints The Law Debenture Corporation plc as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(ii)	agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

(b)	If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Company (on behalf of all the Obligors) must immediately (and in any event within five days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose.

(c)	Each Obligor agrees and consents to the provisions of this Clause 46 and Clause 45 (Governing Law).

47.	Waiver of Immunity

47.1	Waiver of immunity

Each Obligor irrevocably and unconditionally:

(a)	agrees not to claim any immunity from proceedings brought by a Finance Party against it in relation to this Agreement and to ensure that no such claim is made on its behalf;

(b)	consents generally to the giving of an relief or the issue of any process in connection with those proceedings; and

(c)	waives all rights of immunity in respect of its assets.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1

The Original Parties

[*****]

Schedule 2

Conditions Precedent

[*****]

Schedule 3

Utilisation Request

[*****]

Schedule 4

Form of Transfer Certificate

[*****]

Schedule 5

Form of Assignment Agreement

[*****]

Schedule 6

Form of Accession Deed

[*****]

Schedule 7

Form of Resignation Letter

[*****]

Schedule 8

Form of Compliance Certificate

[*****]

Schedule 9

Timetables

[*****]

Schedule 10

Form of Increase Confirmation

[*****]

Schedule 11

Forms of Notifiable Debt Purchase Transaction Notice

[*****]

Schedule 12

Permitted Transferees

[*****]

Schedule 13

Reference Rate Terms

[*****]

Schedule 14

Daily Non-Cumulative Compounded RFR Rate

[*****]

Schedule 15

Cumulative Compounded RFR Rate

[*****]

Schedule 16

Additional Information Undertakings

[*****]

Schedule 17

Additional General Undertakings

[*****]

Schedule 18

Certain New York Law Definitions

[*****]

Schedule 19

Form of Accordion Increase Request

[*****]

Schedule 20

Form of Accordion Increase Confirmation

[*****]

Signature Pages

COMPANY

Axian Telecom

[*****]

SIGNATURE PAGE TO THE FACILITY AGREEMENT

ORIGINAL GUARANTOR

Telecom Malagasy

[*****]

SIGNATURE PAGE TO THE FACILITY AGREEMENT

ORIGINAL GUARANTOR

Towerco of Africa Ltd

[*****]

SIGNATURE PAGE TO THE CLUB FACILITY AGREEMENT

ORIGINAL GUARANTOR

Towerco Of Madagascar

[*****]

SIGNATURE PAGE TO THE CLUB FACILITY AGREEMENT

ORIGINAL GUARANTOR

Axian Financial Services Ltd

[*****]

SIGNATURE PAGE TO THE CLUB FACILITY AGREEMENT

ORIGINAL GUARANTOR

Axian Support Services Ltd

[*****]

SIGNATURE PAGE TO THE CLUB FACILITY AGREEMENT

ORIGINAL GUARANTOR

Silver Links Ltd

[*****]

SIGNATURE PAGE TO THE CLUB FACILITY AGREEMENT

ORIGINAL GUARANTOR

Discovery Place Ltd

[*****]

SIGNATURE PAGE TO THE CLUB FACILITY AGREEMENT

ORIGINAL GUARANTOR

Stellar-IX Data Centers Ltd

[*****]

SIGNATURE PAGE TO THE CLUB FACILITY AGREEMENT

ORIGINAL GUARANTOR

Meta Market Ltd

[*****]

SIGNATURE PAGE TO THE CLUB FACILITY AGREEMENT

ORIGINAL GUARANTOR

Honora Holdings Ltd

[*****]

SIGNATURE PAGE TO THE CLUB FACILITY AGREEMENT

ORIGINAL GUARANTOR

Honora Tanzania Public Limited Company

[*****]

SIGNATURE PAGE TO THE CLUB FACILITY AGREEMENT

MANDATED LEAD ARRANGER
The Standard Bank of South Africa Limited (acting through its Corporate and Investment Banking Division)

[*****]

SIGNATURE PAGE TO THE CLUB FACILITY AGREEMENT

LEAD ARRANGER
FirstRand Bank Limited (acting through its Rand Merchant Bank division)

[*****]

SIGNATURE PAGE TO THE CLUB FACILITY AGREEMENT

LEAD ARRANGER
The Mauritius Commercial Bank Limited

[*****]

SIGNATURE PAGE TO THE CLUB FACILITY AGREEMENT

LEAD ARRANGER
Standard Chartered Bank, Dubai International Financial Centre Branch, regulated by the Dubai Financial Services Authority

[*****]

SIGNATURE PAGE TO THE CLUB FACILITY AGREEMENT

AGENT
The Standard Bank of South Africa Limited (acting through its Corporate and Investment Banking Division)

[*****]

SIGNATURE PAGE TO THE CLUB FACILITY AGREEMENT

DOCUMENTATION BANK
The Standard Bank of South Africa Limited (acting through its Corporate and Investment Banking Division)

[*****]

SIGNATURE PAGE TO THE CLUB FACILITY AGREEMENT

ORIGINAL LENDER

The Standard Bank of South Africa Limited, Isle of Man Branch

[*****]

SIGNATURE PAGE TO THE CLUB FACILITY AGREEMENT

ORIGINAL LENDER
FirstRand Bank Limited (acting through its Rand Merchant Bank division)

[*****]

SIGNATURE PAGE TO THE CLUB FACILITY AGREEMENT

ORIGINAL LENDER

The Mauritius Commercial Bank Limited

[*****]

SIGNATURE PAGE TO THE CLUB FACILITY AGREEMENT

ORIGINAL LENDER

Standard Chartered Bank, Dubai International Financial Centre Branch, regulated by the Dubai Financial Services Authority

[*****]

SIGNATURE PAGE TO THE CLUB FACILITY AGREEMENT

ORIGINAL LENDER

Standard Bank (Mauritius) Limited

[*****]

SIGNATURE PAGE TO THE CLUB FACILITY AGREEMENT

SECURITY AGENT

Madison Pacific Trust Limited

[*****]

SIGNATURE PAGE TO THE CLUB FACILITY AGREEMENT